
                                                   Registration Number 333-30210

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       -----------------------------------
                                 AMENDMENT NO. 6
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         SHELBOURNE PROPERTIES II, INC.
             (Exact name of registrant as specified in its charter)

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
                  DELAWARE                                    6798                                    04-3502382
---------------------------------------------    --------------------------------    ----------------------------------------------
      (State or other jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer Identification Number)
       incorporation or organization)              Classification Code Number)



                         SHELBOURNE PROPERTIES II, INC.
                               5 CAMBRIDGE CENTER
                                    9th FLOOR
                               CAMBRIDGE, MA 02142
                                 (617) 234-3000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               ------------------

                                    COPY TO:
                              MARK I. FISHER, ESQ.
                             TODD J. EMMERMAN, ESQ.
                              ROSENMAN & COLIN LLP
                               575 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 940-8800

                               -------------------

         Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

         If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   PROSPECTUS/CONSENT SOLICITATION STATEMENT

                         Shelbourne Properties II, Inc.

                        1,237,916 Shares of common stock

         If you are a limited partner in High Equity Partners L.P. - Series 86, your vote is very important.

         Through this consent solicitation statement, we, as the general partners of your partnership, are asking you, the limited partners of your partnership, to approve the conversion of your partnership into a publicly-traded real estate investment trust called Shelbourne Properties II, Inc. If the conversion is approved, you will receive two shares of Shelbourne common stock, on a tax-free basis, for each of your partnership units. Shelbourne's common stock will be listed on the American Stock Exchange.

         We are making this proposal to satisfy the final requirement of a class action settlement approved by the California Superior Court. Holders of a majority of the limited partnership units must vote "YES" on the enclosed consent form for the proposal to be approved. If you have any questions, you may call (800) 322-2885.

         While you may realize a number of potential benefits from the conversion, there are material risks and potential disadvantages associated with the conversion as described in "Risk Factors," starting on page 18. In particular, you should consider that:

o Unlike your partnership, Shelbourne will have perpetual existence with no specific timing for liquidation of its assets.

o The estimated range of values for the shares of common stock following the conversion is less than the range of estimated liquidation values for your units.

o The estimated range of values for the shares of common stock following the conversion is less than the range of estimated going concern values for your units.

o Unlike your partnership, Shelbourne will be permitted to reinvest sale and financing proceeds.

o Shelbourne may incur substantial debt which could create the risk of default on its obligations and hinder its ability to pay dividends.

o The amount of Shelbourne's dividends may be less than prior distributions by your partnership.

o Shelbourne may make investments which are riskier than your partnership's current investments.

o If the conversion is approved, we will no longer be obligated to repay limited partners a maximum of $3.85 per unit, or $2,265,472 in the aggregate, upon liquidation of your partnership as repayment of fees previously received. Our obligation is reduced by approximately $0.49 per unit each year, and is eliminated in 2008.

o We have a conflict in recommending the conversion because our affiliate, Shelbourne Management LLC, will continue to receive fees for managing Shelbourne.

o If you vote against the conversion and the conversion is approved by your partnership, you will not be entitled to dissenters' or appraisal rights for your units.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this consent solicitation statement. Any representation to the contrary is a criminal offense.

         The date of this consent solicitation statement is February ___, 2001.

                               TABLE OF CONTENTS

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                                                                                                                               PAGE
SUMMARY TERM SHEET..............................................................................................................1

SUMMARY  2
   Background Of The Proposal...................................................................................................2
      Your Partnership..........................................................................................................2
      The Class Action Settlement...............................................................................................2
   Shelbourne...................................................................................................................3
   Risk Factors.................................................................................................................4
   Benefits of the Conversion...................................................................................................6
   Comparison of Your Partnership and Shelbourne................................................................................7
   Allocation of Common stock..................................................................................................13
   Alternatives to the Conversion..............................................................................................13
      Liquidation and Dissolution of Your Partnership..........................................................................13
      Continuation of Your Partnership.........................................................................................14
   Comparison Valuation Analyses...............................................................................................14
   General Partners'Recommendation.............................................................................................15
   Voting......................................................................................................................16
   Limited Partner List........................................................................................................17

RISK FACTORS...................................................................................................................18
   The conversion will result in a fundamental change in the nature of your investment to an interest in an entity with perpetual existence that may change its investments without your approval........................18
   Shelbourne's common stock may trade at prices below the estimated value of your units.......................................18
   Shelbourne's common stock may trade at prices below the estimated going concern value of your units...............................................................................................................18
   The estimated  value of Shelbourne's common stock assumes that the market will recognize
   Shelbourne's intention to leverage and grow its asset base..................................................................18
   Shelbourne's ability to incur debt increases Shelbourne's risk of default on its obligations which could, in turn, adversely affect Shelbourne's results of operations and distributions to stockholders.......................18
   Shelbourne may make investments which have a higher degree of risk than the investments held by your partnership.........................................................................................................19
   Dividends are not guaranteed and may fluctuate..............................................................................19
   If the conversion is approved our obligations to repay fees previously received by us upon liquidation of your partnership will be eliminated..........................................................................19
   We have a conflict of interest in recommending the conversion because we are affiliated with
   Shelbourne Management which will continue to receive fees for managing Shelbourne...........................................19
   Shelbourne Management will have a conflict of interest because its asset management fee will be based on Shelbourne's gross asset value and Shelbourne Management will have the ability to increase the gross asset value by incurring debt and acquiring new investments...........................................20
   You will not have any dissenters'or appraisal rights if you vote against the conversion.....................................20
   If the conversion is approved, Shelbourne intends to reinvest most of the cash that would otherwise be available for distribution by your partnership if the conversion is not approved...............................20
   Stockholders will be diluted by any subsequent equity issuances.............................................................20
   Shelbourne may enter into transactions with our affiliates which may not solely serve your interests as a stockholder..................................................................................................20
   The asset management fee payable by Shelbourne will increase to the extent that Shelbourne increases its gross assets, including through acquisitions and through leverage.............................................21
   Provisions in the Certificate, Bylaws and Shareholder Rights Agreement could inhibit changes in control..................................................................................................................21
   Shelbourne is subject to risks of default by borrowers and interest rate risks associated with investments in mortgage loans...............................................................................................22
   Shelbourne's performance and value are subject to risks associated with the real estate industry............................22
   Shelbourne  will face intense competition in all of its markets.............................................................23
   Shelbourne may not be able to re-lease properties upon the expiration of leases.............................................23

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
                               TABLE OF CONTENTS

   Shelbourne will be managed by a third-party advisor and will therefore have less control over its operations................23
   Shelbourne Management will have conflicts of interest in managing Shelbourne's business and may therefore make decisions or take actions that do not solely reflect your interests as a stockholder.....................................................23
   Many of Shelbourne's officers and directors will have conflicts of interest in managing Shelbourne's business and properties. Thus, they may make decisions or take actions that do not solely reflect your interests as a shareholder.............................................................................................23
   Shelbourne's retention of an external manager could adversely affect the value of your shares...............................24
   Shelbourne's ability to grow could be adversely affected if Shelbourne is not successful in raising capital.............................................................................................................24
   Fluctuations in interest rates could adversely affect the value of your shares..............................................24
   Illiquidity of real estate investments could adversely affect Shelbourne's financial condition..............................24
   Liability for environmental matters could adversely affect Shelbourne's financial condition.................................25
   Stockholder approval is not required for Shelbourne to discontinue its status as a real estate investment trust............................................................................................................25
   Uninsured losses could adversely affect Shelbourne's financial condition....................................................25
FEDERAL INCOME TAX RISKS.......................................................................................................26
   Failure to qualify or remain qualified as a real estate investment trust would cause Shelbourne to be taxed as a corporation................................................................................................26
   Shelbourne will be subject to a 4% nondeductible excise tax if it fails to distribute required amounts......................26
   There are potential tax disadvantages to conducting business as a real estate investment trust..............................27

BENEFITS OF THE CONVERSION.....................................................................................................28
   Greater Market Value........................................................................................................28
   Tax-Free Receipt of Common Stock............................................................................................28
   Greater Liquidity and More Efficient Market.................................................................................28
   Ability to Make New Investments.............................................................................................28
   Required Dividends..........................................................................................................28
   Beneficial Company Structure................................................................................................28
   Elected Governance..........................................................................................................29
   Ability to Raise Capital....................................................................................................29
   No Unrelated Business Taxable Income........................................................................................29
   Simplified Tax Reporting....................................................................................................29
   Reduced State Income Tax Reporting..........................................................................................29

COMPARISON OF YOUR PARTNERSHIP AND SHELBOURNE..................................................................................29
   Form of Organization........................................................................................................30
   General Business............................................................................................................31
   Duration of Existence.......................................................................................................31
   Voting Rights...............................................................................................................32
   Fiduciary Duties, Limitation of Liability and Indemnification...............................................................33
   Review of Books and Records.................................................................................................34
   Management..................................................................................................................34
   Distributions; distribution policy..........................................................................................35
   Leverage; borrowing policy..................................................................................................36
   Lending Policy..............................................................................................................36
   Fees to Affiliates..........................................................................................................37
   Taxation of Taxable Limited Partners........................................................................................40
   Taxation of Tax-Exempt Limited Partners.....................................................................................40

BACKGROUND OF THE CONVERSION...................................................................................................41
   General.....................................................................................................................41
   Your Partnership............................................................................................................41
   The Class Action............................................................................................................44
   The Class Action Settlement.................................................................................................45

ALTERNATIVES TO THE CONVERSION.................................................................................................47

                                     (ii)

                               TABLE OF CONTENTS

   Appraisals..................................................................................................................47
   Valuation Analyses..........................................................................................................53
      General..................................................................................................................53
      Continuation.............................................................................................................53
      Liquidation Analysis.....................................................................................................55
      Secondary Market Trading History Analysis................................................................................57
      Conversion and Comparable Company Analysis...............................................................................57
      Comparison Valuation Table...............................................................................................58

RECOMMENDATION AND FAIRNESS....................................................................................................59
   General Partners'Recommendation.............................................................................................59
   Fairness of the Conversion..................................................................................................59

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................................................................61
SELECTED FINANCIAL DATA........................................................................................................62

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS......................................................................................................63
   General.....................................................................................................................63
   Liquidity and Capital Resources.............................................................................................63
   Capital Improvements and Capitalized Tenant Procurement Costs...............................................................64
   Real Estate Market..........................................................................................................64
   Impairment of Assets........................................................................................................66

THE CONVERSION.................................................................................................................71
   Mechanics of the Conversion.................................................................................................71
   Effective Time..............................................................................................................71
   Conditions to the Conversion................................................................................................71
   Fees And Expenses...........................................................................................................72
   Accounting Treatment........................................................................................................72

VOTING   72
   General.....................................................................................................................72
   Vote Required...............................................................................................................73
   Voting Procedure............................................................................................................73
   Record Date and Outstanding Units...........................................................................................73
   Effect of Voting to Approve the Conversion..................................................................................74
   Exchange of Certificates For Shares.........................................................................................74
   Solicitation of Votes; Solicitation Expenses................................................................................74
   Limited Partner Lists.......................................................................................................74

CONFLICTS OF INTEREST..........................................................................................................75
   Conflicts Relating to the Conversion........................................................................................75
   Conflicts Following the Conversion..........................................................................................76

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................................................................................78
   AP-PCC III, L.P. Services Agreement.........................................................................................78
   Property Management Agreements..............................................................................................78
   Management Fees To Affiliates...............................................................................................78
   Olympia Agreement...........................................................................................................78

SHELBOURNE.....................................................................................................................79
   General.....................................................................................................................79
   The Operating Partnership...................................................................................................79
   Objectives and Strategies...................................................................................................81
   The Properties..............................................................................................................83
   Other Assets and Liabilities................................................................................................90
   Cash Dividend Policy........................................................................................................90
   Management..................................................................................................................91


                                     (iii)

                               TABLE OF CONTENTS

PRO FORMA FINANCIAL INFORMATION OF SHELBOURNE..................................................................................97

DESCRIPTION OF CAPITAL STOCK..................................................................................................106
   General....................................................................................................................106
   Common Stock...............................................................................................................106
   Preferred Stock............................................................................................................107
   Listing, Price and Trading.................................................................................................107
   Restrictions on Transfers..................................................................................................107
   Additional Issuances.......................................................................................................110
   Shareholder Rights Agreement...............................................................................................110

MATERIAL PROVISIONS OF DELAWARE LAW AND SHELBOURNE'S CERTIFICATE
AND BYLAWS....................................................................................................................112
   Amendment of Certificate and Bylaws........................................................................................113
   Dissolution of Shelbourne..................................................................................................113
   Meetings of Stockholders...................................................................................................113
   The Board of Directors.....................................................................................................113
   Limitation of Liability and Indemnification................................................................................114
   Business Combinations......................................................................................................114
   Indemnification Agreements.................................................................................................115

FEDERAL INCOME TAX CONSEQUENCES...............................................................................................115
   The Conversion.............................................................................................................116
   Taxation of Shelbourne as a Real Estate Investment Trust...................................................................116
      General.................................................................................................................116
      Requirements for Qualification..........................................................................................118
      Organizational Requirements.............................................................................................118
      Income Tests............................................................................................................119
      Asset Tests.............................................................................................................121
      Annual Distribution Requirements........................................................................................122
      Failure of Shelbourne to Qualify as a Real Estate Investment Trust......................................................122
   Taxation of Taxable U.S. Stockholders......................................................................................123
      Distributions by Shelbourne.............................................................................................123
      Passive Activity Losses and the Investment Interest Limitation..........................................................124
      Sale of Common Stock....................................................................................................124
      Backup Withholding......................................................................................................124
   Taxation of Tax-Exempt Stockholders........................................................................................124
   Taxation of Non-U.S. Stockholders..........................................................................................125
      Distributions by Shelbourne.............................................................................................125
      Sale of Common Stock....................................................................................................126
      Backup Withholding Tax and Information Reporting........................................................................126
   Tax Status of the Operating Partnership....................................................................................126
   Other Taxes................................................................................................................127
   Transfer Taxes.............................................................................................................127
   Possible Tax Law Changes...................................................................................................127
   Importance of Obtaining Professional Tax Assistance........................................................................127

AVAILABLE INFORMATION.........................................................................................................128

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................................................................129

FORWARD-LOOKING STATEMENTS....................................................................................................129

EXPERTS ..................................................................................................................... 129


                                     (iv)
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                               TABLE OF CONTENTS



LEGAL MATTERS.................................................................................................................130

INDEPENDENT AUDITORS' REPORT.................................................................................................F-1

SHELBOURNE PROPERTIES II, INC.
CONSOLIDATED BALANCE SHEET...................................................................................................F-2

FORM OF CONSENT.......................................................................................................APPENDIX A

FORM OF MERGER AGREEMENT..............................................................................................APPENDIX B
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                                      (v)

                               SUMMARY TERM SHEET

THE FOLLOWING ARE THE MORE IMPORTANT TERMS OF THE PROPOSED CONVERSION:

o You are being asked to approve the conversion of your partnership, High Equity Partners L.P. - Series 86 into a publicly-traded real estate investment trust, commonly referred to as a REIT. The REIT is called Shelbourne Properties II, Inc.

o The conversion is being proposed as the final step of a class action settlement which was approved and found to be fair, reasonable and adequate and in the best interests of your partnership by the California Superior Court. The settlement requires us to propose and use our best efforts to complete a restructuring of your partnership into a real estate investment trust or other entity whose shares are traded on a national securities exchange or the NASDAQ National Market.

o Limited partners holding more than 50% of the outstanding units must approve the conversion for it to become effective.

o If the conversion is approved you will receive two shares of common stock of Shelbourne, on a tax-free basis, in exchange for each unit you own in your partnership, regardless of whether you vote in favor of or against the conversion.

o The shares of Shelbourne will be listed for trading on the American Stock Exchange under the symbol HXE.

o Shelbourne will be an externally managed real estate investment trust. Our affiliate, Shelbourne Management LLC, will be retained as Shelbourne's external advisor.

o Shelbourne may invest in a variety of real estate-related investments, including undervalued assets and value-enhancing situations, a broad range of property types and geographical locations. Shelbourne intends to raise capital for additional investments by mortgaging existing properties so that its ratio of total debt to total assets is 75%.

o Shelbourne must distribute to its stockholders 90% of Shelbourne's taxable income, excluding net capital gain, if any, to maintain its status as a real estate investment trust.

o To vote, you should complete and sign on the enclosed consent form return it to our depositary American Stock Transfer & Trust Company, 40 Wall Street, New York, New York. 10005.

o If you have any questions you should call our information agent, the Mackenzie Partners, Inc., at (800) 322-2885

                                    SUMMARY

         The following is a summary of information relating to your partnership and the conversion. This summary highlights selected information from this consent solicitation statement and may not contain all of the information regarding the conversion that is important to you. We are Resources High Equity, Inc., Resources Capital Corp. and Presidio AGP Corp., the general partners of your partnership, High Equity Partners L.P. - Series 86. The conversion will be accomplished by merging your partnership into a newly-formed limited partnership called Shelbourne Properties II L.P. Shelbourne Properties II L.P. will function as the operating partnership through which Shelbourne Properties II, Inc., the publicly-traded real estate investment trust, will conduct all of its business. When we refer to Shelbourne in this consent solicitation statement we mean both Shelbourne Properties II, Inc. and Shelbourne Properties II L.P., together, unless the context requires otherwise. Shelbourne will be managed by Shelbourne Management LLC. To understand the conversion fully and for a more complete description of the terms of and risks related to the conversion, you should read carefully this entire consent solicitation statement and the other documents to which we have referred you.

BACKGROUND OF THE PROPOSAL

YOUR PARTNERSHIP

         Your partnership was formed in 1985 to invest in and hold existing or to-be-constructed income-producing properties. Your partnership currently owns interests in four office buildings, a vacant lot, a group of warehouses and manufacturing buildings, a group of industrial buildings and three shopping centers. Units in your partnership were publicly offered and sold during 1986 and 1987. Your partnership invested substantially all of the capital raised from the sale of units in the ten properties in which it currently owns an interest as well as in two other properties that have been sold. There are no mortgages on any of your partnership's properties. Your partnership originally anticipated holding its properties for seven to ten years and is required to liquidate by no later than December 31, 2015.

         Units in your partnership are not listed on any national stock exchange or traded in any formal trading market. There is, however, a limited and informal secondary market for your units.

         In November 1994, Presidio Capital Corp. acquired control of your general partners as part of a Chapter 11 reorganization of Integrated Resources, Inc., the entity which originally owned and controlled your general partners. In August 1998, NorthStar Capital Investment Corp. acquired control of Presidio Capital Corp.

THE CLASS ACTION SETTLEMENT

         In 1993 limited partners commenced an action against your general partners and the general partners of Integrated Resources High Equity Partners, Series 85, A California Limited Partnership and High Equity Partners L.P. - Series 88 in the California Superior Court. The general partners of the other High Equity partnerships are affiliated with your general partners. The action included claims for breach of fiduciary duty; breach of contract; unfair and fraudulent business practices; negligence; dissolution, accounting, receivership and removal of general partner; fraud; and negligent misrepresentation. This action was brought years before NorthStar acquired control of your general partners in August 1998. Your general partners at all times considered the action to be without merit.

         In February 1996, your general partners and the general partners of the other High Equity partnerships submitted a settlement proposal to the court but the court declined to grant final approval to the proposal, indicating that it did not consider that settlement proposal to be fair. After further negotiations, in January 1999 the parties agreed on the terms of a revised settlement. In February 1999, you received a notice containing a detailed description of the terms of the settlement. In April 1999, the court approved the revised settlement after finding it to be fair, reasonable and adequate and in the best interest of the limited partners.

         Under the terms of the settlement:

          1. In July 1999, we proposed amendments to your partnership's agreement of limited partnership to provide for:

               o a $312,139 reduction of the partnership management fee payable to us for 1999;

               o a partnership management fee for subsequent years based on 1.25% of the current gross assets of your partnership rather than 1.05% of the gross amount of your partnership's original offering proceeds paid or allocated to acquire properties; and

               o a fixed amount that we would be obligated to pay you upon liquidation of your partnership as repayment of fees previously received by us and our affiliates, which amount would be reduced by 10% for each year after 1998 in which a liquidation does not occur and eliminated in 2008.

               The amendments were approved and became effective in August 1999.

          2. Presidio Capital Corp. guaranteed our repayment obligation to limited partners upon liquidation of your partnership.

          3. In November 1999, our affiliate, Millennium Funding III LLC, made a tender offer to acquire up to 39,596 units at a price of $103.05 per unit. The offer closed in January 2000 and Millennium acquired all 39,596 units subject to the offer.

          4. We agreed to propose and use our best efforts to complete a conversion of your partnership into a real estate investment trust or other entity with shares traded on a national securities exchange or the NASDAQ National Market. We are proposing the conversion to satisfy this requirement of the settlement.

     The settlement required similar action for the other High Equity partnerships. The settlement specifically required that each High Equity partnership be converted into a separate publicly traded entity.

SHELBOURNE

     Following the conversion, Shelbourne's outstanding shares of common stock will be owned by you and us in proportion to our respective partnership interests. Limited partners will receive 95% of the outstanding common stock in exchange for their partnership units and we will receive 5% of the outstanding common stock in exchange for our general partnership interest.

     As a result of the conversion, Shelbourne's only asset will be its ownership interests in Shelbourne Properties II, L.P., the operating partnership. Shelbourne will be a limited partner of the operating partnership, and Shelbourne Properties II GP, LLC, a wholly-owned subsidiary of Shelbourne, will be the general partner of the operating partnership. By managing Shelbourne, our affiliate, Shelbourne Management will control both the limited partner and the general partner of the operating partnership. This structure, which is commonly referred to as an "UPREIT" structure, will enhance Shelbourne's ability to make future acquisitions in a manner which allows prospective sellers to defer recognizing gain on their transfer of property to the operating partnership. Shelbourne will conduct all of its operations through the operating partnership.

     Shelbourne's primary business objective will be to maximize the value of its common stock. Shelbourne will seek to achieve this objective by making capital improvements to and/or selling properties and by making additional real estate-related investments. Shelbourne may invest in a variety of real estate-related investments, including undervalued assets and value-enhancing situations, in a broad range of property types and geographical locations. Shelbourne may raise additional capital by mortgaging existing properties or by selling equity or debt securities. Shelbourne may acquire its investments for cash or by issuing equity securities, including limited partnership interests in Shelbourne Properties II L.P., the operating partnership.

     Shelbourne will have a Board of Directors consisting of nine directors, three of whom will be independent directors. The settlement contemplated that Shelbourne would be externally managed. Accordingly, Shelbourne Management will manage the day-to-day affairs of Shelbourne under an advisory agreement. Shelbourne Management intends to retain Kestrel Management L.P. to perform property management services for Shelbourne. Kestrel, an affiliate of Shelbourne Management and your general partners, currently provide similar services for your partnership. However, Shelbourne's Board of Directors will be ultimately responsible for the management, control and investment activities of Shelbourne.

     Shelbourne was formed under the Delaware General Corporations Law. Shelbourne's principal executive offices are located at 5 Cambridge Center, 9th floor, Cambridge, MA 02142.

RISK FACTORS

     There are risks associated with the conversion of your partnership, which are more fully discussed beginning on page 18 in "RISK FACTORS", that you should consider in determining whether to vote in favor of the conversion. The following list summarizes the risks of the conversion that we believe to be most material to you:

     o The nature of your investment will change from an interest in a specified portfolio of income-producing properties required to be sold by December 31, 2015 to an interest in a real estate company with perpetual existence that may change its investments from time to time without your approval. In addition, unlike your partnership, Shelbourne will be permitted to reinvest sale and financing proceeds in new investments. This means that these amounts may not be available for distribution to stockholders.

     o The estimated range of values for the shares of common stock following the conversion is between $ 45.41 and $49.87 whereas the estimated range of liquidation values for your units is between $67.71 and $76.36. This means that the estimated amount that you would receive if your partnership were currently liquidated is greater than the estimated amount you would receive by selling your shares. However, you cannot currently realize the liquidation value of your units since a liquidation of your partnership is not being proposed at this time.

     o The estimated range of values for the shares of common stock following the conversion is between $45.41 and $49.87 whereas the estimated range of going-concern values for your units is between $56.98 and $64.25. This means that the estimated amount that you would receive over time if your partnership were to continue operating through 2015 is greater than the estimated amount that you would receive by selling your shares. However, you cannot currently realize the going concern value of your units since the only way to currently realize the value of your units is to sell them in the secondary market.

     o The estimated range of values for the shares of common stock following the conversion assumes that the public market will value Shelbourne's ability and intention to leverage and grow its asset base. The value of Shelbourne's common stock would be adversely affected if the market does not value Shelbourne based upon its growth objectives or if Shelbourne does not pursue, or is unsuccessful in achieving, its growth objectives.

     o Shelbourne will likely incur significant amounts of indebtedness to finance future investments. This use of debt will subject Shelbourne to the risk of default in its obligations, which could in turn adversely affect Shelbourne's results of operations. Your partnership currently does not have any indebtedness. In contrast, Shelbourne intends to borrow money in amounts up to 75% of its gross assets.

     o Shelbourne may make investments which have a higher degree of risk than your partnership's present investments. These investments may include interests in real property, mortgage loans and other real estate companies.

     o The amount of Shelbourne's dividends may be less than prior distributions by your partnership. The amount of dividends will depend upon factors such as the profitability of present and future investments, the terms of any indebtedness, working capital fluctuations and prevailing economic conditions.

     o If the conversion is approved we no longer will have any obligation to pay limited partners an amount which presently equals $3.85 per unit, or $2,265,472 in the aggregate, upon liquidation of your partnership as repayment of fees previously received. The obligation is reduced each year by approximately $0.49 per unit, or $286,000 in the aggregate, and is completely eliminated in 2008. Our affiliates, as owner of 23.75% of the units would receive 23.75% of any amounts paid.

     o We have a conflict in recommending the conversion since our affiliate, Shelbourne Management, will continue to receive fees for managing Shelbourne's business.

     o Shelbourne Management will have a conflict of interest following the conversion because it will receive an asset management fee for managing Shelbourne that is based on Shelbourne's gross assets and it will have the ability to increase Shelbourne's gross assets by causing Shelbourne to acquire additional assets funded by debt or the issuance of new securities.

     o If you vote against the conversion and the conversion is approved, you will not have the right to receive cash based on an appraisal of your interest in your partnership or otherwise.

     o If the conversion is approved, Shelbourne intends to reinvest approximately 80% of your partnership's cash reserves which reserves amounted to $16,465,000 as of September 30, 2000. Any cash that Shelbourne uses to invest in additional assets will not be available for distribution to you. If the conversion is not approved, your partnership's cash in excess of cash reserves, including amounts required to fund capital improvements at existing properties, is generally available for distribution to you since your partnership is not permitted to make new investments.

     o The asset management fee to be paid by Shelbourne will likely be higher than the asset management fee currently paid by your partnership because the fee is based on the amount of gross assets and, unlike your partnership, Shelbourne will be permitted to increase its gross assets by leveraging its properties and acquiring additional assets.

     o Maintaining qualification as a real estate investment trust will require Shelbourne to satisfy requirements that do not apply to your partnership such as distributing substantially all of its taxable income other than capital gains. If Shelbourne fails to qualify or remain qualified as a real estate investment trust, it will be subject to federal, state and local income tax on its taxable income at regular corporate rates. This would reduce the cash available for distribution to stockholders and could materially reduce the value of your common stock.

     o Until you sell all of your common stock in Shelbourne, you will be unable to offset your unused passive activity losses from your partnership against dividends or capital gains from your common stock.

BENEFITS OF THE CONVERSION

         We believe that the conversion will provide you the following benefits which are more fully described on page 28 in "BENEFITS OF THE CONVERSION."

     o The range of estimated values for shares of common stock is significantly greater than recent secondary market prices for units.

     o    You will not be taxed on common stock you receive in the conversion.

     o Common stock will be traded on the American Stock Exchange, which should provide you with significantly greater liquidity and a more efficient market than the limited trading market on which your units may currently be sold.

     o Unlike your partnership, Shelbourne will have the ability to make new investments. The ability to make new investments will enable Shelbourne to change its investment portfolio in response to changing market conditions and to avail itself of potentially favorable investment opportunities.

     o Shelbourne will be required to distribute 90% of its taxable income, excluding net capital gain, in order to maintain its status as a real estate investment trust. Your partnership is not required to make distributions.

     o By conducting its operations through the operating partnership, Shelbourne can offer either common stock or limited partnership interests in the operating partnership to potential sellers of real estate. This increases Shelbourne's flexibility in structuring future acquisitions on a tax efficient basis.

     o Following the conversion, Shelbourne's board of directors will be elected by holders of common stock.

     o Shelbourne will have the ability to borrow money and issue equity securities. The proceeds from such loans or equity issuances may be used to finance future investments, to improve existing properties or for other purposes. Indebtedness incurred by Shelbourne will not result in unrelated business taxable income to tax-exempt stockholders.

     o The conversion will result in simplified tax administration for you. You no longer will receive a Schedule K-1 which complicates tax return preparation, but instead will receive a Form 1099-DIV.

     o Unlike your investment in your partnership, you generally will not be subject to state income tax or be required to file individual state income tax returns in states other than in your state of residence solely as a result of an investment in Shelbourne.

COMPARISON OF YOUR PARTNERSHIP AND SHELBOURNE

         There are differences between an investment in your partnership and an investment in Shelbourne. The following chart summarizes some of these differences.

CHARACTERISTIC                    YOUR PARTNERSHIP                                    SHELBOURNE
--------------                    ----------------                                    ----------
Types of Investments             Interests in four office                  Interests in four office buildings, a
                                 buildings, a vacant lot, a                vacant lot, a group of warehouses and
                                 group of warehouses and                   manufacturing buildings, a group of
                                 manufacturing buildings, a                industrial buildings and three shopping
                                 group of industrial buildings             centers as well as new real estate
                                 and three shopping centers;               investments including real property,
                                 no ability to make new                    mortgages and securities of other real
                                 investments                               estate companies; no restrictive
                                                                           investment criteria such as property
                                                                           use or geographic location


Form of Ownership of             Investments in four                       Investments will be owned by the
Investments                      properties through                        operating partnership directly and
                                 joint-ventures; six                       through joint-ventures. All of
                                 additional properties owned               Shelbournes investments will be owned
                                 directly by your partnership              through the operating partnership


Method of Acquisition of         All of your partnership's                 Shelbourne may acquire properties for
Investments                      properties were acquired for              cash, on a leveraged or unleveraged
                                 cash on an unleveraged basis              basis, or equity securities, including
                                                                           through the issuance of limited
                                                                           partnership interests in the operating
                                                                           partnership



                   7

Liquidity of Your Investment    Units are not listed for trading on any    Shares will be listed for trading on
                                national exchange or traded in any         the American Stock Exchange
                                formal trading market. There is a
                                limited and informal secondary market
                                for units

Investment Portfolio            Fixed portfolio                            Investment flexibility; ability to
                                                                           acquire new properties and sell
                                                                           existing properties; ability to acquire
                                                                           and sell other real estate-related
                                                                           investments such as mortgages and
                                                                           securities of other real estate
                                                                           companies

Transactions with Our           Prohibited from selling or leasing         Transactions with affiliates not
Affiliates                      properties to, or purchasing properties    prohibited, subject to applicable
                                from, our affiliates or receiving          provisions of Delaware law;
                                long-term secured or unsecured loans       transactions with our affiliates must
                                from our affiliates                        be on terms comparable to transactions
                                                                           with unaffiliated third parties and
                                                                           approved by a majority of Shelbournes
                                                                           independent directors


Borrowing Policy                Borrowing to finance capital               Borrowing permitted on a secured and
                                expenditures not permitted                 unsecured basis to acquire new
                                                                           investments or to finance capital
                                                                           expenditures; such borrowing will not
                                                                           result in unrelated business taxable
                                                                           income; Shelbourne currently intends
                                                                           not to borrow in excess of 75% of the
                                                                           value of its gross assets

Issuances of Additional         Prohibited from issuing                    Permitted to issue additional debt or
Securities                      additional securities                      equity securities to raise additional
                                                                           capital or acquire additional
                                                                           properties

Duration of Entity              Fixed date of December 31,                 Perpetual, no fixed liquidation or
                                2015 for termination of                    termination date
                                partnership; originally
                                contemplated holding period
                                for properties expired in
                                1998

                                       8


Federal Taxation                Not subject to Federal tax                Generally not subject to Federal tax on
                                                                          income distributed to stockholders, but
                                                                          subject to entity-level tax on any
                                                                          undistributed income; significant
                                                                          adverse tax consequences if it fails to
                                                                          qualify or remain qualified as a real
                                                                          estate investment trust

                                Your allocable share of your              Generally taxed on amounts distributed
                                partnership's taxable income              to you, which distributions will be
                                or loss is included in                    made pro rata to all holders of common
                                calculating your taxable                  stock
                                income, regardless of whether
                                your partnership makes any
                                cash distributions; there are
                                special allocations of
                                depreciation deductions to
                                taxable unitholders


Tax Characterization of         Generally passive activity income        Dividends and capital gains from common
Income                                                                   stock are not passive activity income
                                                                         and generally cannot be offset by
                                                                         unused passive activity losses from
                                                                         your partnership or other sources

Tax Reporting                   Schedule K-1, generally                  Form 1099-DIV must be mailed
                                mailed to you by March 15 of             to you by January 31 of each
                                each year, typically                     year
                                increasing your cost of tax
                                return preparation

                                You generally are required to file       You generally will not have to file tax
                                state tax returns, and pay taxes, in     returns or pay taxes in states other
                                various states where properties are      than your state of residence
                                located

Distributions; distribution     Quarterly historical distributions;      Dividend rate will be determined by the
policy                          distributions suspended as of September  Board of Directors based on
                                30, 1999                                 Shelbournes results of operations,
                                                                         cash flow and capital requirements;
                                                                         mandatory distributions required to
                                                                         satisfy REIT requirements and/or avoid
                                                                         entity-level taxes

                                        9

Management                      Vested in general partners;              Vested in Board of Directors elected by
                                                                         holders of common stock; Board of
                                                                         Directors ultimately responsible for
                                                                         management, control and investment
                                                                         activities of Shelbourne; Shelbourne
                                                                         Management retained to manage
                                                                         Shelbourne's day-to-day business


Voting                         Majority vote of units required for       Majority vote of units required for
                               significant actions such as removal of    significant actions such as removal of
                               general partners, election of             general partners, election of
                               additional general partners,              additional general partners,
                               termination and dissolution, various      termination and dissolution, various
                               amendments to partnership agreement,      amendments to partnership agreement,
                               changes in investment objectives, sale,   changes in investment objectives, sale,
                               pledge or encumbrance of substantially    pledge or encumbrance of substantially
                               all of partnerships assets, and           all of partnerships assets, and
                               extension of partnerships term            extension of partnerships term

Partnership Asset              Partnership asset management fee paid     Partnership asset management fee equal
Management Fees                to us equal to 1.25% of gross value of    to 1.25% of gross value of assets will
                               assets                                    be paid to Shelbourne Management

Property Management Fees       Up to 6% of property revenues but no      Up to 6% of property revenues but no
Payable to Us or to            more than competitive rate for similar    more than competitive rate for similar
Our Affiliates                 services                                  services will be paid to Shelbourne
                                                                         Management



Property Disposition Fees      Generally, 3% subordinated                None
Payable to Us or Our           fee plus subordinated
Affiliates                     incentive management fees


Reimbursement of Expenses      All expenses paid by your partnership;    All expenses paid by Shelbourne;
to Us or Our Affiliates        we are reimbursed for expenses incurred   Shelbourne Management will be
                               for your partnership plus an additional   reimbursed for expenses incurred for
                               $200,000 for expenses for which we do     Shelbourne plus an additional $200,000
                               not have to account                       for expenses for which Shelbourne
                                                                         Management does not have to account

       The following depicts the structure of your partnership before and after the conversion:


                                              BEFORE THE CONVERSION:
                                              ----------------------


                                         -------------------------------
                                                NORTHSTAR CAPITAL
                                                 INVESTMENT CORP.
                                         -------------------------------
                                                       |
                                       MANAGING MEMBER |
                                             (INDIRECT)|
                                                      \|/
                                                       v
                                         -------------------------------
                                                 PRESIDIO CAPITAL       _______
                                             INVESTMENT COMPANY, LLC           |
                                         -------------------------------       |
                                                       |                       |
                                                       |                       |
                                                       |  100%                 |
                                                      \|/                      |
                                                       v                       |
                                         -------------------------------       |
                                              PRESIDIO CAPITAL CORP.           |
                                         -------------------------------       |
                                                       |                       |
                                                       |                       |
                                                       |  100%                 |
                                                      \|/                      |
                                                       v                       |
                                         -------------------------------       |
                                                 GENERAL PARTNERS              |
                                                 ----------------              |
                                           RESOURCES HIGH EQUITY, INC.         |
                                              RESOURCES CAPITAL CORP.          |
                                                PRESIDIO AGP CORP.             |
                                         -------------------------------       |
                 ------------------------              |                       |
                    LIMITED PARTNERS                   |   5%                  | 22.56%
                 (NOT AFFILIATED WITH                  | (GENERAL PARTNER)     |(LIMITED PARTNER)
                   GENERAL PARTNERS)                   |                       |
                 ------------------------              |                       |
                            \                          |                       |
                             \                         |                       |
                              \                        |                       |
                               \                       |                       |
                     72.44%     \                     \|/                      |
                (LIMITED PARTNER)\                     v                       |
                                  \      -------------------------------       |
                                   \            YOUR PARTNERSHIP          /____|
                                                ----------------          \
                                          HIGH PARTNERS L.P.-SERIES 86
                                         -------------------------------

                              AFTER THE CONVERSION
                              --------------------

                  -----------------------
                     NORTHSTAR CAPITAL
                     INVESTMENT CORP.
                  -----------------------
                             |
                             | MANAGING MEMBER
                             |    (INDIRECT)
                             |
                  -----------------------
                     PRESIDIO CAPITAL
             -----  INVESTMENT COMPANY,    -------------------------------------------------------------------------|
            |               LLC                                                                                     |
            |     -----------------------                                                                           |
            |                |                                                                                      |
            |           100% |                                                                                      |
            |                |                                                                                      |
            |     -----------------------                                                                           |
            |        PRESIDIO CAPITAL                                                                               |
            |             CORP.                                                                                     |
            |     -----------------------                                                                           |
            |                |                                                                                      |
   22.56%   |           100% |                                                                                 100% |
STOCKHOLDER |                |                                                                                      |
  (FORMER   |     -----------------------                                                                           |
  LIMITED   |      RESOURCES HIGH EQUITY                                                                            |
  PARTNER)  |              INC.                                          -------------------------------            |
            |    RESOURCES CAPITAL CORP.                                         FORMER LIMITED                     |
            |       PRESIDIO AGP CORP.                                              PARTNERS                        |
            |         (FORMER GENERAL                                      (NOT AFFILIATED WITH FORMER              |
            |           PARTNERS)                                               GENERAL PARTNERS)                   |
            |     -----------------------                                -------------------------------            |
            |            5%         |                                        |  72.44%                              |
            |       STOCKHOLDERS    |          --------------------          |  STOCKHOLDER               --------------------
            |                        ---------                      ---------                              SHELBOURNE (4),(5)
            |                                     SHELBOURNE (1)                ADVISORY AGREEMENT             MANAGEMENT
             ---------------------------------                      ------------------------------------
                                               --------------------                                        (EXTERNAL ADVISOR)
                                                  |     |                                                 --------------------
                                             100% |     |
         -----------------------                  |     |
               SHELBOURNE         ----------------      | 99%
         PROPERTIES II GP LLC (3)                       |
         -----------------------                        | (LIMITED PARTNER)
                     |                                  |
                      ----------------------------      |
                              1%                  |     |
                      (GENERAL PARTNER)   ------------------------------
                                             OPERATING PARTNERSHIP (2)
                                             ---------------------
                                           SHELBOURNE PROPERTIES II L.P.
                                                 (PROPERTY OWNER)
                                          ------------------------------

             (See notes to chart beginning on the following page).

1 Shelbourne is the publicly-traded real estate investment trust in which you will own shares.

2 All of Shelbourne's real estate investments will be owned by the operating partnership. Following the conversion, Shelbourne will own 100% of the operating partnership.

3 As general partner of the operating partnership, Shelbourne Properties II GP LLC is responsible for the management, operation and control of the operating partnership. Shelbourne owns 100% of the general partner.

4 Shelbourne Management is the external advisor to be retained by Shelbourne to perform day to day management, advisory and property management services.

5 Consents are currently being solicited from limited partners in each of Integrated Resources High Equity Partners, Series 85, A California Limited Partnership and High Equity Partners L.P. - Series 88 to convert those partnerships into separate real estate investment trusts. If the conversions of those partnerships are approved, Shelbourne Management will also provide similar services to Shelbourne Properties I, Inc. and Shelbourne Properties III, Inc., the respective real estate investment trusts resulting from those conversions.

ALLOCATION OF COMMON STOCK

     Units in your partnership will be exchanged for shares of common stock on a two-for-one basis. We and our affiliates who own units, Millennium Funding Corp., Millennium Funding III Corp., Millennium Funding I LLC and Millennium Funding III LLC, will be allocated common stock on the same basis as unitholders.

     We own a 5% general partnership interest in your partnership corresponding to 30,948 units in your partnership. Our affiliates, Millennium Funding Corp., Millennium Funding III Corp, Millennium Funding I LLC and Millennium Funding III LLC, own a total of 139,641 units in your partnership. We and our affiliates will therefore receive 341,178 shares of common stock in the conversion for our interests in your partnership.

ALTERNATIVES TO THE CONVERSION

     We have compared the alternatives to the conversion discussed below to assist you in evaluating the conversion.

LIQUIDATION AND DISSOLUTION OF YOUR PARTNERSHIP

         One alternative to the conversion is to liquidate your partnership by selling all of its assets at the best possible price.

     o Liquidation of your partnership would provide liquidity to you as properties are sold and net sales proceeds are distributed; and

     o If your partnership were liquidated now, you would receive $3.85 per unit from us as repayment of fees previously received.

CONTINUATION OF YOUR PARTNERSHIP

         Continuation of your partnership in its current form would have the following effects:

     o Your partnership would pursue its original investment objectives consistent with the provisions of your partnership agreement;

     o Your partnership would sell its properties and distribute the net proceeds to you not later than December 31, 2015; and

     o    There would be no change in the nature of your voting rights

COMPARISON VALUATION ANALYSES

     We retained Insignia/ESG, Inc., a nationally recognized commercial real estate service provider, to perform four separate valuation analyses: a liquidation analysis, a going concern analysis, a secondary market trading history analysis and a conversion and comparable company analysis. The range of liquidation values and going concern values estimated by Insignia/ESG were based on June 30, 2000 appraisals of your partnership's properties performed by Cushman & Wakefield, Inc., a nationally recognized real estate appraisal firm, and information provided by your partnership. The secondary market trading history analysis was based on secondary market trading data for the bi-monthly period ended September 30, 2000 reported by Partnership Spectrum, an independent industry publication. The range of values for Shelbourne's common stock following the conversion was estimated based upon trading multiples for real estate investment trusts with a market capitalization of less than $250,000,000 to Shelbourne's projected funds from operations based upon assumptions described under "ALTERNATIVES TO THE CONVERSION - VALUATION ANALYSIS - CONVERSION AND COMPARABLE COMPANY ANALYSIS." The following table sets forth the results of the comparative valuation analyses. For ease of comparison, we have presented the respective values on a per share of Shelbourne common stock basis. The estimated values on a per unit basis would be two times the per share values.


                        COMPARATIVE VALUATION ANALYSES

        Estimated range of going concern values            $56.98 - $64.25
        Estimated range of liquidation values              $67.71 - $76.36
        Range of implied secondary market values           $37.75 - $42.57
        Estimated range of values for                      $45.41 - $49.87
            Shelbourne common stock

GENERAL PARTNERS' RECOMMENDATION

     We believe that the conversion is fair and in your best interest and we recommend that you vote "YES" to approve the conversion.

     Our recommendation is based on the following:

     o We believe that the value of an investment in Shelbourne will have a greater potential for appreciation than the value of an investment in your partnership.

     o The range of estimated values for common stock is significantly higher than the recently reported secondary market price for units.

     o You cannot currently realize the liquidation value of your units since a liquidation of your partnership is not currently contemplated and would, in any event, occur over a significant period of time.

     o The American Stock Exchange will provide you with greater liquidity and a more efficient market to sell common stock as compared to the inefficient and limited secondary market for your partnership units.

     Our belief that the conversion is fair is based on the following:

     o After the conversion you will initially own the same percentage interest in Shelbourne that you presently own in your partnership.

     o Shelbourne will initially own the identical properties owned by your partnership prior to the conversion.

     o Limited partners and general partners will receive common stock in the conversion on the same basis.

     o While fees payable by Shelbourne may increase over current levels, the method of determining those fees will remain the same.

     o    The conversion will be tax-free to you.

     We did not give significant weight to the estimated liquidation value of your partnership derived by Insignia/ESG because:

     o You cannot currently realize the liquidation value since we are not proposing a liquidation of your partnership at this time. We believe that your partnership's properties will appreciate in value before your partnership is required to liquidate in 2015. We note that the current appraised value of your partnership's properties is $88,519,680, or approximately 28% higher than the 1998 appraised value of your partnership's properties and approximately 46.7% higher than the 1996 appraised value of your partnership's properties. In addition, our affiliates, Millennium Funding Corp., Millennium Funding III Corp., Millennium Funding I LLC and Millennium Funding III LLC, which own in the aggregate 23.75% of the outstanding units, would not vote in favor of a proposal to liquidate your partnership at this time.

     o An aggressive bulk sale or gradual liquidation of your partnership's properties would reduce the portion of net sales proceeds available for distribution to you.

     o Your partnership's interest in four properties held in joint ventures with other partnerships would likely be sold at substantial discounts to the fair market values of those properties if the other joint venture partners did not vote to sell those properties.

     We also did not give significant weight to the estimated going concern value of your partnership derived by Insignia/ESG because:

     o You cannot currently realize the going concern value of your units since the only way to currently realize the value of your units is to sell them in the secondary market. Recent secondary market prices are significantly less than the range of estimated values for shares of common stock.

     o Immediately following the conversion Shelbourne will continue to own all of the properties currently owned by your partnership and will incur substantially identical expenses in its operation of those properties.

     o There currently is not an efficient market on which to realize the value of your units. Following the conversion, the American Stock Exchange should provide an efficient market for shareholders who wish to dispose of their shares.

VOTING

     Your vote is important. Please complete and sign the enclosed consent form and return it to the depositary by mail in the enclosed pre-addressed, postage paid envelope or by facsimile to (718) 236-2641.

     This consent solicitation statement is accompanied by a separate consent form in the form of Appendix A. You may take one of the following actions:

                  Vote "YES" -- I vote to approve the conversion.

                  or

                  Vote "NO" -- I vote not to approve the conversion.

                  or

                  Abstain from voting which will constitute a "NO" vote

         WE STRONGLY URGE YOU TO VOTE "YES" TO APPROVE THE CONVERSION.

         If the conversion is approved, you will receive two shares of common stock in exchange for each of your partnership units whether or not you voted to approve the conversion.

         Please complete, sign and return the enclosed consent form to the depositary no later than the ________ __, 2001 expiration date. You may withdraw your consent form at any time before the expiration date by delivering written notice of your withdrawal to the depositary. You may change your consent form at any time before the expiration date by delivering to the depositary a duly completed and signed substitute consent form, together with a letter indicating that your prior consent form has been revoked.

     You must vote all of your units in the same way. If you return a signed consent form but do not indicate a vote, you will be deemed to have voted "YES" for approval of the conversion.

     The conversion will be approved if limited partners holding a majority of the outstanding units have as of the expiration date voted "YES" to approve the conversion. The information agent will tabulate the consent forms.

     The conversion will apply prospectively from and after the date it becomes effective. If the conversion becomes effective, you will be bound by its terms, whether or not you vote in favor of it.

     The depositary is:

                  American Stock Transfer & Trust Company
                  40 Wall Street
                  New York, New York  10005

LIMITED PARTNER LIST

     You may obtain a copy of a current list of limited partners by delivering a written request to us at 5 Cambridge Center, 9th floor, Cambridge, Massachusetts 02142. You will be required to pay applicable duplicating charges.

                                  RISK FACTORS

     You should carefully consider the following risk factors and the other information set forth or incorporated by reference in this consent solicitation statement before voting on the conversion.

THE CONVERSION WILL RESULT IN A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT TO AN INTEREST IN AN ENTITY WITH PERPETUAL EXISTENCE THAT MAY CHANGE ITS INVESTMENTS WITHOUT YOUR APPROVAL.

     The nature of your investment will change fundamentally. Shelbourne plans to operate indefinitely, has no required date by which it must liquidate its assets and may change its investments from time to time without your approval. Shelbourne does not intend to distribute proceeds of any sales of its assets except as necessary to maintain its status as a real estate investment trust and to avoid the imposition of income and excise taxes on Shelbourne. Instead, Shelbourne intends to reinvest the proceeds of any sales or financings. Currently, after establishing reserves for existing property requirements, net property sales proceeds would be distributed to you since your partnership is not permitted to make new investments.

SHELBOURNE'S COMMON STOCK MAY TRADE AT PRICES BELOW THE ESTIMATED VALUE OF YOUR UNITS.

     It is possible that after the conversion common stock will trade at prices below the current liquidation value of your units. As a result, the amount you could receive upon sale of your shares of common stock may be less than the amount you would have received if your partnership were liquidated at this time. In that regard, the range of values for the shares of common stock following the conversion as estimated by Insignia/ESG is between $45.41 and $49.87 whereas the estimated range of liquidation values estimated by Insignia/ESG is between $67.71 and $76.36.

SHELBOURNE'S COMMON STOCK MAY TRADE AT PRICES BELOW THE ESTIMATED GOING CONCERN VALUE OF YOUR UNITS.

     It is possible that after the conversion common stock will trade at prices below the current going concern value of your units. As a result, the amount you could receive upon sale of your shares of common stock may be less than the amount you would receive over time if your partnership were to continue through 2015. In that regard, the range of values for the shares of common stock following the conversion as estimated by Insignia/ESG is between $45.41 and $49.87 whereas the estimated range of going concern values estimated by Insignia/ESG is between $56.98 and $64.25.

THE ESTIMATED VALUE OF SHELBOURNE'S COMMON STOCK ASSUMES THAT THE MARKET WILL RECOGNIZE SHELBOURNE'S INTENTION TO LEVERAGE AND GROW ITS ASSET BASE.

     The range of estimated values of Shelbourne's common stock following the conversion reflects Shelbourne's ability and intention to leverage and grow its asset base. The value of Shelbourne's common stock will be adversely affected if the market does not value Shelbourne based upon its growth objectives or if Shelbourne does not pursue, or is unsuccessful in achieving, its growth objectives. In that case, the market could value Shelbourne's common stock based solely on your partnership's current asset base.

SHELBOURNE'S ABILITY TO INCUR DEBT INCREASES SHELBOURNE'S RISK OF DEFAULT ON ITS OBLIGATIONS WHICH COULD, IN TURN, ADVERSELY AFFECT SHELBOURNE'S RESULTS OF OPERATIONS AND DISTRIBUTIONS TO STOCKHOLDERS.

     Shelbourne will likely incur significant indebtedness to finance future investments. The use of leverage creates the risk that Shelbourne could default on its obligations which, in turn, could adversely affect Shelbourne's results of operations and ability to pay dividends to its stockholders. Your partnership did not incur any indebtedness in connection with raising capital or acquiring its properties and currently does not have any indebtedness. In contrast, Shelbourne may borrow on a secured and unsecured basis to finance future investments, to improve existing properties or for other purposes. However, Shelbourne's current intention is not to borrow in excess of 75% of its gross assets. The properties owned by Shelbourne could be subject to foreclosure if required principal and interest payments are not made when due. Shelbourne may be unable to make distributions because of the obligation to make principal payments, thereby jeopardizing Shelbourne's qualification as a real estate investment trust or subjecting Shelbourne to entity-level taxes. Finally, any default by Shelbourne in any of its debt obligations may cause other debt obligations to become immediately due and payable.

SHELBOURNE MAY MAKE INVESTMENTS WHICH HAVE A HIGHER DEGREE OF RISK THAN THE INVESTMENTS HELD BY YOUR PARTNERSHIP.

         Shelbourne may make investments which are riskier than your partnership's present investments. Your partnership is presently invested in unencumbered real estate. Shelbourne's investments may include mortgage loans, joint venture interests, interests in other real estate-related companies and other real estate-related investments. These types of investments are typically subject to greater outside factors such as general market conditions and reliance on third parties. If such additional risks were to materialize, Shelbourne's performance could be adversely affected.

DIVIDENDS ARE NOT GUARANTEED AND MAY FLUCTUATE.

     The amount of Shelbourne's dividends may be less than prior distributions by your partnership. The amount of dividends will depend upon numerous factors, some of which are beyond the control of management. These factors include profitability, interest and principal payments on any indebtedness, the cost of acquisitions including related debt service payments, issuances of debt and equity securities, fluctuations in working capital, capital expenditures, adjustments in reserves and prevailing economic conditions. Shelbourne will not adhere to any particular formula in determining what dividends it will declare and pay. The Board of Directors of Shelbourne will determine the actual dividend rate based on Shelbourne's results of operations, cash flow and capital requirements, economic conditions, tax considerations and other factors. Shelbourne, however, will be required to distribute at least 90% of its taxable income, excluding net capital gain, in order to maintain its status as a real estate investment trust.

IF THE CONVERSION IS APPROVED OUR OBLIGATIONS TO REPAY FEES PREVIOUSLY RECEIVED BY US UPON LIQUIDATION OF YOUR PARTNERSHIP WILL BE ELIMINATED.

     If the conversion is approved, we no longer will be obligated to pay you additional amounts when your partnership is liquidated. If your partnership were currently liquidated we would be required to pay limited partners $3.85 per unit, or an aggregate of $2,265,472, as repayment of fees previously received. Our obligation is reduced each year by approximately $0.49 per unit, or $286,000 in the aggregate, and is completely eliminated in 2008. As a result of the elimination of our obligation to repay these fees, we have a conflict of interest in recommending the conversion. Elimination of our obligation to pay you this additional amount was an agreed-upon element of the settlement.

WE HAVE A CONFLICT OF INTEREST IN RECOMMENDING THE CONVERSION BECAUSE WE ARE AFFILIATED WITH SHELBOURNE MANAGEMENT WHICH WILL CONTINUE TO RECEIVE FEES FOR MANAGING SHELBOURNE.

     We have an economic interest in the conversion since Shelbourne Management will have a contractual right to receive fees for managing Shelbourne's business for ten years after the conversion and longer if renewed. Although we currently receive fees for managing your partnership, your general partners originally expected to receive these fees through the end of an anticipated holding period that expired in 1998. The duration of our fees is now limited by the requirement that your partnership be liquidated no later than December 31, 2015.

SHELBOURNE MANAGEMENT WILL HAVE A CONFLICT OF INTEREST BECAUSE ITS ASSET MANAGEMENT FEE WILL BE BASED ON SHELBOURNE'S GROSS ASSET VALUE AND SHELBOURNE MANAGEMENT WILL HAVE THE ABILITY TO INCREASE THE GROSS ASSET VALUE BY INCURRING DEBT AND ACQUIRING NEW INVESTMENTS.

     Shelbourne Management will receive an asset management fee for managing Shelbourne. The asset management fee will be based on the gross assets of Shelbourne and will therefore increase if Shelbourne's gross assets increase. To that extent, Shelbourne Management will benefit if Shelbourne retains properties and leverages its properties to acquire new investments, while Shelbourne's shareholders may be better served by Shelbourne's disposing of a property or holding a property on an unleveraged basis. However, the Board of Directors will be ultimately responsible for the management, control and investment activities of Shelbourne.

YOU WILL NOT HAVE ANY DISSENTERS' OR APPRAISAL RIGHTS IF YOU VOTE AGAINST THE CONVERSION.

     If you vote against the conversion and the conversion is nevertheless approved by limited partners holding a majority of the outstanding units, you will not have the right to receive cash based on an appraisal of your interest in your partnership or otherwise. This means that if you do not wish to participate in the conversion, you would either have to sell your units prior to the conversion or sell your common stock after the conversion.

IF THE CONVERSION IS APPROVED, SHELBOURNE INTENDS TO REINVEST MOST OF THE CASH THAT WOULD OTHERWISE BE AVAILABLE FOR DISTRIBUTION BY YOUR PARTNERSHIP IF THE CONVERSION IS NOT APPROVED.

     If the conversion is approved, Shelbourne intends to reinvest approximately 80% of your partnership's cash reserves which reserves amounted to $16,465,000 as of September 30, 2000. Any cash that Shelbourne uses to invest in additional assets will not be available for distribution to you. If the conversion is not approved, your partnership's cash, in excess of cash reserves, including amounts required to fund capital improvements at existing properties, is generally available for distribution to you since your partnership is not permitted to make new investments.

STOCKHOLDERS WILL BE DILUTED BY ANY SUBSEQUENT EQUITY ISSUANCES.

     The issuance of additional equity securities to raise capital or make new investments would reduce your percentage interest in Shelbourne and could reduce dividends you would receive from Shelbourne. Unlike your partnership, Shelbourne will have the ability to raise capital by issuing additional shares of common stock and causing the operating partnership to issue additional limited partnership interests.

SHELBOURNE MAY ENTER INTO TRANSACTIONS WITH OUR AFFILIATES WHICH MAY NOT SOLELY SERVE YOUR INTERESTS AS A STOCKHOLDER.

     Shelbourne will be permitted to purchase properties from, sell properties to, borrow money from or enter into other transactions with, companies in which our beneficial owner, NorthStar Capital Investment Corp. has an economic interest. Therefore, such transactions may not solely serve your interests as a stockholder. Although these affiliated transactions must be on terms comparable to those obtainable from third parties and must be approved by a majority of Shelbourne's independent directors, any transactions between Shelbourne and affiliates of ours may not be reached through arms-length negotiation.

THE ASSET MANAGEMENT FEE PAYABLE BY SHELBOURNE WILL INCREASE TO THE EXTENT THAT SHELBOURNE INCREASES ITS GROSS ASSETS, INCLUDING THROUGH ACQUISITIONS AND THROUGH LEVERAGE.

     The asset management fee payable to Shelbourne Management for managing Shelbourne and its properties will be based on the same percentage of gross assets as the asset management fee currently payable to us and our affiliates for managing your partnership and its properties. However, unlike your partnership Shelbourne will be permitted to leverage its properties and acquire new properties. To the extent that Shelbourne increases its gross assets, including through acquisitions and through leverage, the asset management fee will increase. Shelbourne currently intends to increase its gross assets by borrowing an amount equal to up to 75% of its gross assets. In that regard, if the conversion had been in effect for the first nine months of the year 2000 and Shelbourne had achieved its desired leverage level, the asset management fee payable to Shelbourne Management for such period would have been $3,936,944. This represents a $3,228,166 increase over the asset management fees which were paid by us during that period.

PROVISIONS IN THE CERTIFICATE, BYLAWS AND SHAREHOLDER RIGHTS AGREEMENT COULD INHIBIT CHANGES IN CONTROL.

     Some of the provisions of Shelbourne's certificate of incorporation, bylaws and shareholder rights agreement described below, may have the effect of discouraging a third party from making an acquisition proposal for Shelbourne and may therefore inhibit a change in control of Shelbourne. In order to maintain its qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of the outstanding stock of Shelbourne may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code.

     In order to facilitate maintenance of its qualification as a real estate investment trust for federal income tax purposes, and to otherwise address concerns relating to concentration of capital stock ownership, Shelbourne generally has prohibited ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any single stockholder of more than 8% of the issued and outstanding shares of Shelbourne's common stock. However, the ownership limit will not apply to NorthStar Capital Investment Corp. or any of its officers, directors and affiliates provided that their ownership in excess of this limit will not jeopardize Shelbourne's qualification as a real estate investment trust for Federal income tax purposes. The Board of Directors may waive the ownership limitation described above or modify the ownership limit with respect to one or more persons if it is satisfied, based upon the advice of tax counsel, that ownership in excess of this limit will not jeopardize Shelbourne's qualification as a real estate investment trust for federal income tax purposes or if it determines that it is no longer in the best interests of Shelbourne's shareholders for Shelbourne to continue to qualify as a real estate investment trust. The ownership limit may have the effect of inhibiting or impeding a change in control and, therefore, could adversely affect the stockholders' ability to realize a premium over the then-prevailing market price for the common stock.

     In addition, the Board of Directors has been divided into three classes, the initial terms of which expire in, 2002, 2003 and 2004, with directors of a given class chosen for three-year terms upon expiration of the terms of the members of that class. The staggered terms of the members of the Board of Directors may adversely affect the stockholders' ability to effect a change in control of Shelbourne, even if such a change in control were in the best interests of some, or a majority, of Shelbourne's stockholders.

     The certificate of incorporation authorizes the Board of Directors to issue shares of preferred stock in series and to establish the rights and preferences of any series of preferred stock so issued. The issuance of preferred stock also could have the effect of delaying or preventing a change in control of Shelbourne, even if such a change in control were in the best interests of some, or a majority, of Shelbourne's stockholders. No shares of preferred stock will be issued or outstanding immediately subsequent to the conversion and Shelbourne has no present intention to issue any such shares.

     Shelbourne has also adopted a shareholder rights agreement. Under the terms of the shareholder rights agreement, in general, if a person or group becomes an "acquiring person" meaning such person or group acquires more than 15% of the outstanding shares of common stock, all other stockholders will have the right to purchase securities from Shelbourne at a discount to such securities' fair market value, thus causing substantial dilution to the acquiring person. The shareholder rights agreement may have the effect of inhibiting or impeding a change in control and, therefore, could adversely affect the stockholders' ability to realize a premium over the then- prevailing market price for the common stock in connection with such a transaction. In addition, since the Board of Directors of Shelbourne can prevent the shareholder rights agreement from operating in the event the Board approves of an acquiring person, the shareholder rights agreement gives the Board significant discretion over whether a potential acquiror's efforts to acquire a large interest in Shelbourne will be successful. Because the shareholder rights agreement contains provisions that are designed to assure that NorthStar Capital Investment Corp. and its affiliates will never, alone, be considered a group that is an acquiring person, the shareholder rights agreement provides NorthStar Capital Investment Corp. and its affiliates with some advantages under the shareholder rights agreement that are not available to other stockholders. For instance, NorthStar Capital Investment Corp. and its affiliates could acquire greater than 15% of the outstanding shares of common stock of Shelbourne without triggering the purchase right described above.

     Some provisions of the Delaware General Corporation Law also may have the effect of inhibiting a third party from making an acquisition proposal for Shelbourne or of impeding a change in control of Shelbourne under circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then-prevailing market price of such shares. For instance, Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in a broad range of business combinations with an interested stockholder for a period of three years from the date such person became an interested stockholder.

SHELBOURNE IS SUBJECT TO RISKS OF DEFAULT BY BORROWERS AND INTEREST RATE RISKS ASSOCIATED WITH INVESTMENTS IN MORTGAGE LOANS.

     Shelbourne may invest in mortgage loans and is therefore subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, Shelbourne may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with Shelbourne's administration of the mortgage loans and any collections upon a borrower's default.

     By investing in mortgage loans Shelbourne is also subject to interest rate risks. Market interest rates have recently fluctuated and may rise in the future. Accordingly, if interest rates rise to a greater percentage rate than that received by Shelbourne from its mortgage loans, Shelbourne's public valuation is likely to be adversely affected.

SHELBOURNE'S PERFORMANCE AND VALUE ARE SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY.

     Following the conversion, Shelbourne may make additional real estate-related investments including investments in additional properties, joint ventures and other real estate companies. These investments will be subject to the general risks associated with the ownership of real estate investments. Such risks include adverse changes normally associated with changes in national, regional and local economic and market conditions, changes in laws and governmental regulations including those governing usage, zoning and taxes, changes in interest rates and the availability of financing. Other factors affecting real estate, which would impact on Shelbourne's properties and could have an impact on its other investments, include acts of God, property damage or casualty losses, unexpected capital expenditures, changes in market rents and the creditworthiness of tenants.

SHELBOURNE  WILL FACE INTENSE COMPETITION IN ALL OF ITS MARKETS

     Shelbourne will compete with other entities, including other publicly-traded real estate investment trusts, for real estate investments as well as for tenants for its properties. Shelbourne's competitors may have greater financial or informational resources than Shelbourne.

SHELBOURNE MAY NOT BE ABLE TO RE-LEASE PROPERTIES UPON THE EXPIRATION OF LEASES.

     Most of the leases of your partnership's existing properties expire on dates ranging from 2001 to 2010. In addition, leases representing approximately 22%, 28%, 42%, 45%, 22%, 51%, 56% and 34% of the gross annual rents at the 568
Broadway, Century Park, Commerce Plaza, Commonwealth Industrial Park, Matthews Township Festival, Melrose Crossing, TMR Warehouse and Seattle Tower properties, respectively, expire in or before 2002. Upon the expiration of a lease, Shelbourne may not be able to re-lease the related property at a comparable lease rate or without incurring additional expenses.

SHELBOURNE WILL BE MANAGED BY A THIRD-PARTY ADVISOR AND WILL THEREFORE HAVE LESS CONTROL OVER ITS OPERATIONS.

     Shelbourne will rely on Shelbourne Management to manage its business and assets. Subject to the control of Shelbourne's Board of Directors, Shelbourne Management will make all decisions with respect to the management of the company. Thus, the success of Shelbourne's business will depend in large part on the ability of Shelbourne Management to manage Shelbourne's day-to-day operations. Any adversity experienced by Shelbourne Management could adversely impact the operation of Shelbourne's properties and, consequently, Shelbourne's cash flow and ability to make distributions to its stockholders.

SHELBOURNE MANAGEMENT WILL HAVE CONFLICTS OF INTEREST IN MANAGING SHELBOURNE'S BUSINESS AND MAY THEREFORE MAKE DECISIONS OR TAKE ACTIONS THAT DO NOT SOLELY REFLECT YOUR INTERESTS AS A STOCKHOLDER.

     Shelbourne Management manages the assets of other entities, including entities which may seek to make investments which may also be potential acquisition targets for Shelbourne. Shelbourne Management may not always take the actions in advising Shelbourne that would be expected of Shelbourne Management if its business had been limited to managing Shelbourne's assets. Shelbourne Management will also manage two other publicly traded real estate investment trusts if the conversion of the other High Equity partnerships are approved and may manage other public real estate investment trusts. Shelbourne Management has discretion to allocate investment opportunities among the companies it manages.

MANY OF SHELBOURNE'S OFFICERS AND DIRECTORS WILL HAVE CONFLICTS OF INTEREST IN MANAGING SHELBOURNE'S BUSINESS AND PROPERTIES. THUS, THEY MAY MAKE DECISIONS OR TAKE ACTIONS THAT DO NOT SOLELY REFLECT YOUR INTERESTS AS A SHAREHOLDER.

     Many of Shelbourne's officers and directors are also officers of Shelbourne Management, Winthrop Financial Associates and/or NorthStar Capital Investment Corp., entities which manage other real estate investment companies that may compete with Shelbourne or otherwise have similar business interests. As officers and directors of entities with which Shelbourne will conduct business or with interests in competition with Shelbourne's interests, Shelbourne's officers and directors will experience conflicts between their fiduciary obligations to Shelbourne and their fiduciary obligations to Shelbourne Management, Winthrop Financial Associates, NorthStar Capital Investment Company and their affiliated entities. This conflict of interest could:

o limit the time and services that the officers and directors of Shelbourne devote to Shelbourne, because they will be providing similar services to other real estate entities; and

o impair Shelbourne's ability to compete for acquisition of properties with other real estate entities that are also advised by Shelbourne Management, Winthrop Financial Associates and NorthStar.

SHELBOURNE'S RETENTION OF AN EXTERNAL MANAGER COULD ADVERSELY AFFECT THE VALUE OF YOUR SHARES.

     Instead of being self-managed Shelbourne will pay a third party, Shelbourne Management, to manage its operations. Shares of externally managed real estate investment trusts typically trade at a lower valuation than shares of internally managed real estate investment trusts.

SHELBOURNE'S ABILITY TO GROW COULD BE ADVERSELY AFFECTED IF SHELBOURNE IS NOT SUCCESSFUL IN RAISING CAPITAL.

     Shelbourne's ability to grow is largely dependent on its ability to raise additional capital to acquire additional properties and make new investments. While Shelbourne has the ability to raise additional capital in a variety of ways, including through the issuance of debt and equity securities, it may not be successful in raising such capital in the capital and financial markets. For example, since Shelbourne must distribute substantially all of its taxable income to maintain its status as a real estate investment trust, lenders may be unwilling to lend money to it. Also, Shelbourne's ability to raise additional capital by selling additional equity securities may be adversely affected by equity market trends resulting in higher yields for non-real estate securities. If Shelbourne is unable to raise additional capital on favorable terms, Shelbourne's ability to achieve its objectives and the value of your investment could be adversely affected.

FLUCTUATIONS IN INTEREST RATES COULD ADVERSELY AFFECT THE VALUE OF YOUR SHARES.

     One of the factors that may be expected to influence the prevailing market price of the common stock is the annual yield on the stock price from distributions by Shelbourne. Accordingly, an increase in market interest rates may lead purchasers of shares in common stock in the secondary market to demand a higher annual yield, which could adversely affect the market price of the common stock. For instance, if interest rates are greater than the percentage return you receive on a share of common stock, the price of a share of common stock will likely decrease because potential investors may not be willing to invest in shares of Shelbourne's common stock that would yield less than the market rate on interest-bearing securities, such as bonds. Interest rates have fluctuated over the past several months and may rise in the near future.

ILLIQUIDITY OF REAL ESTATE INVESTMENTS COULD ADVERSELY AFFECT SHELBOURNE'S FINANCIAL CONDITION.

     Real estate investments are illiquid relative to some other investments such as publicly traded securities. The illiquidity of Shelbourne's assets may limit its ability to buy or sell property in response to changes in economic or other conditions. In addition, some significant costs and expenses attendant to real estate ownership are fixed, such as principal and interest payments on debt, real estate taxes, and operating and maintenance costs. As a result, Shelbourne's ability to respond to adverse changes in the performance of its investments may be limited, which could have an adverse effect on Shelbourne's financial condition and results of operations.

LIABILITY FOR ENVIRONMENTAL MATTERS COULD ADVERSELY AFFECT SHELBOURNE'S FINANCIAL CONDITION.

     Shelbourne may acquire properties that have unknown environmental problems or develop environmental problems after acquisition that could require substantial expenditures to remedy. In addition, Shelbourne could be found to have environmental problems in some of its existing properties. Often, federal and state laws impose liability on property owners or operators for the clean-up or removal of hazardous substances on their properties even if the present owner did not know of, or was not responsible for, the contamination caused by the substances. In addition to the costs of clean-up, contamination can affect the value of a property, Shelbourne's ability to lease and sell the property, and Shelbourne's ability to borrow funds using the property as collateral. Environmental laws typically allow the government to place liens for such liabilities against affected properties, which liens would be senior in priority to other liens. Costs that Shelbourne incurs to remedy environmental problems in existing properties or to perform environmental compliance due diligence on newly-acquired properties would reduce Shelbourne's cash available for distribution to you as a shareholder. Your partnership has not been notified by any governmental authority of any noncompliance, liability or other claim in connection with any of its properties.

STOCKHOLDER APPROVAL IS NOT REQUIRED FOR SHELBOURNE TO DISCONTINUE ITS STATUS AS A REAL ESTATE INVESTMENT TRUST.

     Shelbourne's Board will have the authority to determine whether Shelbourne should continue to qualify as a real estate investment trust. Although Shelbourne currently intends to operate in a manner designed to enable it to qualify as a real estate investment trust, it is possible that future economic, market, legal, tax or other considerations may cause Shelbourne to fail to qualify as a real estate investment trust or may cause Shelbourne's Board to revoke Shelbourne's REIT election. If that were to happen, Shelbourne would be required to pay corporate-level income tax which would reduce the cash available for distribution to stockholders and could materially reduce the value of your common stock.

UNINSURED LOSSES COULD ADVERSELY AFFECT SHELBOURNE'S FINANCIAL CONDITION.

     Your partnership carries, and Shelbourne will continue to carry comprehensive liability, fire, flood, extended coverage and rental loss insurance, as applicable, with respect to its properties as customarily carried for similar properties. There are, however, some types of losses such as from wars or catastrophic acts of nature that may be either uninsurable or not economically insurable. Any uninsured loss could result in both loss of cash flow from, and asset value of, the affected property.

     We do not anticipate obtaining new owner's title insurance policies in connection with the conversion. Each of your partnership's properties has previously been insured by title insurance policies. However, each such title insurance policy may be in an amount less than the current value of the applicable property. In the event of a loss with respect to a property relating to a title defect, Shelbourne could lose both its capital invested in and anticipated profits from such property.

FEDERAL INCOME TAX RISKS

FAILURE TO QUALIFY OR REMAIN QUALIFIED AS A REAL ESTATE INVESTMENT TRUST WOULD CAUSE SHELBOURNE TO BE TAXED AS A CORPORATION.

     Shelbourne intends to elect to be treated for tax purposes and to operate so as to qualify as a real estate investment trust under the Internal Revenue Code effective for its taxable year ending December 31, 2001. If Shelbourne qualifies as a real estate investment trust, it generally will not be subject to corporate-level income tax on income that it currently distributes to its stockholders as long as it makes current distributions of at least 90% of its taxable income excluding net capital gain. This treatment substantially eliminates the "double taxation," i.e., taxation at both the corporate and stockholder levels, that ordinarily results from an investment in a corporation. No assurance can be given that Shelbourne will qualify or remain qualified as a real estate investment trust, or that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a real estate investment trust or the Federal income tax consequences of such qualification. Shelbourne has received an opinion of Rosenman & Colin LLP to the effect that, commencing with Shelbourne's taxable year ending on December 31, 2001, Shelbourne will be organized in conformity with the requirements for qualification as a real estate investment trust, and Shelbourne's proposed method of operation will enable it to meet the requirements for qualification and taxation as a real estate investment trust, provided that (1) the conversion and the procedural steps described under "FEDERAL INCOME TAX CONSEQUENCES - REQUIREMENTS FOR QUALIFICATION - ORGANIZATIONAL REQUIREMENTS" are completed in a timely fashion and (2) Shelbourne and the operating partnership operate in accordance with assumptions and representations with respect to their organization, business, properties and operations. However, an opinion of counsel is not binding on the Internal Revenue Service or the courts.

     If Shelbourne were to fail to qualify as a real estate investment trust in any taxable year, it would not be allowed a deduction for distributions to stockholders in computing its taxable income, and its taxable income would be subject to Federal income tax at regular corporate rates. Unless entitled to relief, Shelbourne also would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which qualification was lost. The resulting taxes imposed on Shelbourne would reduce the funds available for distribution to its stockholders for each of the years involved, and could materially reduce the value of your common stock.

SHELBOURNE WILL BE SUBJECT TO A 4% NONDEDUCTIBLE EXCISE TAX IF IT FAILS TO DISTRIBUTE REQUIRED AMOUNTS.

     Shelbourne will be subject to a 4% nondeductible excise tax if its distributions during each calendar year do not equal at least the sum of:

     (1)  85% of its ordinary income for that year;

     (2) 95% of its capital gain net income for that year less any capital gains that Shelbourne elects to retain and pay taxes on; and

     (3) any undistributed taxable income from prior periods less any taxable income that Shelbourne elected to retain and pay federal income taxes on.

     While Shelbourne intends to make distributions to its stockholders in amounts sufficient to comply with the foregoing distribution requirement and also avoid the 4% excise tax, the imposition of an excise tax would adversely affect the value of shares.

THERE ARE POTENTIAL TAX DISADVANTAGES TO CONDUCTING BUSINESS AS A REAL ESTATE INVESTMENT TRUST.

     Maintaining qualification as a real estate investment trust will require Shelbourne to comply with restrictions with respect to its assets, income and distributions that are not applicable to your partnership. Unlike your partnership, Shelbourne may be subject to entity-level income taxes even while remaining qualified as a real estate investment trust. Unlike your partnership, Shelbourne will be unable to pass through losses to its stockholders.

     Unlike your investment in your partnership, your ownership of common stock will not be a passive activity for purposes of the passive activity loss limitation, and dividends and capital gains from common stock may not be offset by your unused passive activity losses from your partnership or other investments. However, unused passive activity losses from your partnership generally may be deducted when you sell all of your common stock. If you bought your units in your partnership's original offering, we estimate that you may have unused passive activity losses from your partnership of up to $42 per unit as of the end of 1999. This amount is reduced if you have previously used any of these losses to offset your passive activity income from other investments.

                           BENEFITS OF THE CONVERSION

     As discussed under "BACKGROUND OF THE CONVERSION," we are proposing the conversion as required by the settlement of the class action litigation involving your partnership. We expect that the following benefits will result from the conversion.

GREATER MARKET VALUE

     The estimated range of values for shares of common stock is between $45.41 and $49.87, whereas the estimated range of per share secondary market trading values based on secondary market trading data for the bi-monthly period ended September 30, 2000 reported by Partnership Spectrum, an independent third party industry publication, is between $37.75 and $42.57. In addition, these secondary prices do not take into account commissions and other transactional costs which sellers of units may be required to pay and which typically range between 8% and 10% of the reported selling price.

TAX-FREE RECEIPT OF COMMON STOCK

     You will not be taxed on common stock you receive in the conversion.

GREATER LIQUIDITY AND MORE EFFICIENT MARKET

     Common stock will be traded on the American Stock Exchange. The American Stock Exchange will likely provide significantly greater liquidity than limited partners currently have in the existing limited and informal secondary market for units. In the most recent two-month period reported by Partnership Spectrum, 3,040 units, or less than 1% of the outstanding units, were traded on the secondary market.

     The American Stock Exchange should also provide stockholders in Shelbourne with a more efficient market to sell their shares than limited partners currently have in the secondary market for units. Payment for shares sold on the American Stock Exchange is required to be made within three business days from the date that shares are sold. Currently it can take a significant amount of time to complete the sale of units on the secondary market and receive payment.

ABILITY TO MAKE NEW INVESTMENTS

     Shelbourne will have the ability to make new investments. Shelbourne may acquire new properties, interests in joint ventures and other real estate companies, mortgages and other real estate-related assets. The ability to make new investments will enable Shelbourne to change its investment portfolio in response to changing market conditions and to avail itself of potentially favorable investment opportunities. Through such additional investments, Shelbourne will attempt to maximize the value of the common stock.

REQUIRED DIVIDENDS

     Shelbourne will be required to distribute 90% of its taxable income, excluding net capital gain, to maintain its status as a real estate investment trust. Your partnership is not required to make distributions.

BENEFICIAL COMPANY STRUCTURE

     Shelbourne's "UPREIT" structure will enhance its ability to make future acquisitions. Shelbourne, through the operating partnership, may issue additional partnership interests in transactions which would allow prospective sellers to defer recognizing gain on their transfer of property to the operating partnership.

ELECTED GOVERNANCE

     Following the conversion, directors of Shelbourne will be elected by holders of common stock. In addition, a vote of stockholders holding two-thirds of the outstanding common stock generally may remove a director of Shelbourne. Each year, holders of common stock will elect either two or three directors of Shelbourne, each of whom will serve for a three-year term.

ABILITY TO RAISE CAPITAL

     Shelbourne will have the ability to raise capital by borrowing money, including by mortgaging existing properties, and by issuing equity securities. The proceeds from such loans or equity issuances may be used to finance future investments, to improve existing properties, or for other purposes. In addition, the borrowing of money by Shelbourne will not result in unrelated business taxable income.

NO UNRELATED BUSINESS TAXABLE INCOME

     Dividends paid to you generally will not constitute unrelated business taxable income even if Shelbourne borrows funds to finance acquisitions or improvements.

SIMPLIFIED TAX REPORTING

     The conversion will result in simplified tax administration for many of you. You no longer will receive a Schedule K-1, which is generally received in March, which complicates and typically leads to more costly tax return preparation, but instead will receive a Form 1099-DIV by January 31 of each year to report your taxable income and gain from Shelbourne.

REDUCED STATE INCOME TAX REPORTING

     You generally will not be subject to state income tax or required to file individual state income tax returns in states other than in your state of residence solely as a result of an investment in common stock.


                 COMPARISON OF YOUR PARTNERSHIP AND SHELBOURNE

     Your rights and obligations are currently governed by the Delaware Revised Uniform Limited Partnership Act, which we will refer to as "Delaware partnership law", and your partnership agreement. Following the conversion, your rights will be governed by the Delaware General Corporation Law and the organizational documents of Shelbourne. The following compares the material rights and attributes of the ownership of units in your partnership and shares of common stock. See "DESCRIPTION OF CAPITAL STOCK" for additional information on common stock.

        YOUR PARTNERSHIP                             SHELBOURNE
---------------------------------        ----------------------------------
                          FORM OF ORGANIZATION


Your partnership is a limited             Shelbourne is a corporation organized
partnership formed under Delaware         under Delaware General Corporation
partnership law. Your partnership has     Law. Shelbourne intends to qualify as
been treated as a partnership for         a real estate investment trust under
Federal income tax purposes, and is not   the Internal Revenue Code, thereby
subject to entity-level taxes.            generally avoiding Federal taxation
                                          of income distributed to
                                          stockholders. Maintaining real estate
                                          investment trust status will require
                                          ongoing satisfaction of income, asset
                                          and distribution tests and
                                          restrictions that do not apply to
                                          your partnership.


Your partnership is a limited partnership governed by Delaware partnership law. Shelbourne is a corporation governed by Delaware corporate law. Qualification of Shelbourne as a real estate investment trust will enable Shelbourne to avoid much of the double taxation normally associated with corporations.

        YOUR PARTNERSHIP                             SHELBOURNE
---------------------------------        ----------------------------------
                               GENERAL BUSINESS



The business of your partnership is       Shelbourne will have the authority to
limited to the ownership of interests     engage in any and all business
in its properties. The properties         activities permitted a corporation
were intended to be sold over varying     organized under the laws of the State
periods of time with the resulting        of Delaware. Specifically, through
liquidation of your partnership. Your     the operating partnership, Shelbourne
partnership is prohibited from            will own the operating partnerships
reinvesting its funds in additional       properties and, when appropriate,
properties. All of your partnerships      recognize the value of the properties
properties were acquired for cash.        through sales and/or mortgage
                                          financing. The proceeds of such
                                          transactions will be used to make new
                                          real estate-related investments.
                                          Shelbourne will also acquire new
                                          investments with borrowed money or
                                          capital raised by issuing additional
                                          equity securities. Shelbourne may
                                          acquire properties for cash or
                                          through the issuance of equity
                                          securities, including limited
                                          partnership interests in the
                                          operating partnership.

Shelbourne will be permitted to engage in a broader range of business opportunities as compared to your partnership. Such opportunities will be facilitated as a result of the greater flexibility of Shelbourne with respect to raising additional capital, borrowing money and acquiring additional properties.


---------------------------------        ----------------------------------
                             Duration of Existence


Your partnership has a finite term of   In accordance with the Delaware
existence. Your partnership agreement   General Corporation Law and
provides for a term lasting until       Shelbourne's certificate of
December 31, 2015, unless sooner        incorporation, Shelbourne will have a
terminated in connection with a         perpetual existence, and continue to
liquidation following the sale of all   operate indefinitely.
the properties. While your
partnership initially contemplated
selling its interests in its
properties within seven to ten years,
we have the discretion and authority
to determine the actual timing of any
sales. Any such determination would
be based, in part, on then prevailing
economic and market conditions.

     Your partnership agreement provides for the dissolution of your partnership in 2015, whereas Shelbourne's certificate of incorporation provides for perpetual existence. Accordingly, after the conversion, liquidation of your investment in Shelbourne will not likely be achieved through liquidating distributions, but through the sale of shares of Common Stock on the American Stock Exchange.

        YOUR PARTNERSHIP                             SHELBOURNE
---------------------------------        ----------------------------------

                                 Voting Rights

You are entitled to one vote per unit    The bylaws and Delaware law provide
on matters requiring a vote of           that the stockholders of Shelbourne
limited partners. Limited partners       shall be entitled to vote, subject to
generally may vote on:                   any voting rights which may be
                                         granted to holders of preferred
o    removal of a general partner and    stock, on all matters submitted to a
     the election of a successor         vote of the stockholders. In
     general partner;                    determining the number of shares
                                         entitled to vote, each share of
o    election of an additional           common stock is entitled to one vote.
     general partner;
                                         Generally, matters submitted to the
o    termination and dissolution of      stockholders require the affirmative
     your partnership;                   vote of stockholders holding a
                                         majority of the number of votes cast
o    amendments to your partnership's    either present in person or by proxy
     partnership agreement other than    at a duly convened meeting of
     amendments relating to actions      stockholders, except that the removal
     which are under the sole            of directors and the amendment of
     authority of your managing          some sections of the certificate of
     general partner;                    incorporation requires the
                                         affirmative vote of stockholders
o    material changes in your            holding two-thirds of the number of
     partnership's investment            votes entitled to be cast on such
     objectives;                         proposals.

o    sale of substantially all of the    The bylaws of Shelbourne require
     assets of your partnership;         Shelbourne to send notice at least 10
                                         days and not more than 60 days before
o    the pledge or encumbrance of        the annual meeting of stockholders to
     substantially all of the assets     each stockholder entitled to vote at
     of your partnership; and            such meeting or to each stockholder
                                         who, by law, under the certificate of
o    the extension of the term of        incorporation or under the bylaws is
     your partnership.                   entitled to such notice.


A vote of 50% or more of the
outstanding units is required to
approve any of the foregoing actions.

     You will be entitled to vote on more matters as a stockholder of Shelbourne than you are as a limited partner in your partnership, including the entitlement to vote in the annual election of directors.

        YOUR PARTNERSHIP                             SHELBOURNE
---------------------------------        ----------------------------------
         Fiduciary Duties, Limitation of Liability and Indemnification

We are accountable to your              At least one Delaware court has
partnership as fiduciaries and are      stated that the fiduciary duties of
required to exercise good faith and     a general partner are comparable to
integrity in all our dealings in        those of a director to a
your partnership's affairs. Your        stockholder. Other courts, however,
partnership agreement generally         have indicated that the fiduciary
provides that neither we nor any of     duties of a general partner are
our affiliates performing services      greater than those of a director to
on behalf of your partnership will      a stockholder, and other Delaware
be liable to your partnership or any    courts have held that the fiduciary
of their respective partners for any    duties of a general partner can be
loss suffered by your partnership       determined or modified by the
that arises out of any action or        partnership agreement.
inaction of us or our affiliates if
we in good faith determine that such    Accordingly, although it is unclear
course of conduct was in the best       whether or to what extent there are
interests of your partnership,          any differences in such fiduciary
provided that such course of conduct    duties, it is possible that the
did not constitute negligence or        fiduciary duties of directors of
misconduct of us and our affiliates.    Shelbourne to its stockholders could
                                        be less than our fiduciary duties to
Your partnership agreement generally    you. This may result in decreased
requires your partnership to            potential liability of the directors
indemnify us to the maximum extent      of Shelbourne and less recourse
permitted by law from any liability,    available to stockholders who
loss or damage incurred by reason of    believe that Shelbourne's Board did
an act performed or omitted to be       not act properly in managing
performed by them, including costs      Shelbourne's affairs. Shelbourne's
and expenses, provided that (1) the     certificate of incorporation limits
course of conduct was determined to     the liability of Shelbourne's
be in the best interest of your         directors to the fullest extent
partnership, and (2) the course of      permitted from time to time by
conduct did not constitute              Delaware law. The certificate of
negligence or misconduct.               incorporation presently permits the
                                        liability of directors to Shelbourne
                                        or its stockholders for money
                                        damages to be limited, except for
                                        liability:

                                        o    for any transaction from which
                                             the director derived an
                                             improper benefit;

                                        o    for any breach of the
                                             director's duty of loyalty to
                                             Shelbourne or its stockholders;

                                        o    acts or omissions not in good
                                             faith or which involve
                                             intentional misconduct or a
                                             knowing violation of law; and

                                        o    under Section 174 of the
                                             General Corporation Law of the
                                             State of Delaware.


                                        Shelbourne's bylaws require
                                        Shelbourne to indemnify its
                                        directors and officers to the
                                        fullest extent permitted by Delaware
                                        law.

                                        Delaware law permits indemnification
                                        against expenses and liabilities
                                        arising out of legal actions brought
                                        or threatened against directors for
                                        their conduct on behalf of a
                                        corporation, provided that they
                                        acted in good faith and in a manner
                                        reasonably believed was in or not
                                        opposed to such corporation's best
                                        interests and in the case of a
                                        criminal proceeding, that they had
                                        no reasonable cause to believe their
                                        conduct was unlawful. Delaware does
                                        not allow indemnification of
                                        directors in the case of an action
                                        by or in the right of a corporation,
                                        including stockholder derivative
                                        suits, unless the directors
                                        successfully defend the action or
                                        indemnification is ordered by the
                                        court.

                                        Shelbourne has agreed to indemnify
                                        its directors and executive officers
                                        to the fullest extent permitted by
                                        law and to advance to the directors
                                        and executive officers all related
                                        expenses, including legal costs,
                                        subject to reimbursement, if it is
                                        subsequently determined that the
                                        indemnification is not permitted.


The rights of stockholders against management of Shelbourne in some circumstances may be more limited than the rights you have against us or your general partners.

        YOUR PARTNERSHIP                             SHELBOURNE
---------------------------------        ----------------------------------
                         Review of Books and Records

Under your partnership agreement and    Under Delaware General Corporation
applicable law, you are entitled to     Law, a stockholder is entitled, upon
review and obtain a copy of a           written demand, to inspect for any
current list of the names and           proper purposes during usual
addresses of limited partners in        business hours, Shelbourne's stock
your partnership as well as other       ledger, a list of Shelbourne's
information maintained at the           stockholders and its other books and
principal offices of your               records and to make copies or
partnership.                            extracts therefrom. In addition,
                                        Shelbourne is required to prepare,
                                        at least 10 days before every
                                        meeting of stockholders, a complete
                                        list of the stockholders entitled to
                                        vote at the meeting, arranged in
                                        alphabetical order, and showing the
                                        address of each stockholder and the
                                        number of shares registered in the
                                        name of each stockholder. Such list
                                        must be open to the examination of
                                        any stockholder, for any purpose
                                        germane to the meeting, during
                                        ordinary business hours, for at
                                        least 10 days prior to the meeting
                                        either at the place where the
                                        meeting is to be held or at a place
                                        in the city which is specified in
                                        the notice of the meeting.


The rights of stockholders to obtain an investor list is somewhat more limited than your corresponding right in your partnership.


        YOUR PARTNERSHIP                             SHELBOURNE
---------------------------------        ----------------------------------
                                  Management

With the exception of some                Shelbourne will be managed by its
significant transactions which            Board of Directors and executive
require your approval such as a sale      officers. Management of the
of all of your partnership's assets,      day-to-day affairs of Shelbourne
we have exclusive authority and           will be performed by Shelbourne
control over the management and           Management. The Board of Directors
operation of your partnership. You        will be elected by the holders of
do not have the right to annually         common stock.
elect the management of your
partnership. However, we may be
removed at any time by a vote of a
majority of the outstanding units in
your partnership.

Unlike limited partners in your partnership, holders of Common Stock will vote to elect management of Shelbourne.

        YOUR PARTNERSHIP                             SHELBOURNE
---------------------------------        ----------------------------------
                        Distributions; distribution policy






Your partnership generally             The amount of Shelbourne's dividends
distributes available cash on a        will be established by the Board of
quarterly basis. Amounts distributed   Directors, taking into account the
to you historically have been          cash needs of Shelbourne, the
derived from your share of adjusted    requirements of the Internal Revenue
cash from operations. We may, under    Code for qualification as a real
your partnership agreement, create     estate investment trust and the
working capital and other reserves     amount of distributions necessary to
that may have the effect of            avoid becoming subject to
decreasing cash distributions. You     non-deductible excise tax. Under the
also are entitled to receive your      Internal Revenue Code, Shelbourne is
share of cash from sales or            required to distribute ordinary
financings upon the sale or, in        income dividends of at least 90% of
limited circumstances, financing of    its taxable income other than net
your partnership's properties.         capital gain in order to maintain
However, except for the sale of two    its qualification as a real estate
properties, your partnership has not   investment trust. Unlike your
to date sold or financed any of its    partnership, Shelbourne is not
real estate investments.               required to distribute net proceeds
                                       from a financing of properties or
                                       from sales of properties. For a
                                       summary of Shelbourne's dividend
                                       policy, see, "SHELBOURNE -- CASH
                                       DIVIDEND POLICy".

Shelbourne will pay dividends when declared by the Board of Directors of Shelbourne. The amount of such dividends will depend upon Shelbourne's operating expenses, debt service payments, capital expenditures and other factors. To maintain its qualification as a real estate investment trust, Shelbourne must distribute 90% of its taxable income other than net capital gain.

        YOUR PARTNERSHIP                             SHELBOURNE
---------------------------------        ----------------------------------
                            Leverage; borrowing policy

Your partnership did not incur any       Shelbourne will likely incur
indebtedness in connection with          significant indebtedness on a
raising capital or acquiring its         secured and unsecured basis to
properties. Your partnership is          finance future investments, to
permitted to encumber with mortgage      improve existing properties or for
financing any properties which have      other purposes. Shelbourne will not
been owned by your partnership for       be limited as to the amount of
at least five years, provided that       indebtedness it may incur with
your partnership has obtained an         respect to any of its properties,
opinion of counsel that such             but currently does not intend to
financing will not result in income      borrow, in the aggregate, more than
derived from your partnership's          an amount equal to 75% of its gross
properties constituting "unrelated       assets.
business taxable income" to
tax-exempt investors. There is no
maximum percentage leverage with
respect to any single property or
all properties on a combined basis.
To date, your partnership has not
encumbered any of its properties.


Your partnership can only employ leverage if borrowing does not result in unrelated business taxable income. Shelbourne may borrow on a secured or unsecured basis. Borrowing by Shelbourne will not result in unrelated business taxable income.


        YOUR PARTNERSHIP                             SHELBOURNE
---------------------------------        ----------------------------------
                              Lending Policy

Your partnership has not engaged in      Shelbourne may make loans, including
the business of making loans and is      mortgage loans, as part of its
not permitted to make new                investment strategy. Shelbourne will
investments.                             not be limited as to the amount it
                                         may lend with respect to any one
                                         investment and is not limited as to
                                         the percentage of gross assets
                                         represented by loans.

Your partnership is not in the business of making loans. Subject to complying with the requirements of the Internal Revenue Code for qualification as a real estate investment trust, Shelbourne may make loans, including mortgage loans, as part of its investment strategy.

        YOUR PARTNERSHIP                             SHELBOURNE
---------------------------------        ----------------------------------
                               Fees to Affiliates

Your partnership agreement provides      Shelbourne Management will manage
for the payment of the following         Shelbourne under an advisory
fees to us                               agreement and will be paid:
and our affiliates:
                                         o    Asset Management Fee. An asset
o    Asset Management Fee. A per              management fee equal to 1.25%
     annum partnership asset                  of gross assets of Shelbourne
     management fee equal to 1.25%            based on the latest appraised
     of the gross assets of your              value of Shelbourne's
     partnership per annum based on           properties and the amount of
     the latest appraised value of            Shelbourne's other assets as
     your partnership's properties            reflected on Shelbourne's
     and the amount of your                   balance sheet. The real estate
     partnership's other assets as            assets will be appraised from
     reflected on your partnership's          time to time as determined by
     balance sheet. The real estate           Shelbourne's Board of Directors
     assets are appraised from time           and the appraisals will be
     to time as determined by your            performed by an independent
     general partners and the                 third party. Since the asset
     appraisals are performed by an           management fee is based on
     independent third party                  gross assets, the amount
     appraiser. Historically, the             payable to Shelbourne
     real estate appraisals have              Management will increase to the
     been performed by Cushman &              extent Shelbourne increases its
     Wakefield, Inc.;                         gross assets, including through
                                              leverage;
o    Expense Reimbursement. $200,000
     per year for expenses of your       o    Expense Reimbursement. $200,000
     managing general partner                 per year for reimbursement of
     relating to the administration           administrative expenses which
     of your partnership which your           Shelbourne Management is not
     managing general partner is not          required to account for;
     required to account for;
                                         o    Property Management Fee.
o    Property Management Fee.                 Competitive property management
     Competitive property management          fees not in excess of 6% of
     fees not in excess of 6% of              revenues; and
     revenues payable to us and our
     affiliates;                         o    Accountable Expense
                                              Reimbursement. Reimbursements
o    Accountable Expense                      for accountable expenses
     Reimbursement. Reimbursement             incurred in connection with the
     for accountable expenses                 performance of administrative
     incurred in connection with the          services for Shelbourne.
     performance of administrative
     services for your partnership;      Under the advisory agreement,
     and                                 Shelbourne Management will be
                                         responsible to do the following:
o    Subordinated Incentive Fee. A
     fee equal to 15% of the             o    manage Shelbourne's day-to-day
     proceeds of any sales or                 operations;
     financings after limited
     partners are distributed their      o    provide or arrange for
     total original invested capital          customary property management
     plus an amount that would equal          services to be provided at
     a 10% annual return on their             Shelbourne's properties;
     adjusted invested capital. We
     do not expect that limited          o    supervise Shelbourne's
     partners will receive the                financings including any sales
     required amount upon                     of Shelbourne's securities;
     liquidation of your partnership
     and therefore we do not expect      o    conduct relations for
     to receive any subordinated              Shelbourne with the American
     incentive fees.                          Stock Exchange or with dealers
                                              which make markets in
                                              Shelbourne's securities;

                                         o    select and conduct relations
                                              with lenders, lawyers,
                                              consultants, accountants,
                                              mortgage loan originators,
                                              brokers, participants,
                                              attorneys, appraisers,
                                              insurers, and others who may be
                                              relevant to Shelbourne's
                                              activities;

                                         o    administer day-to-day
                                              bookkeeping and accounting
                                              functions;

                                         o    prepare reports to stockholders
                                              which may be required by
                                              governmental authorities for
                                              the ordinary conduct or
                                              Shelbourne's business;

                                         o    negotiate and enter into leases
                                              of space at Shelbourne's
                                              properties; and

                                         o    supervise the development and
                                              improvement of properties,
                                              including capital and tenant
                                              improvements.

The method of determining the amount of fees payable to Shelbourne Management for managing Shelbourne and its properties is substantially the same as the method for determining the amount of fees payable to us and our affiliates for performing the same services for your partnership. However, if the conversion is approved we will no longer be obligated to repay a maximum of $3.85 per unit, or an aggregate of $2,265,472, which we would otherwise be required to pay if your partnership were liquidated. In addition, to the extent Shelbourne increases its gross assets, including through leverage, the asset management fee payable to Shelbourne Management would increase.

The following information compares (1) the compensation and distributions paid by your partnership to us and our affiliates and (2) the compensation and distributions that would have been paid to us and our affiliates if the conversion had been in effect during the periods presented below.

                                     HISTORICAL AND PRO FORMA PAYMENTS TO THE GENERAL PARTNERS

                                                                         YEAR ENDED DECEMBER 31,
                              ----------------------------------- ---------------------------------------- ------------------------
                                                1997                               1998                                   1999
                              ----------- ----------- ----------- ------------- ------------- ------------ ----------- ------------
                                                      Net                                         Net
                              Historical  Shelbourne  Increase     Historical    Shelbourne    Increase    Historical  Shelbourne
                              Partnership Pro Forma   (Decrease)  Partnership    Pro Forma    (Decrease)   Partnership  Pro Forma
                              ----------- ---------   ----------  -----------    ---------    ----------   -----------  ---------
Asset Management Fee (1)
     No leverage              $1,376,001    $859,652  ($516,349)  $1,285,432      $928,561    ($356,871)    $973,293  $1,023,273
     75% leverage                     --  $3,438,607        --            --    $3,714,242           --           --  $4,093,093
Property Management Fees (2)    $416,429    $416,429          0     $427,126      $427,126            0     $389,113    $389,113
General Partners'               $124,721           0  ($124,721)    $142,360       $80,296     ($62,064)     $71,181    $100,175
   Distributions (3) (4)
Distributions on
Units/Shares Held by our         $20,584           0  ($20,584)     $205,301      $115,797     ($89,504)    $175,484    $246,963
Affiliates (4)

Non-Accountable Expense         $200,000    $200,000         $0     $200,000      $200,000           $0     $200,000    $200,000
Reimbursement

Accountable Expense
Reimbursement                    $43,361     $43,361          0     $102,025      $102,025            0      $58,480     $58,480
                              ----------- ----------- ----------- ------------- ------------- ------------ ----------- ------------
Total - No Leverage           $2,181,096  $1,519,442  ($661,654)  $2,362,244    $1,853,805    ($508,439)  $1,867,551  $2,018,004
Total - 75% Leverage                  --  $4,098,397        --            --    $4,639,486           --           --  $5,087,824
                              ----------- ----------- ----------- ------------- ------------- ------------ ----------- ------------

                                                    NINE MONTHS ENDED
                              ------------ -------------------------------------
                                                    SEPTEMBER 30, 2000
                               ----------- ----------- ------------ ------------
                               Net                                      Net
                               Increase    Historical  Shelbourne    Increase
                               (Decrease)  Partnership  Pro Forma   (Decrease)
                               ----------  -----------  ---------   ----------
Asset Management Fee (1)
     No leverage               $49,980      $708,778     $708,778          $0
     75% leverage                   --            --   $3,936,944          --
Property Management Fees (2)         0      $254,820     $254,820           0
General Partners'              $28,994             0     $135,930    $135,930
   Distributions (3) (4)
Distributions on                                   0     $613,367    $613,367
Units/Shares Held by our       $71,479
Affiliates (4)

Non-Accountable Expense             $0      $150,000     $150,000           0
Reimbursement

Accountable Expense
Reimbursement                        0             0            0           0
                             ----------- ----------- ------------ ------------
Total - No Leverage           $150,453    $1,113,598   $1,862,695    $749,297
Total - 75% Leverage                --            --   $5,091,061          --
                             ----------- ----------- ------------ ------------



-----------

(1) Amounts under Historical Partnership represent the actual fee paid by your partnership for the period indicated. For the years ended December 31, 1997 and 1998, the historical fee was equal to 1.05% of the gross amount of your partnership's original offering proceeds paid or allocable to acquire properties. As a result of the settlement of the class action involving your partnership, the asset management fee was changed to a fixed amount for 1999 and thereafter to an amount equal to 1.25% of your partnership's gross assets. The historical fee for 1999 would have been $1,023,273 if it had been calculated based on 1.25% of gross assets. Amounts under Shelbourne Pro Forma were determined based on a fee of 1.25% of Shelbourne's gross assets both with and without the effects of borrowing. At any given time, "gross assets" are valued based on the latest appraised value of the properties, as well as the amount of other assets. The amounts under Historical Partnership and Shelbourne Pro Forma, No Leverage for the nine months ended September 30, 2000 reflect additional amounts payable for the three months ended September 30, 2000 based on the June 30, 2000 property appraisals. The fees based on 75% leverage assume that Shelbourne's gross assets were $275,088,524, $297,139,630, $327,447,424 and $419,940,693 during the years ended
     December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000, respectively.

(2) Historical cost includes $416,428, $427,126, and $389,113 of supervisory management fees paid to our affiliate, Resources Supervisory Management Corp. for the years ended December 31, 1997, 1998 and 1999, respectively, of which $287,466, $278,204 and $319,610, respectively, was paid to unaffiliated management companies. For the nine months ended September 30, 2000 Resources Supervisory was entitled to receive a $254,820 supervisory management fee, $152,415 of which was paid to Kestrel Management L. P., an affiliate of your general partners, and $102,405 of which was paid to unaffiliated management companies with the balance being retained by Resources Supervisory. As of October 1, 2000 all property management services for your partnership were being performed directly by Kestrel and Resources Supervisory was no longer performing any property management services.

(3) The amount under Historical Partnership represents distributions actually paid to your general partners on account of their 5% interest in your partnership. On a pro forma basis the general partner interest in your partnership will be converted into shares of Shelbourne. The amount listed under Shelbourne Pro Forma represents dividends which would be paid to the general partners as 5% shareholders.

(4) Amounts under Shelbourne Pro Forma represent the distribution of 95% of taxable income in order to qualify as a real estate investment trust. Beginning in 2001, Shelbourne will be required to distribute 90% of its taxable income in order to qualify as a real estate investment trust.

        YOUR PARTNERSHIP                             SHELBOURNE
---------------------------------        ----------------------------------
                      TAXATION OF TAXABLE LIMITED PARTNERS

Your partnership, which is treated         Dividends paid to taxable
as a partnership for Federal income        stockholders generally will be
tax purposes, is not subject to tax,       taxable to them as ordinary dividend
but you must report your allocable         income except for distributions
share of partnership income and loss       properly designated as capital gain
on your tax return. Partnership            distributions. Dividends and capital
distributions are not taxable to you       gains from common stock cannot be
except to the extent such                  offset by passive activity losses,
distributions exceed your adjusted         including any unused passive
tax basis in your partnership units.       activity losses from your
Your partnership specially allocates       partnership, in the case of
depreciation deductions to taxable         stockholders who are subject to the
unitholders. Losses from your              passive activity loss limitation.
partnership constitute passive             Unused passive activity losses from
activity losses which, under the           your partnership generally may be
passive activity loss limitation           deducted when you sell all of your
rules, cannot be deducted currently        common stock. Tax losses of
except to the extent of your passive       Shelbourne will not pass through to
activity income, if any, from other        stockholders, but will reduce
investments. Income from your              Shelbournes future taxable income
partnership generally constitutes          subject to applicable limitations.
passive activity income which,             Each January, stockholders will be
subject to applicable limitations,         mailed the familiar Form 1099-DIV
can be offset by unused passive            for corporate dividends.
activity losses from your
partnership or other investments.          As a stockholder, you generally will
Generally, by March 15 of each year,       not be required to file state income
you receive annual Schedule K-1            tax returns or pay state income
forms with respect to information          taxes outside your state of
for inclusion on your Federal income       residence with respect to
tax returns.                               Shelbournes operations. Shelbourne
                                           must pay state income taxes in
You generally must file state income       certain states where it owns
tax returns and may incur state            properties.
income tax in various states in
which your partnership owns
property.


Shelbournes dividends generally will be taxable to taxable stockholders as ordinary income which is not passive activity income. Stockholders will receive a Form 1099-DIV rather than a Schedule K-1.



        YOUR PARTNERSHIP                             SHELBOURNE
---------------------------------        ----------------------------------
                    TAXATION OF TAX-EXEMPT LIMITED PARTNERS

Leveraged acquisitions by your             The Service has ruled that
partnership would give rise to             distributions by a real estate
unrelated business taxable income          investment trust to a tax-exempt
under the Internal Revenue Code.           pension trust generally will not
                                           constitute unrelated business
                                           taxable income. Accordingly,
                                           dividends received from Shelbourne
                                           by a stockholder whose income is
                                           exempt from Federal income taxation
                                           generally should not constitute
                                           unrelated business taxable income
                                           assuming the stockholder does not
                                           hold its shares subject to
                                           acquisition indebtedness.

Shelbournes dividends generally will not constitute unrelated business taxable income to tax-exempt stockholders.

                          BACKGROUND OF THE CONVERSION

GENERAL

     We are proposing the conversion as part of the court-approved settlement of the class action litigation involving your partnership. The following summarizes the history of your partnership and the events leading toward and surrounding the settlement.

YOUR PARTNERSHIP

     Your partnership was formed in 1985 to invest in and hold existing or to-be-constructed income-producing properties. Your partnership currently owns interests in office buildings, shopping centers and other commercial and industrial properties. Units in your partnership were registered under the Securities Act of 1933 and publicly offered and sold between April 1986 and September 1987 resulting in the sale of 588,010 partnership units for aggregate gross proceeds to your partnership of $147,002,500. Substantially all of the capital raised by your partnership through the sale of units, net of offering costs, fees and some distributions, was invested in the properties currently owned by your partnership as well as two other properties which have since been sold.

     The stated investment objectives of your partnership were to (1) preserve its capital, (2) provide quarterly distributions to partners, and (3) create the potential for capital gains through appreciation of its properties. We believe that your partnership has, to some extent, achieved its objectives of providing quarterly distributions to partners. Prior to the quarter ended September 30, 1999, your partnership made quarterly distributions to limited partners.

     The following table sets forth (1) equity balances on a total and per unit basis for all partners in your partnership as of the date of the original offering of units in your partnership and as of September 30, 2000, (2) income allocated by your partnership during such period, (3) distributions from your partnership during such period, and (4) losses allocated by your partnership during such period. The beginning equity account of the general partners includes a reallocation of $7,350,125, representing 5% of the gross proceeds originally raised by your partnership, to reflect the general partners' 5% equity interest in your partnership.


                                      ORGANIZATION
              BEGINNING EQUITY      COSTS CHARGED TO
                   BALANCE              CAPITAL         INCOME ALLOCATED
            ---------------------- ------------------- -------------------
            -------------- ------- ----------- ------- ----------- -------
                TOTAL      PER       TOTAL     PER       TOTAL     PER
                            UNIT                UNIT                UNIT
----------- -------------- ------- ----------- ------- ----------- -------
Limited     $139,652,375   237.50  (4,189,500) (7.12)  34,398,335  58.50
Partners
----------- -------------- ------- ----------- ------- ----------- -------
----------- -------------- ------- ----------- ------- ----------- -------
General       7,351,125      --    (220,500)     --    1,810,436     --
Partners
----------- -------------- ------- ----------- ------- ----------- -------


              DISTRIBUTIONS ON                          EQUITY BALANCES AS
                   EQUITY           LOSSES ALLOCATED        OF 9/30/00
            --------------------- --------------------- ====================
            ------------ -------- ------------ -------- ----------- ========
               TOTAL     PER         TOTAL     PER        TOTAL     PER
                          UNIT                  UNIT                 UNIT
----------- ------------ -------- ------------ -------- ----------- --------
Limited     (53,464,084) (90.92)  (54,944,845) (93.44)  61,452,281  104.51
Partners
----------- ------------ -------- ------------ -------- ----------- --------
----------- ------------ -------- ------------ -------- ----------- --------
General     (2,813,901)    --     (2,891,834)    --     3,235,326     --
Partners
----------- ------------ -------- ------------ -------- ----------- --------


     Your partnership has three general partners. The Investment General Partner is Resources High Equity, Inc., a Delaware corporation, the Administrative General Partner is Resources Capital Corp., a Delaware corporation and the Associate General Partner is Presidio AGP Corp. As the investment general partner, Resources High Equity, Inc. is responsible for evaluating and negotiating all property dispositions as well as for management of your partnership's properties. Resources Capital Corp., the Administrative

General Partner is responsible for the administration and day to day operation of your partnership. Presidio AGP Corp., the associate general partner of your partnership, does not have any power or responsibility with respect to your partnership and does not devote any material amount of its business time and attention to the affairs of your partnership. We are accountable to your partnership as fiduciaries and accordingly must exercise good faith and integrity in handling its affairs. We do not have any outstanding obligations or commitments to your partnership other than our contingent obligation to pay limited partners up to $3.85 per unit, or $2,265,472 in the aggregate, upon liquidation of your partnership.

     Your Investment General Partner and Administrative General Partner were owned by Integrated Resources, Inc. until November 3, 1994. On that date, Integrated consummated its plan of reorganization under Chapter 11 of the United States Bankruptcy Code and Presidio Capital Corp. acquired your Investment General Partner and Administrative General Partner. In August 1998, Presidio, which also owns Presidio AGP Corp., was acquired by Presidio Capital Investment Company, LLC, which in turn is controlled by NorthStar Capital Investment Corp.

     Your partnership's properties were acquired between November 1986 and November 1988. Although your partnership's original management anticipated holding your partnership's properties for seven to ten years following the time such properties were acquired, your partnership agreement provided your general partners with the discretion and authority to determine the actual timing of sales. At the completion of the originally anticipated holding period for your partnership's properties in the mid-1990s, your general partners, which were not under the same management as at present, believed that a liquidation of your partnership would result in a substantial and permanent loss to limited partners. During the period from the mid-1980s to the mid-1990s, the commercial real estate market experienced a general deterioration which had significantly affected property values and decreased sales activities. In addition, in the mid-1990s there was a reduction in sources of real estate financing and a glut in the commercial real estate market caused by overbuilding and sales of properties acquired by financial institutions and governmental agencies which further contributed to unfavorable real estate market conditions. Furthermore, some of your partnership's properties were in poor condition for sale as a result of high vacancy rates and, in some cases, deteriorating physical conditions. As a result, your general partners did not believe liquidation of your partnership at that time was in the best interests of limited partners as such liquidation would not have accomplished your partnership's stated investment objective of preserving capital or creating capital gains.

     The following table sets forth the number and prices of units sold from December 1, 1998 through November 30, 2000 as reported by Partnership Spectrum, an independent industry publication. These prices do not take into account commissions and other transactional costs which sellers of units may be required to pay and which typically range between 8% and 10% of the reported selling price.

                SECONDARY MARKET TRADING VOLUME AND UNIT PRICES
   (Except as otherwise indicated all price information on a per unit basis)


                           TOTAL UNITS       NUMBER OF                                                          WEIGHTED AVERAGE
       DATE                   TRADED           TRADES           HIGH             LOW       WEIGHTED AVERAGE        PER SHARE
       ----                   ------           ------           ----             ---                -------          -----
    12/98-1/99               2,473              39             $90.88          $84.60           $88.10              $44.05

     2/99-3/99               2,731              50             $91.00          $85.00           $87.57              $43.79

     4/99-5/99               1,667              41            $100.99          $85.00           $90.23              $45.12

     6/99-7/99               2,024              43            $101.18          $85.00           $91.71              $45.86

     8/99-9/99               2,748              53             $96.00          $80.00           $89.44              $44.72

    10/99-11/99              2,893              34             $90.00          $80.00           $86.52              $43.26
                             -----              --              -----           -----            -----               -----

    Twelve Months           14,536             260            $101.18          $80.00           $88.69              $44.35
    Ended 11/99


    12/99-1/00               1,610              20             $90.00          $82.00           $87.77              $43.89

     2/00-3/00                 824              33             $95.32          $81.00           $87.72              $43.86

     4/00-5/00               4,652             107            $100.00          $80.00           $83.37              $41.69

     6/00-7/00               2,952              71             $87.80          $80.00           $80.51              $40.26

     8/00-9/00               3,015              63             $89.00          $78.00           $80.32              $40.16

    10/00-11/00              3,040              54             $96.00          $73.00           $83.69              $41.85
                             -----              --              -----           -----            -----               -----

    Twelve Months           16,093             348            $100.00          $73.00           $83.00              $41.50
    Ended 11/00
------------------------ ----------------- --------------- ---------------- -------------- ----------------- ----------------------

THE CLASS ACTION

     In May 1993, Mark Erwin, Trustee, Mark Erwin Sale, Inc. Defined Benefit Plan and Leonard Drescher, Trustee of Drescher Family Trust Account, limited partners in your partnership, Integrated Resources High Equity Partners, Series 85, A California Limited Partnership and High Equity Partners L.P. - Series 88, commenced a class action in the California Superior Court on behalf of all limited partners, and in April 1994, the complaint in the action was amended to include claims on behalf of all limited partners who owned units in each of the High Equity partnerships. The amended complaint asserted various state law class and derivative claims against the general partners of the High Equity partnerships and some related persons and entities for, among other things, common law fraud, negligent misrepresentation, breach of contract, unfair and fraudulent business practices, negligence, dissolution, accounting, receivership and removal of general partner and breaches of fiduciary duty. The amended complaint alleged, among other things:

     o that the general partners of the High Equity partnerships caused a waste of the High Equity partnerships' assets by collecting management fees in lieu of pursuing a strategy to maximize the value of the investments owned by the investors in the High Equity partnerships;

     o that the general partners of the High Equity partnerships breached the duty of loyalty and due care to the investors by expropriating management fees from the High Equity partnerships without trying to manage the High Equity partnerships for the purposes for which they were intended;

     o that the general partners of the High Equity partnerships were acting improperly to entrench themselves in a position of control over the High Equity partnerships and that their actions prevented non-affiliated entities from making and completing tender offers to purchase units of limited partnership interest in the High Equity partnerships;

     o that, by refusing to seek the sale of the High Equity partnerships' properties, the general partners of the High Equity partnerships diminished the value of the investors' equity in the High Equity partnerships;

     o that the general partners of the High Equity partnerships took heavily overvalued asset management fees; and

     o that the High Equity partnership units were sold and marketed through the use of false and misleading statements.

     The plaintiffs sought, among other things, the recovery of compensatory and punitive damages, dissolution, an accounting, receivership, and removal of the general partner, as well as an award of attorneys' fees and costs. The defendants in the action at all times considered the action to be without merit and vigorously defended the action.

     In February 1996, the limited partners involved in the class action and the general partners of the High Equity partnerships and related defendants submitted a proposed settlement to the court, which contemplated a reorganization of the three High Equity partnerships into a single real estate investment trust under terms which were substantially different from the conversion being proposed now. In January 1997, the court declined to grant final approval to the proposed settlement.

     On or about July 1, 1997, the limited partners involved in the class action filed an amended complaint, which generally asserts the same claims as the earlier complaint but contains more detailed factual assertions and eliminates some claims they had previously asserted. The general partners of the High Equity partnerships and related defendants in the action challenged the amended complaint on legal grounds and filed demurrers and a motion to strike. In October 1997, the court sustained demurrers to several of the causes of action and ordered stricken from the complaint some paragraphs relating to allegedly wrongful activity by the general partners of the High Equity partnerships and related defendants that was alleged to have occurred before November 30, 1995, and allegations of the complaint relating to certain alleged prohibitions in the partnership agreement. Thereafter, the general partners of the High Equity partnerships and related defendants in the action served answers denying the allegations and asserting numerous defenses.

     On February 11, 1998, the court certified three separate plaintiff classes, and appointed class counsel and liaison counsel.

THE CLASS ACTION SETTLEMENT

     By letter dated January 23, 1998, counsel for the limited partners involved in the class action sent an offer of compromise to counsel for the general partners of the High Equity partnerships and related defendants. On February 12, 1998, representatives of the general partners of the High Equity partnerships and related defendants in the action met with representatives of the limited partners at the offices of counsel to the general partners to discuss the January 12, 1998 offer of compromise. At that meeting the parties disagreed on several issues relating to the offer of compromise and agreed to exchange proposed term sheets.

     On or about March 12, 1998, the general partners communicated a proposed term sheet to a representative of the limited partners involved in the action. Shortly after that, counsel to the general partners had a series of telephone conversations with counsel to the limited partners involved in the action. The primary issues discussed were (a) the amount that the general partners of the High Equity partnerships would be liable to pay upon liquidation of the High Equity partnerships, (b) a liquidation date for the partnerships if reorganizations of the High Equity partnerships could not be accomplished, (c) the extent of the obligations of the general partners of the High Equity partnerships to pursue a reorganization of the High Equity partnerships, (d) the size of tender offer to be made for limited partnership units in the High Equity partnerships in advance of any such reorganization and (e) the request by the limited partners involved in the action that Presidio Capital Corp. guarantee the obligations of the general partners of the High Equity partnerships to pay the "fee give-back amount."

     In May 1998, the parties exchanged further draft term sheets which set forth the respective positions of the limited partners involved in the action and general partners of the High Equity partnerships and related defendants on the issues mentioned above.

     Counsel to the general partners of the High Equity partnerships and related defendants and counsel to the limited partners involved in the action continued to have conversations related to the issues mentioned above in June and July 1998. However, the parties were unable to reach an agreement during those conversations.

     On September 18, 1998, counsel to the general partners of the High Equity partnerships and related defendants and other representatives of the general partners met with counsel to the limited partners involved in the action at the offices of counsel to the limited partners involved in the action in Greenbrae, California. At the end of the meeting an agreement in principle was signed setting for the general outline for a proposed settlement.

     During the following months, the limited partners involved in the class action and the general partners of the High Equity partnerships and related defendants negotiated a more formal settlement stipulation, which they executed on December 23, 1998.

     On January 27, 1999, counsel to the limited partners involved in the action and counsel to the general partners of the High Equity partnerships and related defendants met with Willie Barnes, an expert appointed by the court. By letter report dated January 27, 1999, Mr. Barnes reported to the court that in his opinion the settlement was fair, reasonable and adequate and in the best interests of the settlement class and the High Equity partnerships.

     On February 1, 1999, the court preliminarily approved the settlement and directed that notice be given to the class. We then mailed you a court-approved notice of the settlement that contained a detailed description of the terms of the settlement and notified you of a hearing to be held on April 29, 1999 to consider approval of the terms of the settlement. All limited partners, including those who had opted out of the action were furnished notice and given an opportunity to be heard at the hearing. Some of the limited partners then filed objections to the settlement which objections the court directed to Mr. Barnes to review. By letter dated April 26, 1999, Mr. Barnes reported to the court his view that the proposed settlement was fair and reasonable.

     Shortly after that, counsel to the general partners and related defendants had communicated with representatives of the limited partners who had filed objections to the settlement. The general partners of the High Equity partnerships agreed to have one of their affiliates purchase the units in the High Equity partnerships owned by the objectors at the unit prices set forth in the settlement agreement at which the general partners were required to cause tender offers to be made and to pay the costs the objectors had incurred in connection with the filing of the objections. The objectors then withdrew their objections. On April 29, 1999 the court approved the settlement.

     Pursuant to the settlement, we agreed to take some actions regarding your partnership subject to first obtaining the consent of limited partners to amendments to your partnership agreement described below. The settlement became effective in August 1999 following approval of the amendments. As amended, your partnership agreement provides for (a) a partnership management fee equal to 1.25% of the gross assets of your partnership in lieu of the prior fee of 1.05% of the gross amount of your partnership's original offering proceeds paid or allocable to acquire properties, (b) a fixed 1999 partnership asset management fee of $973,293 which is $312,139 less than the amount that would have been paid for 1999 under the prior formula and (c) fixing the amount that we would be liable to pay upon liquidation of your partnership as repayment of fees previously received by us and our affiliates, which amount would be reduced by 10% for each year after 1998 in which a liquidation does not occur and prorated for a liquidation prior to the end of a year. As amended, your partnership agreement provides that upon a reorganization of your partnership into a real estate investment trust or other public entity, we would have no liability to repay any amount. Our affiliate, Presidio Capital Corp., guaranteed our payment obligation.

     As required by the settlement, our affiliate, Millennium Funding III, LLC, made a tender offer to limited partners of your partnership to acquire 39,596 units of your partnership at a price of $103.05 per unit. The offer closed in January 2000 and Millennium acquired all 39,596 units subject to the tender.

     The final requirement of the settlement obligated us and the other HEP general partners to use our best efforts to reorganize your partnership and the other HEP partnerships into separate real estate investment trusts or other entities whose shares will be listed on a national securities exchange or on the NASDAQ National Market System. We are proposing this conversion to satisfy the foregoing requirement of the settlement with respect to your partnership.

                         ALTERNATIVES TO THE CONVERSION

     In order to assist you in evaluating the conversion, we have compared three alternatives to the conversion:

o    continuation of your partnership until its required dissolution in 2015;

o    liquidation of your partnership at the present time; and

o    sale of your units on the secondary market at the present time.

     If limited partners do not approve the conversion, your partnership will continue in its current form and will operate in the manner currently operated. The alternative of liquidating your partnership would require a vote of a majority of the outstanding units, and, for the reasons set forth under "RECOMMENDATION AND FAIRNESS," that vote is not being solicited at this time. Accordingly, we are not proposing the alternatives discussed below, but rather are providing them for comparison purposes.

     RETENTION OF INSIGNIA/ESG

     We retained Insignia/ESG, Inc. to perform four separate valuation analyses: a going concern analysis, a liquidation analysis, a secondary market trading history analysis and a conversion and comparable company analysis. For ease of comparison, Insignia/ESG presented the values derived under each analysis on a per share of Shelbourne common stock basis. The estimated values on a per unit basis would be two times the per share values. Insignia/ESG based its going concern and liquidation valuation analyses for your partnership on June 30, 2000 appraisals of your partnership's properties.

     We chose Insignia/ESG because it is one of the nation's leading commercial real estate service providers with the experience and resources necessary to perform the appropriate valuation analyses. Except as described below and under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS," Insignia/ESG has not performed any other services for us, our affiliates or Winthrop Financial Associates in the past two years, and no relationship otherwise exists between us, our affiliates and Insignia/ESG. In April 2000, Insignia/ESG received a $90,750 real estate brokerage commission from one of our affiliates. In March 1999, Insignia/ESG received a $575,000 real estate brokerage commission from a limited partnership in which Winthrop Financial Associates serves as the general partner.

APPRAISALS

     GENERAL

     The appraisals used by Insignia/ESG were performed by Cushman & Wakefield, Inc. or one of its subsidiaries in June 2000. These appraisals updated appraisals which were performed in 1996 and updated in March 1998. The appraised values reported below reflect market conditions prevailing on or around June 2000.

     Cushman & Wakefield was selected for the 1996 appraisals and the 1998 updates by mutual agreement of the general partners of the High Equity partnerships and class counsel in the class action litigation involving your partnership. Cushman & Wakefield was chosen because it is a nationally recognized real estate appraisal firm with extensive appraisal experience. The 1996 appraisals were obtained as part of the settlement of the action for the purpose of obtaining independent third party confirmation of the reasonableness of the values given to the properties in the first proposed settlement of the action. The appraisals were updated in March 1998 in connection with negotiation of the current settlement. We retained

Cushman & Wakefield in June 2000 to update the appraisals in order to provide a more accurate basis with which Insignia/ESG could perform its going concern and liquidation value analyses.

     Cushman & Wakefield and its affiliates have from time to time in the past performed various property valuation and other services for your general partners and their affiliates or real estate partnerships controlled by such affiliates, including real estate brokerage services. All of such other services were performed in the ordinary course, and no relationship between us or our affiliates and Cushman & Wakefield and its affiliates otherwise exists.

     Other than Cushman & Wakefield and Insignia/ESG, we did not contact any third party with respect to performing any valuations of your partnership's properties, your partnership or otherwise with respect to the conversion.

     We will provide free of charge a copy of the appraisal reports completed by Cushman & Wakefield upon your written request or that of your representative, who has been designated in writing, that is submitted to your partnership at 5 Cambridge Center, 9th floor, Cambridge, Massachusetts 02142.

     In preparing the appraisals, Cushman & Wakefield among other considerations set forth in each appraisal, generally inspected your partnership's properties and the surrounding environs. Cushman & Wakefield also reviewed economic and demographic trends in the neighborhoods and regions in which the properties are located and considered the competitive markets in the local areas. Cushman & Wakefield used certain assumptions in determining the appraised values of the properties and the appraisals are subject to certain qualification and limitations, some of which are discussed below.

     In evaluating the properties, Cushman & Wakefield did not take responsibility for the accuracy of the legal description provided or for any matters which are legal in nature. Unless otherwise indicated, Cushman & Wakefield assumed title to the properties is good and marketable and the properties are free and clear of all liens. Cushman & Wakefield did not obtain any surveys of properties in preparing the appraisals. For purposes of forecasting gross income of properties and to arrive at its best estimates of what the investment community, as of the dates of the appraisals, envisions for the future in terms of rental rates, expenses, supply, and demand, Cushman & Wakefield reviewed lease summaries provided by us. Cushman & Wakefield conducted only visual inspections of the properties, and did not consider potential hidden structural defects or damages that might exist at the properties which could have a negative impact on the properties' appraised values. Similarly, unless otherwise stated in the appraisals, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the properties was not considered in arriving at the opinions of value stated in the appraisals. Each appraisal is only an estimate of value, as of the specific date stated in the appraisal, and is subject to the assumptions and limiting conditions stated in the report. As an opinion it is not a measure of realizable value and may not reflect the amount which would be received if the property was sold. Reference should be made to the entire appraisal report.

         The following table sets forth the June 30, 2000 appraised value determined by Cushman & Wakefield. The adjusted appraised value column reflects a 25%, 30% or 35% discount to the appraised values of properties held in joint venture. Cushman & Wakefield attributed these discounts to the illiquidity of your partnership's interest in the joint ventures. Cushman & Wakefield determined the discounts by taking into account your partnership's lack of control over the properties, the inability of your partnership to sell its interest without the consent of other venture partners, and the lack of a market in which to sell the joint venture interests.

                                        APPRAISED                ADJUSTED
               PROPERTY                   VALUE               APPRAISED VALUE
               --------                   -----               ---------------

Century Park I (1)                     $10,500,000               $7,875,000
568 Broadway (2)                       $19,462,500              $13,623,750
Seattle Tower (1)                      $11,350,000               $8,512,500
Commonwealth Industrial Park            $8,100,000               $8,100,000
Commerce Plaza                          $7,700,000               $7,700,000
Melrose Crossing                        $3,100,000               $3,100,000
Matthews Township Festival             $11,800,000              $11,800,000
Sutton Square  Shopping Center         $11,900,000              $11,900,000
TMR Warehouses (3)                      $4,607,180               $2,995,000
                                         ---------                ---------
     TOTAL                             $88,519,680              $75,605,750

---------------
(1) Your partnership has a 50% interest in this property and the amount listed in the table represents 50% of the applicable value.

(2) Your partnership has a 38.925% interest in this property and the amount listed in the table represents 38.925% of the applicable value.

(3) Your partnership has a 20.66% interest in this property and the amount listed in the table represents 20.66% of the applicable value.

     Appraisers typically use three approaches in valuing real property: the cost approach, the income capitalization approach, and the sales comparison approach. In most instances, the real property interest being appraised - i.e. whether it is a fee simple, leased fee or leasehold property - affects the suitability of a particular approach. In addition, the type and age of the property and the quantity and quality of available data affect the applicability of each approach in a specific appraisal situation. Due to the leases in place at your partnership's properties, Cushman & Wakefield generally considered the income capitalization approach most relevant to its valuation of the properties with, in most cases, support from the sales comparison approach. Cushman & Wakefield believes that the income capitalization approach is the most appropriate technique for estimating the value of income producing property. Cushman & Wakefield believes that this approach generally represents the most direct and accurate simulation of market behavior and that it is the method which is most commonly used by buyers and sellers in deciding whether to buy or sell properties. However, in valuing your partnership's Melrose Crossing property, Cushman & Wakefield did not consider the income approach relevant. Cushman & Wakefield believed that the typical buyer of that property would be less concerned with the property's income stream than its redevelopment potential. In addition, given the property's high vacancy level and the lack of any real evidence of demand for the space by any large retailers, Cushman & Wakefield did not believe the income approach would give an accurate estimate of value. Instead, Cushman & Wakefield used the sales comparison approach to value the Melrose property, with support from the cost approach.

     INCOME CAPITALIZATION APPROACH

     The income capitalization approach is a method of converting the anticipated economic benefits of owning property into a value estimate through capitalization. The principle of "anticipation" underlies this approach in that investors recognize the relationship between an asset's income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be estimated, and the most appropriate capitalization method must be selected. The two most common methods of converting net income into value are through direct capitalization and discounted cash flow. In the direct capitalization approach, annual net operating income is divided by an overall rate extracted from market sales to indicate a value. Cushman & Wakefield used the direct capitalization method only in the case of properties which had a stabilized and predictable cash flow. Cushman & Wakefield believes that the direct capitalization method is less reliable in valuing properties which have fluctuations in cash flow over an anticipated holding period or where the first year's income is not a true representation of future cash flow. In these situations Cushman & Wakefield employed the discounted cash flow method. In the discounted cash flow method, Cushman & Wakefield estimated the net operating income of the properties over a ten year holding period. Cushman & Wakefield generally determined this to be a period which would allow the investment to mature, an investor to recognize a return that is commensurate with the risk taken and a recapture of the original investment At the end of the tenth year Cushman & Wakefield assumed that the property would be sold at a price determined by capitalizing the estimated net operating income in the eleventh year. The capitalization rate was based upon Cushman & Wakefield's assessment of current market rates to which Cushman & Wakefield made an adjustment to allow for the risk of unforeseen events or trends, including a possible deterioration in market conditions for the property, which might affect estimated net operating income during the holding period. The resulting implied sale value as well as the estimated net operating income streams for the first ten years were then discounted to present value using an appropriate yield rate. In determining the yield rate Cushman & Wakefield analyzed each specific property, including the risks associated with the property, the local rental market, the property's position relative to competing properties, the risk/return characteristics associated with competitive investments and yield ratios for real estate investments reflected in national investor surveys. Based on this analysis Cushman & Wakefield selected the yield rate that it believed an investor would require in purchasing the property.

     The following table sets forth the values determined by Cushman & Wakefield using the income approach and the yield rate applied under the discounted cash flow method and the capitalization rate chosen under the direct capitalization method:

                                                           INCOME CAPITALIZATION APPROACH
                                     ----------------------------------------------------------------------------
                                                DISCOUNTED
             PROPERTY                        CASH FLOW METHOD                 DIRECT CAPITALIZATION METHOD
             --------                        ----------------                 ----------------------------
                                                           YIELD                                 CAPITALIZATION
                                                         RATE USED                                  RATE USED
                                                         ---------                                  ---------
Century Park I (1)                    $10,850,000          11.5%             $10,150,000              9.0%
568 Broadway (2)                      $19,462,500          12.5%                      --               --
Seattle Tower (1) (3)                 $11,350,000          11.0%                      --               --
Commonwealth Industrial Park           $8,130,000          12.0%              $8,000,000              9.5%
Commerce Plaza                         $7,700,000          12.0%                      --               --
Melrose Crossing                               --           --                        --               --
Matthews Township Festival            $11,800,000          13.0%                      --               --
Sutton Square Shopping Center         $11,900,000          12.5%                      --               --
TMR Warehouse (4)                              --           --                $4,638,170              10.5%

---------------
(1) Your partnership has a 50% interest in these properties and the amounts listed in the table represent 50% of the applicable value.

(2) Your partnership has a 38.925% interest in this property and the amount listed in the table represents 38.925% of the applicable value.

(3) Your partnership has adopted a four-year capital improvement plan for this property. Using the income approach, Cushman & Wakefield estimated the value of the property upon the completion of the capital improvement plan to be $15,500,000.

(4) Your partnership has a 20.66% interest in this property and the amount listed in the table represents 20.66% of the applicable value.

     SALES COMPARISON APPROACH

     In the sales comparison approach, value is estimated by comparing the property with similar, recently sold properties in the surrounding or competing area. Inherent in this approach is the principle of substitution, which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution. The following table sets forth the values determined by Cushman & Wakefield using the sales comparison approach:

                                                        SALES
                    PROPERTY                     COMPARISON APPROACH
                    --------                     -------------------

          Century Park I (1)                            $11,100,000
          568 Broadway (2)                              $19,851,750
          Seattle Tower (1)                     $11,100,000 to $11,500,000
          Commonwealth Industrial Park                   $8,200,000
          Commerce Plaza                                 $7,800,000
          Melrose Crossing                               $3,100,000
          Matthews Township Festival                    $11,450,000
          Sutton Square  Shopping Center                $11,700,000
          TMR Warehouses (3)                             $4,555,530


---------------
(1) Your partnership has a 50% interest in this property and the amount listed in the table represents 50% of the applicable values.

(2) Your partnership has a 38.925% interest in this property and the amount listed in the table represents 38.925% of the applicable value.

(3) Your partnership has a 20.66% interest in this property and the amount listed in the table represents 20.66% of the applicable value.

         COST APPROACH

         Cushman & Wakefield determined a value for your partnership's Melrose Crossing property under the cost approach. The cost approach renders an estimate of value based upon the price of obtaining a site and constructing improvements, both with equal desirability and utility as the subject property. Cushman & Wakefield believes that historically investors have not emphasized cost analysis in purchasing investment grade properties such as those properties, other than the Melrose Crossing property, which are owned by your partnership and that the estimation of obsolescence for functional and economic conditions, as well as depreciation on improvements, makes this approach difficult. Cushman & Wakefield determined the value of the Melrose Crossing property using the cost approach to be $3,000,000.

VALUATION ANALYSES

GENERAL

     The following discussion includes a description of the analyses performed by Insignia/ESG for your partnership. The full text of Insignia/ESG's written valuation analysis report, dated January 26, 2001, which describes the assumptions made, matters considered and limitations on the analyses is filed as an exhibit to the Registration Statement of which this consent solicitation is a part. You should read the report in its entirety. We will provide free of charge a copy of the report upon your written request or that of your representative, who has been designated in writing, that is submitted to your partnership at 5 Cambridge Center, 9th floor, Cambridge, Massachusetts 02142.

     In performing these analyses, Insignia/ESG reviewed the documents we provided about your partnership which are identified in the Insignia/ESG report. Insignia/ESG also relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all financial and other information we provided to or discussed with them about your partnership. Insignia/ESG assumed, at our direction and without independent verification or investigation, that forecasts of future financial condition and operating results of your partnership were reasonably prepared by us on bases reflecting the best currently available information, estimates and our good faith judgment. Insignia/ESG also relied upon our assurances that we were unaware of any facts that would make the historical information or forecasts incomplete or misleading. Except for the Cushman & Wakefield appraisals, Insignia/ESG neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities, contingent or otherwise, of your partnership. The analyses do not address the tax consequences of any aspect of the proposed conversion, other than transfer taxes on the disposition of real estate upon liquidation. Insignia/ESG did not express any opinion as to the underlying evaluation, future performance or long-term viability of your partnership or Shelbourne, or the price at which units in your partnership or common stock of Shelbourne will trade, whether or not the conversion occurs. Insignia/ESG's analyses are necessarily based on available information and general economic, financial and securities market conditions and circumstances as they exist and can be evaluated by it on the date of the report. Although subsequent developments may affect Insignia/ESG's analyses, Insignia/ESG does not have any obligation to update, revise or reaffirm the analyses. Insignia/ESG did not make any recommendation to any holder of partnership units regarding the conversion.

CONTINUATION

     Continuing your partnership would provide you with continuity of your original investment. From its date of organization, your partnership has pursued the specific investment objectives set forth in your partnership agreement, and if continued, would continue to pursue those investment objectives. If we continue your partnership, you would have the opportunity to realize any potential benefits of owning your partnership's existing properties over the remaining term of your partnership. Your partnership is required to sell its properties and distribute the net proceeds to you not later than December 31, 2015. In addition, if your partnership were continued there would be no change in the nature of your voting rights.

     Insignia/ESG estimated the going concern value of your partnership to be between $56.98 and $64.25 per share as of September 30, 2000. In this analysis Insignia/ESG made the following adjustments to the $88,519,680 appraised value of your partnership's properties:

     1. Insignia/ESG added $15,056,100 representing the amount as of September 30, 2000 of your partnership's cash and cash equivalents and other non-real estate assets that we believed would have value upon liquidation, reduced by your partnership's outstanding current liabilities.

     2. Insignia/ESG subtracted $817,304 representing the present value of our estimate of the cost of maintaining a $1,000,000 reserve in your partnership through 2015 using a 5% discount rate. Insignia/ESG selected this rate because it is the approximate rate at which the reserved funds are expected to earn interest.

     3. Insignia/ESG also subtracted $811,774 representing the estimated cost of maintaining an additional reserve for anticipated capital requirements over the next five years at the TMR Warehouse property. The additional reserve was required because the appraisals for this property did not make provisions for capital improvements.

     4. Insignia/ESG subtracted $21,055,127 representing the present value of the estimated cost of operating your partnership. Insignia/ESG derived this estimated cost by discounting the anticipated amount of your partnership's asset management fee and administrative costs for the life of your partnership using an 11.94% discount rate. Insignia/ESG selected this discount rate by weighting the various discount rates used by Cushman & Wakefield in valuing the properties based on the contribution of each property's appraised value to your partnership's aggregate appraised value.

     5. Insignia/ESG subtracted $5,852,255 representing a discount attributable to your partnership's joint venture investments. This reduction results from the application of the joint venture discount used by Cushman & Wakefield to the future sale value component of the appraised value for each joint venture investment and then discounting the applicable joint venture reduction using the discount rate used by Cushman & Wakefield to value the property under the discounted cash flow approach.

         Insignia/ESG then applied a 6% margin of error to establish the range of estimated going concern values of your partnership.

         The following chart summarizes Insignia/ESG's estimation of the going concern value of your partnership:

  ----------------------------------------------------- ------------------------
  6/30/00 appraised value of partnership properties
                                                                 $88,519,680
  Net cash and cash equivalents and other non-real
  estate assets at 9/30/00 deemed to have value on               $15,056,100
  liquidation

  Cost of maintaining $1,000,000 reserve through 2015
  discounted to present utilizing 5% rate
                                                                   ($817,304)
  Cost of maintaining reserve over next five years at
  TMR Warehouse                                                    ($811,774)

  Estimated partnership costs through 2015 discounted
  to 9/30/00 utilizing 11.94% rate
                                                                ($21,055,127)
  Present value of reduction attributable to joint
  venture investments using discount rates utilized
  by Cushman & Wakefield in applicablE property
  appraisals                                                     ($5,852,255)

  Net Total:                                                     $75,039,320
                                                                  ----------
  Net Per Share (1,237,916 shares)                                       $60.62

  6% margin of error:
      Bottom of range                                                    $56.98
      Top of range                                                       $64.25
  ----------------------------------------------------- ------------------------


     For the reasons set forth in "RECOMMENDATION AND FAIRNESS," we did not give significant weight to the estimated going concern value of your partnership in recommending the conversion.

LIQUIDATION ANALYSIS

     If your partnership were liquidated, it would sell its assets at the best available price, pay off existing liabilities, distribute the cash proceeds in accordance with your partnership agreement, and then dissolve. Liquidation of your partnership would provide liquidity to you as properties are sold and net sales proceeds are distributed. If your partnership were liquidated you would no longer be subject to the risks associated with owning real estate. If your partnership were liquidated as of September 30, 2000, we would pay to limited partners $4.01 per unit or an aggregate of $2,360,860, as repayment of fees previously received. That amount decreases every quarter and is eliminated if your partnership is not liquidated until December 31, 2008.

     Insignia/ESG estimated the liquidation value of your partnership to be between $67.71 and $76.36 per share as of September 30, 2000. In estimating the liquidation value of your partnership Insignia/ESG made the adjustments set forth below to the $75,605,917 "adjusted appraised value" of your partnership's properties. The adjusted appraised value reflects a discount to the appraised values of properties held in joint ventures, as determined by Cushman & Wakefield, and Insignia/ESG assumed that joint venture investments would be sold at the adjusted appraised value.

     1. Insignia/ESG subtracted $3,475,191 representing the estimated costs of disposing of your partnership's properties. Disposition costs generally consist of transfer taxes, brokerage commissions and closing costs and were assumed to be the amounts used by Cushman & Wakefield in determining the future sale values of each property. For your partnership's TMR Warehouse and Melrose Crossing properties, which were appraised using the direct capitalization and cost approaches, respectively, disposition costs were assumed to be 5% of each property's adjusted appraised value. Insignia/ESG also subtracted dissolution costs consisting of professional fees and administrative costs which were estimated by us to be $500,000.

     2. Insignia/ESG added $15,056,100 representing the amount as of September 30, 2000 of your partnership's cash and cash equivalents and other non-real estate assets that we believed would have value upon liquidation, reduced by your partnership's outstanding current liabilities.

     3. Insignia/ESG added $2.00 per share representing the amount we would be required to pay limited partners if your partnership were liquidated as of September 30, 2000 as repayment of fees previously receivable.

         Insignia/ESG then applied a 6% margin of error to establish the range of estimated liquidation values of your partnership.

         The following chart summarizes our determination of the estimated liquidation value of your partnership:

     -------------------------------------------- ----------------------------
     6/30/00 adjusted appraised value
        of partnership properties                        $75,605,917

     Property disposition costs                          ($3,475,191)

     Dissolution costs                                     ($500,000)

     Net cash and cash equivalents and other
     non-real estate assets at 9/30/00 deemed
     to have value on liquidation                        $15,056,100
                                                          ----------

     Sub-Total                                           $86,686,826

     Sub-Total per share (1,237,916 shares)                      $70.03

     Per share fee give-back amount                               $2.00
                                                                 $72.03
     6% margin of error:
          Bottom of range:                                       $67.71
          Top of range:                                          $76.36
     -------------------------------------------- ----------------------------

     For the reasons set forth in "RECOMMENDATION AND FAIRNESS," we did not give significant weight to the estimated liquidation value of your partnership in recommending the conversion.

SECONDARY MARKET TRADING HISTORY ANALYSIS

     The units in your partnership are not listed on any national stock exchange or traded in any formal trading market. There is, however, a limited and informal secondary market for units.

     Insignia/ESG estimated the per share secondary market value, based on recent secondary market trading activity of units, to be between $37.75 and $42.57. To estimate the secondary market value, Insignia/ESG used the weighted average trading price for units traded between August 1 and September 30, 2000. Insignia/ESG then applied a 6% margin of error to establish the range of estimated per share secondary market prices. Secondary market trading data was provided by your partnership based on information reported by Partnership Spectrum, an independent industry publication.

     In estimating the secondary market trading value of the units, Insignia/ESG noted that the secondary markets cannot be characterized as either efficient or liquid markets and that the units are expected to trade at a discount to both the liquidation and going concern values of your partnership.

CONVERSION AND COMPARABLE COMPANY ANALYSIS

     Insignia/ESG estimated the value of the shares of common stock of Shelbourne following the conversion to be between $45.41 and $49.87 per share. In this analysis Insignia/ESG applied a range of multiples to Shelbourne's projected funds from operations.

     Insignia/ESG derived the range of multiples by identifying publicly traded real estate investment trusts with a market capitalization of less than $250,000,000. None of the approximately 50 real estate investment trusts identified by Insignia/ESG were directly comparable to Shelbourne. However, Insignia/ESG estimated the trading multiple for those trusts based on their projected 2001 funds from operations. At our request, Insignia/ESG limited the range of multiples to be applied to Shelbourne to approximately 10% from the low multiple to the high multiple. The range of reasonable multiples was determined by Insignia/ESG to be 5.1 to 5.6.

     Insignia/ESG applied the foregoing range of multiples to Shelbourne's projected funds from operations from your partnership's existing properties and, in order to give effect to Shelbourne's plan to grow its asset base, from its anticipated future investments. Shelbourne's projected funds from operations were estimated by us as follows:

     1. Our projections for existing properties were based on actual operating results for the twelve months ended September 30, 2000 as adjusted to reflect an increase in expenses resulting primarily from higher asset management fees based on the new Cushman & Wakefield appraisals. The resulting projected funds from operations for Shelbourne from the properties currently owned by your partnership was $6,773,182.

     2. Our projections for Shelbourne's anticipated future investments were based on Shelbourne using approximately 80% of its current cash reserves to acquire more investments and achieving a 75% debt to asset ratio. We assumed that the debt would bear interest at an average rate of 8% per year and that the new investments would generate annual net operating income of 10.5% of their cost. The resulting projected funds from operations from Shelbourne's anticipated future investments is $4,249,983.

     The range of estimated values of Shelbourne's common stock following the conversion reflects Shelbourne's intention to leverage and grow its asset base. The value of Shelbourne's common stock would be adversely affected if the market does not value Shelbourne based upon its growth objectives or if Shelbourne does not pursue, or is unsuccessful in achieving, its growth objectives.

         The following chart summarizes Insignia/ESG's estimation of the range of value of a share of Shelbourne common stock:

   ------------------------------------------- -----------------------------
   Projected FFO on existing assets            $6,773,182
   Projected FFO on anticipated future         $4,249,983
       investments

   Total                                       $11,023,165
   Multiple range                              5.1 to 5.6
   Range of Values                             $56,218,141 to $61,729,724
   Range of per share values                   $45.41 to $49.87
   ------------------------------------------- -----------------------------

     The estimated value is not intended to be a prediction of the price at which the shares of common stock will trade on the American Stock Exchange. The common stock may trade at prices below the estimated range of values.

Comparison Valuation Table

     The following table sets forth the results of the comparative valuation analyses described above. For ease of comparison, we have presented the respective values on a per share of Shelbourne common stock basis. The estimated values on a per unit basis would be two times the per share values.


                         COMPARATIVE VALUATION ANALYSES

        Estimated range of going concern values            $56.98 - $64.25
        Estimated range of liquidation values              $67.71 - $76.36
        Range of implied secondary market values           $37.75 - $42.57
        Estimated range of values for                      $45.41 - $49.87
            Shelbourne common stock

                          RECOMMENDATION AND FAIRNESS

GENERAL PARTNERS' RECOMMENDATION

     We believe that the conversion is fair and in your best interest and we recommend that you vote "YES" to approve the conversion.

     Our recommendation is based on the following:

     o We believe that the value of an investment in Shelbourne will have a greater potential for appreciation than the value of an investment in your partnership.

     o The range of estimated values for common stock is significantly higher than the recently reported secondary market price for units.

     o You cannot currently realize the liquidation value of your units since a liquidation of your partnership is not currently contemplated and would, in any event, occur over a significant period of time.

     o The American Stock Exchange will provide you with greater liquidity and a more efficient market to sell common stock as compared to the inefficient and limited secondary market for your partnership units.

FAIRNESS OF THE CONVERSION

         We believe that the conversion is fair and in the best interests of limited partners. Our belief that the conversion is fair is based on the following factors:

     o After the conversion you will own the same percentage interest in Shelbourne that you presently own in your partnership.

     o Shelbourne will initially own the identical properties owned by your partnership prior to the conversion.

     o Limited partners and general partners will receive common stock in the conversion on the same basis.

     o While fees payable by Shelbourne may increase over current levels, the method of determining those fees will remain the same.

     o    The conversion will be tax-free to you.

     We gave greatest weight to the first three factors listed above in determining that the conversion is fair to you.

     We did not give significant weight to the estimated continuation and liquidation value derived by Insignia/ESG in determining that the conversion is fair for the following reasons:

LIQUIDATION

o You cannot currently realize the liquidation value since we are not proposing a liquidation of your partnership at this time. We believe that your partnership's properties will appreciate in value before your partnership is required to liquidate in 2015. We note that the current appraised value of your partnership's properties is $88,519,680, or approximately 28% higher than the 1998 appraised value of your partnership's properties, and approximately 46.7% higher than the 1996 appraised value of your partnership's properties. In addition, our affiliates, Millennium Funding Corp., Millennium Funding III Corp., Millennium Funding I LLC and Millennium Funding III LLC, which own in the aggregate 23.75% of the outstanding units, would not vote in favor of a proposal to liquidate your partnership at this time.

o An aggressive bulk sale of your partnership's properties could result in significant discounts from fair market values while a gradual liquidation likely would involve higher administrative costs and greater uncertainty, either of which would reduce the portion of net sales proceeds available for distribution to you; and

o Four of your partnership's properties which are held in joint ventures with other partnerships would likely be sold at substantial discounts to the fair market value of those properties. This would likely be the case even though we control the joint venture partner in these investments since we must exercise our fiduciary duties to each joint venture partner separately. You can not assume for purposes of this analysis that your partnership's joint venture partner would be willing to sell the joint venture investment at this time. We note that Cushman & Wakefield applied a 25%, 30% or 35% discount from the appraised value of a property held in joint venture to reflect the illiquidity of your partnership's interest in the joint venture.

CONTINUATION

o The estimated range of values for shares of common stock is between $45.41 and $49.87, which is significantly higher than the weighted average secondary market prices for units during the most recent period reported by Partnership Spectrum, an independent third party industry publication. In addition, these prices do not take into account commissions and other transactional costs which sellers of units may be required to pay and which typically range between 8% and 10% of the reported selling price.

o The continuation analysis performed by Insignia/ESG was based on the appraised value of your partnership's properties and the expenses associated with operating your partnership. Immediately following the conversion Shelbourne will continue to own all of the properties currently owned by your partnership and will incur substantially identical expenses in its operation of those properties. Accordingly, we do not believe that the going concern value derived by Insignia/ESG is relevant in determining whether the conversion is fair;

o There currently is not an efficient market through which to realize the value of your units. Secondary market sales activity for the units, including privately negotiated sales, has been limited. At present, privately negotiated sales and sales through intermediaries, such as the trading system operated by American Partnership Board, are the only means available to a limited partner to liquidate an investment in units. Following the conversion the American Stock Exchange should provide an efficient market for shareholders who wish to dispose of their shares.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Shelbourne's common stock for each stockholder known by Shelbourne to own in excess of 5% of Shelbourne's outstanding voting securities upon consummation of the conversion. No director or executive officer will, upon consummation of the conversion, own any securities of Shelbourne.

                                                                                          AMOUNT AND NATURE OF
                                           TITLE OF                                       BENEFICIAL OWNERSHIP
NAME OF BENEFICIAL OWNER                  SECURITIES               ADDRESS                   OF COMMON STOCK       % OF CLASS
------------------------                  ----------               -------                   ---------------            -----
NorthStar Capital Investment Corp. (1)   Common Stock        527 Madison Avenue                   341,178 (2)           27.56%
                                                             New York, New York  10022


------------
(1) NorthStar Capital Investment Corp. is the general partner of NorthStar Partnership, L.P., the sole shareholder of NorthStar Presidio Capital Holding Corp. NorthStar Presidio Capital Holding Corp. is the majority owner of Presidio Capital Investment Company, LLC, the sole shareholder of Presidio Capital Corp.

(2) Comprised of (a) 40 shares which will be held by Millennium Funding Corp., a wholly-owned subsidiary of Presidio Capital Corp., (b) 160,888 shares which will be held by Millennium Funding III Corp., a wholly-owned subsidiary of Presidio Capital Corp., (c) 5,888 shares which will be held by Millennium Funding I LLC, a wholly-owned subsidiary of Presidio Capital Investment Company, LLC, (d) 112,466 shares held by Millennium Funding III LLC, a wholly-owned subsidiary of Presidio Capital Investment Company, LLC, and (e) 61,896 shares which will be received by us in exchange for our 5% general partnership interest in your partnership.

                          SELECTED FINANCIAL DATA (1)

     Set forth below is selected financial data for the periods indicated, on a historical basis and on a pro forma basis as if the conversion was consummated on January 1, 1999. The pro forma balance sheet information is presented as if the conversion was consummated as of September 30, 2000. The information set forth below should be read in conjunction with the Financial Statements of your partnership, the Pro Forma Financial Information of Shelbourne and Management's Discussion and Analysis of the Financial Condition and Results of Operations, appearing elsewhere in this consent solicitation statement or incorporated herein by reference.

                                                                                                                SHELBOURNE PRO
                                                                                                                     FORMA
                                                                                                                 FOR THE YEAR
                                               HISTORICAL HIGH EQUITY PARTNERS L.P. - SERIES 86                      ENDED
                                                                 FOR THE YEAR ENDED DECEMBER 31,                 DECEMBER 31,
                                ------------------          -----------------------------------------            -------------

                                       1995             1996           1997          1998              1999            1999
                                       ----             ----           ----          ----              ----            ----
INCOME STATEMENT DATA
Total Revenues                     $10,814,043         $12,074,558  $12,660,956    $11,883,246      $12,800,623     $12,800,623
Total Costs and Expenses           $32,898,948          $9,830,038   $9,815,331     $8,783,086       $8,948,143      $8,948,143
Net Income (Loss)                 ($22,084,905)         $2,244,520   $2,845,625     $3,100,160       $3,852,480      $3,852,480

BALANCE SHEET DATA

Cash and Cash Equiv.                $4,752,024          $7,409,578   $9,828,701    $10,220,165      $12,675,936
Total Assets                       $60,266,933         $61,979,385  $61,919,546    $61,837,211      $63,413,501
Total Liabilities                   $2,837,220          $3,840,168   $3,429,104     $3,093,813       $2,241,223
L.P. Equity                        $54,557,278         $55,231,308  $55,564,973    $55,805,281      $58,112,718
G.P. Equity (Deficit)               $2,872,435          $2,907,909   $2,925,469     $2,938,117       $3,059,560
Total Common Stockholders
Equity

OTHER FINANCIAL DATA

Net Increase (Decrease) in           ($998,065)         $2,657,554   $2,419,123       $391,464       $2,455,771      $1,875,877
    Cash and Cash Equiv.

Net Cash Provided By Operating      $2,737,148          $4,879,769   $3,214,689     $4,261,619       $5,228,795      $5,228,795
    Activities

Distributions                       $1,535,016          $1,535,016   $2,166,352     $2,847,204       $2,135,401      $2,715,295


PER UNIT/SHARE DATA

Net Income (loss)/units                   ($35.68)           $3.63        $4.60          $5.01            $6.22
Basic and diluted Income Per                                                                                            $3.11
   Share
Pro Forma Taxable Income Per                                                                                            $2.31
   Share
Book Value Per Unit                      $92.78             $93.93       $94.50         $94.91           $98.83
Book Value - Pro forma per                                                                                             $48.95
   share
Distributions declared as a               $2.48              $2.48        $4.03          $4.60            $3.45
   return of capital per unit
Proforma Shelbourne REIT                                                                                                $2.19
   distributions from earnings
   and profits per share
Proforma Shelbourne REIT                                                                                                   $0
   distributiions as a return
   of capital per share
Ratio of earnings to total               -36.65%             3.62%         4.60%          5.01%            6.08%         6.13%
   assets



                                   HISTORICAL PARTNERSHIP       SHELBOURNE PRO
                                          FOR THE                FORMA FOR THE
                                     NINE MONTHS ENDED         NINE MONTHS ENDED
                                         SEPTEMBER 30,           SEPTEMBER 30,
                                ---------------------------      -------------

                                    1999           2000               2000
                                    ----           ----               ----
INCOME STATEMENT DATA
Total Revenues                     $9,352,910      $9,520,735        $9,520,735
Total Costs and Expenses           $6,618,178      $6,005,406        $6,005,406
Net Income (Loss)                  $2,734,732      $3,515,329        $3,515,329

BALANCE SHEET DATA

Cash and Cash Equiv.              $11,655,876     $16,465,000       $13,747,410
Total Assets                      $62,599,911     $66,402,140       $63,684,550
Total Liabilities                  $2,545,383      $1,714,533        $1,714,533
L.P. Equity                       $57,050,855     $61,452,281
G.P. Equity (Deficit)              $3,003,673      $3,235,326
Total Common Stockholders                                           $61,970,017
Equity

OTHER FINANCIAL DATA

Net Increase (Decrease) in         $1,435,711      $3,789,064        $1,070,474
    Cash and Cash Equiv.

Net Cash Provided By Operating
    Activities                     $3,981,623      $4,150,467        $4,150,467

Distributions
                                   $2,135,403                        $2,718,590

PER UNIT/SHARE DATA

Net Income (loss)/units              $4.42              $5.68
Basic and diluted Income Per                                            $2.84
   Share
Pro Forma Taxable Income Per                                            $2.31
   Share
Book Value Per Unit                 $97.03            $104.51
Book Value - Pro forma per                                             $50.06
   share
Distributions declared as a          $3.45
   return of capital per unit
Proforma Shelbourne REIT                                                $2.20
   distributions from earnings
   and profits per share
Proforma Shelbourne REIT
   distributiions as a return
   of capital per share
Ratio of earnings to total            4.37%              5.29%            5.52%
   assets

(1) No value was assigned for purposes of the conversion as your partnership was the only participant in the transaction. The general partner is being allocated 5% of the shares issued consistent with its participation in your partnership.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following is our discussion and analysis of the financial condition of your partnership and Shelbourne and the historical operations of your partnership. Our discussion should be read in conjunction with the financial statements of your partnership and the related notes.

     Following the restructuring, Shelbourne's will own 100% of the operating partnership and will make all of its future investments through the operating partnership. The operating partnership will own the properties currently owned by your partnership. As a result, Shelbourne's revenues will be derived primarily from distributions from the operating partnership. The distributions from the operating partnership will be derived primarily from revenue generated by the ownership, operation, financing and disposition of the properties currently owned by your partnership and any other properties and real estate related assets the operating partnership may acquire in the future.

     The Commission released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" on December 3, 1999. Your partnership has reviewed its revenue recognition policies and as a result there will be no material change in the revenue recognized by Shelbourne.

LIQUIDITY AND CAPITAL RESOURCES

     Your partnership currently uses its working capital reserves and any cash from operations as its primary source of liquidity. Following the conversion, your partnership's cash will become an asset of, and potential source of liquidity for, Shelbourne. In addition to cash, Shelbourne will have as potential sources of liquidity, capital raised by either borrowing money on a long-term or short-term basis, or issuing additional equity securities. Due to the current restrictions on debt incurrence in your partnership and the resulting lack of mortgage debt on the properties, following the conversion management anticipates that Shelbourne will have significantly enhanced capital resources as compared to your partnership. Shelbourne's use of these sources of capital will likely result in the encumbrance of its current and future assets with substantial amounts of indebtedness. As a result, Shelbourne may have an increased risk of default on its obligations and thus a decrease in its long-term liquidity.

     Your partnership had $16,465,000 of cash and cash equivalents at September 30, 2000, as compared to $12,675,936 at December 31, 1999. During the nine months ended September 30, 2000 cash and cash equivalents increased $3,789,064 as a result of $4,150,467 of net cash provided by operating activities which was partially offset by $361,403 of net cash used in investing activities. Cash used in investing activities consisted of tenant improvements to the properties. Your partnership's primary source, and Shelbourne's initial primary source of funds, is cash flow from the operation of its properties, principally rents received from tenants, which amounted to $4,150,467 for the nine months ended September 30, 2000. Unlike your partnership, because Shelbourne may acquire additional assets, its cash flow from operations will be derived from a larger, more diverse, and potentially riskier group of assets than your partnership. Likewise, Shelbourne's ability to pay dividends may be affected by the trading value of its stock, the planned leveraging of its assets and reinvestment of sale and financing proceeds for the acquisition of additional assets.

     For the nine months ended September 30, 2000, your partnership's capital expenditures were funded from cash flow and your partnership's working capital reserves. The following table sets forth, for the nine months ended September 30, 2000 and for the prior two fiscal years, your partnership's expenditures at each of its properties for capital improvements and capitalized tenant procurement costs:

         CAPITAL IMPROVEMENTS AND CAPITALIZED TENANT PROCUREMENT COSTS


                                   9/30/2000         1999           1998
                                   ---------         ----           ----

       Century Park I          $      22,153   $ 173,238     $     89,729
       568 Broadway                   65,080     154,617          293,021
       Seattle Tower                  82,832     355,407          490,322
       Commonwealth                  218,919          --          128,526
       Commerce Plaza                 24,680     162,046           90,857
       Melrose Crossing I                  0      26,487           69,338
       Matthews Festival              14,708      25,689           69,666
       Sutton Square                  46,257      33,918          110,775
       TMR Warehouse                  19,393      29,311            6,043
       Melrose Out Parcel                  0          --               --
                               -------------- -----------    -------------
       TOTALS                  $     494,022  $  960,713     $  1,348,277
                               -------------- -----------    -------------

     Your partnership budgeted expenditures for capital improvements and capitalized tenant procurement costs of $1,255,000 in 2000. These costs were anticipated to be incurred in the normal course of business and funded from cash flow from the operation of the properties and working capital reserves which are temporarily invested in short-term money market instruments. However, the actual amount of such expenditures depends upon the level of leasing activity and other factors which cannot be predicted with certainty. Following the conversion, it is anticipated that Shelbourne's cash flow from operations together with its other sources of capital including cash reserves, financing proceeds and the issuance of additional equity will be sufficient to fund its capital improvements and tenant procurement costs. However, because it is expected that Shelbourne will have significant mortgage indebtedness and a substantially larger pool of real estate assets, the risk that it may be unable to fund the necessary capital and tenant procurement costs at its properties will likely be increased.

     Except as discussed herein, management is not aware of any other trends, events, commitments or uncertainties that will have a significant impact on Shelbourne's liquidity. If, however, real estate market conditions deteriorate in any areas where your partnership's properties are located, there is substantial risk that future cash flow may be insufficient to fund the capital improvements and lease procurement costs of the properties. In that event, Shelbourne would utilize its remaining working capital reserves, reduce distributions, raise additional capital through financing or the issuance of equity, or sell one or more properties.

REAL ESTATE MARKET

         In the markets in which your partnership's properties are located, the market values of existing properties continue to recover from the effects of the substantial decline in the real estate market in the early 1990's. However, in select markets, values have been slow to recover, and high vacancy rates continue to exist in some areas. The geographic diversity of your partnership's properties decreases the risk of a significant partnership devaluation resulting from an isolated market slump in a particular region. The overall economic outlook for the specific markets in which your partnership's properties are located continues to be stable to improving.

         The outlook is particularly positive for 568 Broadway as office and retail space in the Midtown South sub-market in which 568 Broadway is located is becoming increasingly popular. Little new office and retail space inventory have been introduced to offset demand in the area, resulting in a favorable operating environment for the property. Rents are thus anticipated to continue to increase at the property for the foreseeable future.

     Likewise, the outlook for Seattle Tower is positive as extraordinary business development in the Puget Sound region and the demand for space in the central business district of Seattle continue. Nonetheless, due to the age of many of the leases at the building, and the functional obsolescence of the building for many potential tenants, much of the space at Seattle Tower is currently leased at below market rental rates. The property thus has the potential for substantially improved operations as current leases expire and the capital needs of the property are addressed. In an effort to maximize rents, over the next four years, in excess of $2.5 million is budgeted for capital improvements at Seattle Tower. This capital work will attempt to address the extremely outdated mechanical systems and the lack of technological infrastructure at the property, both of which are currently impeding the property's realization of market rental rates. It is anticipated that these improvements coupled with expected overall growth in the office market in downtown Seattle would position the property for a substantial improvement in operations in the future.

     The expectations are also positive for improving market conditions in Columbus, Ohio, a market in which your partnership has an interest in three warehouse properties. Columbus has become a hub for North American distribution facilities and substantial construction activity is producing increased competition for your partnership's properties. Nevertheless, values are expected to continue to improve for properties comparable to those in which your partnership has an interest. The realization of any market appreciation will however be subject to the terms of the existing leases which are not due to expire for several years at your partnership's properties in these locations. The joint venture through which your partnership owns an interest in the warehouse properties has agreed in principle to spend up to $2 million on one of the warehouses as part of an eight-year extension of the lease with the tenant in that warehouse.

     The prospects for your partnership's retail properties are also generally favorable. Sutton Square Shopping Center is located in the Raleigh Durham market that is experiencing high demand for retail space and low vacancy. Matthew's Festival is located in the Charlotte, North Carolina market which is also experiencing generally favorable economic conditions resulting largely from investment in the area by foreign manufacturers. Both areas are experiencing household formation and income growth, and the properties' sub-markets are deemed to be middle to upper middle-income areas. While it is still meeting its leasehold obligations, the anchor tenant at Matthew's Festival no longer operates a store at the site and this has hindered leasing efforts at the property. In addition, in October 2000 a tenant leasing approximately 29% of the property and operating a movie theatre defaulted on its lease obligations as a result of a bankruptcy filing. Therefore, while both properties are well positioned to benefit from a forecasted improvement in regional market conditions, the lack of an operating anchor tenant and the loss of the movie theatre tenant at Matthew's Festival is expected to continue to adversely affect that property's ability to lease in-line space.

     Your partnership's property in Melrose Park, Illinois continues to experience extremely poor operating conditions. While the broader Chicago market is experiencing economic and population growth which is creating a positive environment for real estate appreciation, the trade area in which the property is located is experiencing a decline in population. This decline coupled with the related flight from the area by big box retailers has left many retail properties, including your partnership's property, suffering from high vacancy and low rental rates. Vehicular access to your partnership's property is also difficult, further contributing to the negative outlook for the property in the foreseeable future. Your partnership recently received an unsolicited offer to purchase this property. Although the purchase price of the offer is higher than the appraised value of the Melrose center, the offer is subject to numerous conditions. These conditions include a 90 to 150 day due diligence period after the date that a binding agreement is signed. While we intend to explore this opportunity, there can be no assurance that this will result in a sale of the property.

     Operations at Commonwealth Industrial Park are expected to be positively influenced by generally favorable industrial trends in the Orange County market in which the property is located. Vacancy in the market for comparable properties is low and the property's market is a mature one with consistent recent growth in rental rates. Commonwealth is not considered, however, to be among the most highly demanded industrial properties in the area as many tenants in the market are seeking highly planned newer properties in the region that have more technologically advanced space. Commonwealth is therefore more appealing to local or regional tenants that do not require highly functional state of the art facilities.

     Demand for office and research and development space in the Kearny Mesa office sub-market in which Century Park is located is very strong contributing to historically high occupancy levels in the area. New supply that is entering the marketplace is, however, expected to slow the growth of rental rates and the market has begun to soften slightly. Nonetheless, overall growth in the real estate market is expected to continue and the property is believed to be well situated and adequately configured to benefit from this anticipated improvement. The extent to which Century Park will realize the benefit of any market appreciation will, however, be subject to the terms of the existing leases at the property, which are not scheduled to expire for several years.

     Commerce Plaza is located in the northwestern section of Richmond, Virginia, an area that has seen generally good economic conditions in the recent past. The property is in an expanding neighborhood that is considered to be the primary suburban office sub-market in the Richmond area. Several developments in the area have produced an increase in competitive space for the property. The most significant of these developments, Innsbrook Office Park has been established as the most desirable office location in the immediate area, resulting in Commerce Plaza becoming a secondary alternative with lower rental rates. Nonetheless, Commerce Plaza's operations are expected to benefit from the overall ongoing growth in the area.

     Technological changes are also occurring which may reduce the space needs of many tenants and potential tenants and may alter the demand for amenities and power supplies at your partnership's properties. As a result of these changes and the continued risk for overall market volatility, your partnership's, and ultimately Shelbourne's, potential for realizing the full value of its investment in the properties is at continued risk.

Impairment of Assets

     Your partnership evaluates the recoverability of the net carrying value of its real estate and related assets at least annually, and more often if circumstances dictate as required by SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." If there is an indication that the carrying amount of a property may not be recoverable, your partnership prepares an estimate of the future undiscounted cash flows expected to result from the use of the property and its eventual disposition, generally over a five-year holding period. In performing this review, management takes into account, among other things, the existing occupancy, the expected leasing prospects of the property and the economic situation in the region where the property is located.

     If the sum of the expected future undiscounted cash flow is less than the carrying amount of the property, your partnership recognizes an impairment loss, and reduces the carrying amount of the asset to its estimated fair value as required by SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Management estimates fair value using discounted cash flows or market comparables, as most appropriate for each property. Independent certified appraisers are utilized to assist management, when warranted.

     Impairment adjustments to reduce the carrying value of the real estate assets recorded by your partnership do not affect the tax basis of the assets and are not included in the determination of taxable income or loss.

     Management is not aware of any other current trends, events, or commitments that will have a significant impact on the long-term value of the properties. However, because the cash flows used to evaluate the recoverability of the assets and their fair values are based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying values at the balance sheet dates. The cash flows and market comparables used in this process are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize. Actual results may vary from the estimates and the variances may be material. Shelbourne may provide additional adjustments to reduce the carrying value of the properties, which could be material in subsequent years if real estate markets or local economic conditions change.

     All of your partnership's properties have experienced varying degrees of operating difficulties and your partnership recorded significant impairment adjustments in prior years. Improvements in the real estate market and in property operations resulted in no adjustments for impairment being needed from 1996 through September 30, 2000.

     The following table represents the original cost less accumulated depreciation, the September 30, 2000 carrying value and the impairment adjustments recorded to date against your partnership's properties held as of September 30, 2000:

                                                    ORIGINAL COST LESS
                                                       ACCUMULATED            ADJUSTMENT FOR           9/30/00
                                                       DEPRECIATION             IMPAIRMENT         CARRYING VALUE
                                                       ------------             ----------         --------------
            DESCRIPTION
   Century Park I Office Complex Kearny Mesa,            $15,786,330           $11,700,000              $4,086,330
   California (50% owned)

   568 Broadway Office Building New York, New            $15,454,524           $10,821,150              $4,633,374
   York (38.925% owned)

   Seattle Tower Office Building Seattle,                 $8,649,865            $6,050,000              $2,599,865
   Washington (50% owned)

   Commonwealth Industrial Park                          $10,469,488            $5,800,000              $4,669,488
   Manufacturing/Warehouse Buildings
   Fullerton, CA

   Commerce Plaza Office Building,                        $7,737,365            $2,700,000              $5,037,365
   Richmond, VA

   Melrose Crossing Shopping Center Retail               $14,464,818           $12,100,000              $2,364,818
   Building, Melrose Park, IL

   Matthews Township Festival Shopping Center            $13,443,501            $5,300,000              $8,143,501
   Retail Building, Matthews, NC

   Sutton Square Shopping Center Retail                  $10,318,930                    --             $10,318,930
   Building, Raleigh, NC

   TMR Warehouse Industrial Buildings,                    $4,462,012                    --              $4,462,012
   Hilliard, Grove City and Delaware, OH
   (20.66% owned)

   Melrose (lot #7) Vacant Lot                                     0                    --                       0
                                                        ============           ===========             ===========
        TOTAL                                           $100,786,833           $54,471,150             $46,315,683

RESULTS OF OPERATIONS

SEPTEMBER 30, 2000 VS. SEPTEMBER 30, 1999

     Your partnership experienced an increase in net income of $780,597 for the nine months ended September 30, 2000 as compared to the same period in the prior year.

     The increase in net income was due to an increase in rental revenue of $50,990, a reduction of costs and expenses of $612,772 as well as an increase of interest income of $183,345 which were partially offset by a decrease in other income of $66,510.

     Rental revenues increased for the nine months ended September 30, 2000 compared to the same period in 1999 due to the rental of vacant spaces in Commonwealth Industrial Park and increased rental rates on new leasing activities.

     The decrease in cost and expenses for the nine months ended September 30, 2000 as compared to the nine months ended September 30, 1999 is due to decreased administrative expenses of $348,993, decreased operating expenses of $173,132, and decreased property and partnership management fees of $39,380 and $99,277, respectively. Property operating expenses decreased primarily due to lower real estate taxes as a result of decreased assessed values of your partnership's properties and lower parking lot maintenance fees. These decreases were partially offset by an increase in depreciation and amortization expense of $47,960.

     Administrative expense decreased due to legal expenses associated with the conversion of your partnership to a real estate investment trust were less than the legal fees associated with the class action litigation. In addition, partnership asset management fees decreased for the first nine months of 2000 as compared to the first nine months of 1999 as a result of an amendment to the partnership agreement which changed the calculation of such fee. Depreciation and amortization expense increased due to real estate improvements in 1999.

     Interest income increased during the nine months ended September 30, 2000 due to higher cash balances during the period as compared to the comparable period in 1999. Other income decreased during the nine months ended September 30, 2000 as compared to the same period in 1999 due to a decrease in investor transfer fees.

     Inflation is not expected to have a material impact on your partnership's operations or financial position.

1999 VS. 1998

     Your partnership experienced an increase in net income of 24.3% for the year ended December 31, 1999 to $3,852,476 compared to 1998 net income of $3,100,160 primarily due to higher rental revenues, interest income and other income that were partially offset by higher cost and expenses.

     Rental revenues increased by 6.9% during the year ended December 31, 1999 to $12,178,691 from $11,390,709 for the same period in 1998 primarily due to increases from higher rental rates in 568 Broadway, Century Park, Commerce Plaza and Sutton Square. Seattle Tower's increase was the result of higher occupancy rates in 1999 of 98% compared to 96% in 1998.

     Costs and expenses increased by 1.9% during the year ended December 31, 1999 to $8,948,143 compared to $8,783,086 in 1998, due to increases in administrative expenses partially offset by decreases in partnership asset management and property management fees. Operating expenses and depreciation and amortization remained relatively stable with the prior year. Administrative expenses for the year ended December 31, 1999 increased $514,651 or 57% compared to 1998 due to higher professional fees related to the settlement of the litigation and reorganization of your partnership. Partnership asset management fees decreased $312,139 or 24.3% in 1999 due to an amendment to the partnership agreement. Beginning with the third quarter of 2000, it is expected that your partnership's asset management fees will increase by approximately 28% to $1,106,496 on an annualized basis due to an increase in the appraised value of your partnership's assets. Following the conversion, Shelbourne Management will receive fees based on Shelbourne's gross assets. Because we expect Shelbourne to increase its gross assets relative to your partnership's current gross assets, the asset management fees paid to Shelbourne Management are expected to be significantly greater than your partnership's anticipated asset management fee obligations.

     Interest income increased 10.4% from $458,990 in 1998 to $506,778 in 1999 due to higher interest rates and higher cash balances during the current year compared to 1998. Other income increased by $81,603 during the year ended December 31, 1999 compared to 1998 due to an increase in fees from investor servicing primarily related to an increase in investor transfers.

 1998 VS. 1997

     Your partnership experienced an increase in net income of 8.9% for the year ended December 31, 1998 to $3,100,160 compared to 1997 net income of $2,845,625 primarily due to higher rental revenues, lower costs and expenses and higher interest income in 1998. These increases to net income were partially offset by lower other income and the fact that no gain on sale of property was recorded in 1998.

     Rental revenues increased by 1.3% during the year ended December 31, 1998 to $11,390,709 from $11,249,284 for the same period in 1997 due to an increase in rental revenue of $221,078 at Century Park due to higher occupancy rates in 1998 of 100% compared to 91% in 1997 and an increase of $75,820 at Commonwealth due to higher rental rates in place during 1998 as compared to 1997. These increases were partially offset by the decrease in revenues of $609,891 resulting from the sale of the 230 East Ohio property in October 1997.

     Costs and expenses decreased by 10.5% during the year ended December 31, 1998 to $8,783,086 compared to $9,815,331 in 1997, due to decreases in operating expenses, partnership asset management fee, and administrative expenses, partially offset by increases in depreciation and property management fees. Operating expenses decreased $735,518 or 15.3% during the year ended December 31, 1998 due primarily to lower real estate taxes and repairs and maintenance costs resulting from the sale of the 230 East Ohio property in 1997. Administrative expenses for the year ended December 31, 1998 decreased $345,230 or 27.7% compared to 1997 due to lower legal and accounting fees related to the ongoing litigation and possible reorganization of your partnership. Your partnership's asset management fee decreased by $90,579 during 1998 because of reduced assets under management due to the sale of 230 East Ohio in the prior year. Depreciation increased by $153,610 due to higher depreciation recorded on certain capitalized tenant improvements and property management fees increased by $10,697 in 1998 due to higher revenues, as previously discussed.

     Interest income increased by 22.4% from $374,716 in 1997 to $458,990 during the year ended December 31, 1998 due to higher invested cash balances. Other income decreased by $52,718 during the year ended December 31, 1998 compared to 1997 due to a decrease in fees from investor servicing primarily related to a decrease in investor transfers in 1998.

                                 THE CONVERSION

MECHANICS OF THE CONVERSION

     The conversion will be accomplished by merging your partnership into Shelbourne Properties II L.P., a newly-formed partnership wholly-owned by Shelbourne on the terms set forth in the Merger Agreement attached to this consent solicitation statement as Appendix B. Shelbourne Properties II L.P., will survive the merger as the operating partnership. As part of the merger, each unit in your partnership will be converted into two shares of common stock. As a result of the conversion, Shelbourne will own 100% of the operating partnership. Shelbourne will own a 1% partnership interest in the operating partnership through its wholly-owned subsidiary, which will be the general partner of the operating partnership.

EFFECTIVE TIME

     The conversion will become effective as soon as practicable after the later of (a) the last date on which consent forms may be received by the depositary in order to be valid or (b) the last of the conditions to the conversion are fulfilled or waived.

     The conversion will become effective upon filing certificates of merger and other documents and instruments required by Delaware law with the Office of the Secretary of State of the State of Delaware.

CONDITIONS TO THE CONVERSION

     Our obligation to effect the conversion is subject to satisfaction of the following conditions:

     o Approval of the conversion by limited partners holding a majority of the outstanding units in your partnership

     o This consent solicitation statement has become effective and is not subject to any stop order or a proceeding seeking a stop order

     o The issuance of securities in the conversion complies with all requirements of state securities or "blue sky" laws

     o Shelbourne has at least 100 shareholders and not more than 50% in value of the outstanding common stock is owned, directly or indirectly, by five or fewer individuals as defined in the Internal Revenue Code to include certain entities

     o No pension trust individually owns more than 25% in value of the common stock of Shelbourne, and all pension trusts that individually own 10% in value or more of the common stock of Shelbourne own in the aggregate less than 50% in value of the common stock of Shelbourne

     o Less than 50% in value of the common stock will be held directly or indirectly by foreign persons

     o The common stock has been approved for listing upon issuance on the American Stock Exchange

     o Rosenman & Colin LLP has rendered tax opinions concerning the conversion and Shelbourne's qualification as a real estate investment trust.

FEES AND EXPENSES

     All costs and expenses incurred in connection with the conversion will be paid by your partnership, whether or not the conversion is consummated. The following is an estimate of such expenses.


        Registration, Listing and Filing Fees............       $30,782

        Legal Fees.......................................       600,000

        Appraisals and Valuation Fees....................       131,000

        Accounting Fees and Expenses.....................        70,000

        Depositary and Solicitation Fees and Expenses....       104,000

        Printing and Engraving Expenses..................        21,000

        Merger Expenses..................................        80,000

        Postage..........................................        48,000

        Miscellaneous....................................        15,218
                                                              ---------

               Total.....................................    $1,100,000


ACCOUNTING TREATMENT

     The conversion will be accomplished by merging your partnership into Shelbourne Properties II L.P., a limited partnership wholly-owned by Shelbourne Properties II, Inc. As there will be no change in the ultimate ownership structure the conversion will be accounted for on a historical cost basis.

                                     VOTING

         YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND SIGN THE ENCLOSED CONSENT FORM AND RETURN IT TO THE INFORMATION AGENT BY MAIL IN THE ENCLOSED PRE-ADDRESSED, POSTAGE PAID ENVELOPE OR BY FACSIMILE TO (718) 236-2641.

GENERAL

     You may take one of the following actions with respect to the conversion:

       Vote "YES" -- I vote to approve the conversion

       or

       Vote "NO" -- I vote not to approve the conversion

       or

       Abstain from voting which will constitute a "NO" vote.

     WE STRONGLY URGE YOU TO VOTE "YES" FOR APPROVAL OF THE CONVERSION.

     If the conversion is approved, you will receive two shares of common stock in exchange for each of your units whether or not you voted in favor of the conversion.

VOTE REQUIRED

     The affirmative vote of limited partners holding a majority of the outstanding units of your partnership is required for approval of the conversion. This consent solicitation statement constitutes our solicitation of your consent to the conversion, including all such actions required by your partnership to consummate the conversion. We also must approve the conversion as general partners of your partnership. We intend to approve the conversion, and our affiliates, Millennium Funding Corp., Millennium Funding III Corp., Millennium Funding I LLC and Millennium Funding III LLC who own an aggregate of 23.75% of the units, intend to vote "YES" to approve the conversion.

VOTING PROCEDURE

     The consent form is filed as Appendix A to this consent solicitation statement. The consent form seeks your consent to the conversion and related matters. Please complete, sign and return the enclosed consent form to the depositary in the enclosed pre-addressed, postage paid envelope no later than __________ __, 2001. The depositary is:

                 American Stock Transfer & Trust Company
                 40 Wall Street
                 New York, New York  10005

     You may withdraw a consent form at any time before the expiration date by delivering to the depositary written notice of your withdrawal. You may change a consent form at any time before the expiration date by delivering to the depositary a duly completed and signed substitute consent form, together with a letter indicating that your prior consent form(s) have been revoked.

     You must vote all of your units in the same way. If you return a signed consent form but do not indicate a "YES" or "NO" vote or an abstention, you will be deemed to have voted "YES" for approval of the conversion.

     The conversion will be approved at such time as limited partners holding a majority of the outstanding units shall have consented to the conversion but in no event prior to the expiration date. The depositary will tabulate the consent forms received from you.

     The conversion will apply prospectively from and after the date it becomes effective. You will be bound by the conversion, if it becomes effective, whether or not you vote in favor of the conversion. Delivery of a consent form is at your risk. The consent form will be effective only when it is actually received by the depositary. A pre-addressed, postage paid envelope to be used in returning completed consent forms has been included with this consent solicitation statement.

RECORD DATE AND OUTSTANDING UNITS

     If you are a limited partner at the close of business on February 5, 2001, the record date for voting, you will be entitled to one vote for each unit held. On the record date there were 588,010 units outstanding held by 10,785 limited partners, including 139,641 units, representing 23.75% of the outstanding units, owned by our affiliates Millennium Funding Corp., Millennium Funding III Corp., Millennium Funding I LLC and Millennium Funding III LLC.

EFFECT OF VOTING TO APPROVE THE CONVERSION

     Your vote of "YES" on the conversion form will constitute your approval to the merger of your partnership on substantially the terms provided in the merger agreement attached as Appendix B.

EXCHANGE OF CERTIFICATES FOR SHARES

     As soon as practicable after the effective time of the conversion, the depositary, American Stock Transfer & Trust Company, will mail to you

     -    a notice advising you that the conversion has become effective and

     - instructions for exchanging the certificate(s) representing your units for shares of Shelbourne common stock.

     On surrender to the depositary of your certificate(s), together with any other required documents, you will be entitled to receive shares of Shelbourne common stock. If you have lost or misplaced the certificate(s) representing your units, you will be required to complete, sign, have notarized and return to the depositary an affidavit of loss and indemnity agreement which will be provided to you in order to receive shares of Shelbourne common stock in exchange for your units.

     YOU SHOULD NOT FORWARD THE CERTIFICATE(S) REPRESENTING YOUR UNITS TO THE DEPOSITARY UNTIL YOU HAVE RECEIVED TRANSMITTAL FORMS. YOU SHOULD ALSO NOT RETURN THE CERTIFICATE(S) REPRESENTING YOUR UNITS WITH THE ENCLOSED PROXY.

SOLICITATION OF VOTES; SOLICITATION EXPENSES

     We may solicit your approval of the conversion. Our employees may solicit approval of the conversion by use of the mails, by telephone, telegram, or other means. Solicitation expenses will be paid as set forth under "THE CONVERSION -- FEEs AND EXPENSES." No party soliciting approval of the conversion will receive compensation contingent on the outcome of their solicitation efforts or the approval of the conversion.

LIMITED PARTNER LISTS

     You may obtain a copy of a current list of limited partners by delivering a written request to us at 5 Cambridge Center, 9th Floor, Cambridge, Massachusetts 02142. You will be required to pay applicable duplicating charges. Under Rule 14a-7 of the Exchange Act, we will, at your option, either:

     o mail at your expense to the limited partners you designate copies of any proxy statement, proxy form or other soliciting material that you furnished to us; or

     o deliver to you at your expense, within five business days of the receipt of the request, a reasonably current list of the names and addresses of the limited partners. In connection with a request under Rule 14a-7 of the Exchange Act, we are obligated, upon your written request, to deliver to you (1) a statement of the approximate number of limited partners in your partnership, and (2) the estimated cost of mailing a proxy statement, form of proxy or other similar communication to such limited partners.

                             CONFLICTS OF INTEREST

     The following describes the conflicts of interest resulting from the relationships among us, Shelbourne Management and Shelbourne which exist in connection with the conversion or which may potentially exist after the conversion.

CONFLICTS RELATING TO THE CONVERSION

     In determining whether to recommend the conversion to you we have an inherent conflict of interest for the following reasons:

     ELIMINATION OF FEE GIVE BACK AMOUNT

     We have a conflict of interest in recommending the conversion because if the conversion is approved, we no longer will be obligated to pay you additional amounts when your partnership is liquidated. If your partnership were liquidated at this time we would be required to pay limited partners an aggregate of $3.85 per unit, or an aggregate of $2,265,472, as repayment of fees previously received. The amount which we are required to pay to you upon liquidation of your partnership is reduced each calendar year by approximately $0.49 per unit, or an aggregate of $286,000, and is eliminated in 2008. Elimination of our obligation to pay you this additional amount was an agreed-upon element of the settlement.

     OUR AFFILIATION WITH SHELBOURNE MANAGEMENT

     We have a conflict of interest in recommending the conversion because Shelbourne Management is wholly-owned by Presidio Capital Investment Company, LLC. Shelbourne Management will have a contractual right to receive fees for managing Shelbourne's business for ten years. These fees will include:

     o    an asset management fee equal to 1.25% of Shelbourne's gross assets;

     o $200,000 per year for expenses relating to the administration of Shelbourne; and

     o    competitive property management fees not in excess of 6% of revenues.

     Although we, as your general partners, currently have the right to receive fees from your partnership based on its gross assets, the duration of our fees is limited by the requirement that your partnership be liquidated no later than December 31, 2015. In addition, your partnership agreement gives limited partners the right to remove us as general partners.

CONFLICTS FOLLOWING THE CONVERSION

     The following describes the conflicts of interest which will exist following the conversion:

     ALLOCATION OF INVESTMENT OPPORTUNITIES AMONG SHELBOURNE AND OTHER ENTITIES MANAGED BY SHELBOURNE MANAGEMENT

     Shelbourne Management may manage other real estate investment trusts with investment objectives similar to Shelbourne's. Therefore, Shelbourne Management could be subject to a conflict of interest in determining whether to present an investment opportunity to Shelbourne or another real estate investment trust which it manages. Shelbourne Management will determine how to allocate investment opportunities among the entities it manages based on the type and characteristics of the investment opportunity, the financial condition of each of the entities it manages and the availability of capital of such entities. Shelbourne Management may also propose that potential investments be acquired on a joint venture basis by Shelbourne and other real estate investment trusts managed by Shelbourne Management.

     POTENTIAL TRANSACTIONS WITH OUR AFFILIATES

     Shelbourne will be permitted to purchase properties from, sell properties to, borrow money from or enter into other transactions with, companies in which our beneficial owner, NorthStar Capital Investment Corp. has an economic interest. Therefore, such transactions may not solely serve your interests as a stockholder. Although these affiliated transactions must be on terms comparable to those obtainable from third parties and must be approved by a majority of Shelbourne's independent directors, any transactions between Shelbourne and affiliates of ours may not be reached through arms-length negotiation.

     ALLOCATION OF TIME AND SERVICES BY SHELBOURNE'S OFFICERS AND DIRECTORS

     Many of Shelbourne's officers and directors are also officers of Shelbourne Management, Winthrop Financial Associates and/or NorthStar Capital Investment Corp., entities which manage other real estate companies that may compete with Shelbourne or otherwise have similar business interests. In that regard, Michael L. Ashner, the President and a director of Shelbourne, is also the President and sole director of Shelbourne Management and the Chief Executive Officer of Winthrop Financial Associates and Peter Braverman, Lara Sweeney and Carolyn Tiffany, officers and/or directors of Shelbourne and Shelbourne Management, are also officers of Winthrop Financial Associates. In addition, David T. Hamamoto and W. Edward Scheetz, Co-Chief Executive Officers of NorthStar Capital Investment Corp., are directors of Shelbourne and Peter W. Ahl, Steven B. Kauff, David G. King, Jr. and Dallas E. Lucas, officers of NorthStar Capital Investment Corp., are officers and/or directors of Shelbourne and Shelbourne Management. As officers and directors of entities with which Shelbourne will conduct business or with interests in competition with Shelbourne's interests, Shelbourne's officers and directors will experience conflicts between their fiduciary obligations to Shelbourne and their fiduciary obligations to Shelbourne Management, Winthrop Financial Associates, NorthStar Capital Investment Company and their affiliated entities. This conflict of interest could:

     o limit the time and services that the officers and directors of Shelbourne devote to Shelbourne because they will be providing similar services to other real estate entities; and

     o impair Shelbourne's ability to compete for acquisition of properties with other real estate entities that are also advised by Shelbourne Management, Winthrop Financial Associates and NorthStar.

     SHELBOURNE MANAGEMENT WILL RECEIVE AN ASSET MANAGEMENT FEE BASED ON SHELBOURNE'S GROSS ASSETS

     Shelbourne Management will receive an asset management fee based on Shelbourne's gross assets. The asset management fee will increase if Shelbourne's gross assets increase. To that extent, Shelbourne Management will benefit if Shelbourne retains ownership of properties, leverages its properties or acquires new properties, while Shelbourne's shareholders may be better served if Shelbourne disposes of properties or holds properties on an unleveraged basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AP-PCC III, L.P. SERVICES AGREEMENT

     We are wholly-owned by Presidio Capital Corp. Effective October 21, 1999, Presidio Capital Corp. entered into a services agreement with AP-PCC III, L.P. under which AP-PCC III, L.P would arrange for the management of Presidio Capital Corp. and its direct and indirect subsidiaries.

     In order to provide these services for your partnership, effective October 25, 1999, nominees of AP-PCC III, L.P. were elected as officers and directors of your general partners. In order to provide these services for Shelbourne nominees of AP-PCC III, L.P. will also serve as officers and directors of Shelbourne and Shelbourne Management. The individuals designated by AP-PCC III, are Michael Ashner, Peter Braverman, Lara Sweeney and Carolyn Tiffany. Mr. Ashner also serves as the Chief Executive Officer of Winthrop Financial Associates and Peter Braverman , Lara Sweeney and Carolyn Tiffany also serve as executive officers of Winthrop Financial Associates.

     AP-PCC III, L.P. is an affiliate of Winthrop Financial Associates, a Boston-based company that provides asset management services, investor relation services and property management services to over 150 limited partnerships which own commercial property and other assets.

PROPERTY MANAGEMENT AGREEMENTS

     Kestrel Management L.P., an affiliate of AP-PCC III L.P. and your general partners, is currently performing property management services for your partnership's properties. Kestrel Management will be retained by Shelbourne Management to perform similar property management services for Shelbourne.

MANAGEMENT FEES TO AFFILIATES

     We receive various fees and are entitled to various reimbursements for managing the affairs of your partnership and Shelbourne Management will receive various fees and be entitled to various reimbursements for managing the affairs of Shelbourne. See "COMPARISON OF YOUR PARTNERSHIP AND SHELBOURNE - MANAGEMENT FEES TO AFFILIATES," for a detailed description of these fees. The terms of the fees and reimbursements payable by your partnership were specifically provided for in your partnership's agreement of limited partnership, as amended by the terms of the settlement of the class action litigation involving your partnership.

OLYMPIA AGREEMENT

     In connection with a tender offer for units of your partnership made on March 12, 1998 by Olympia Investors, L.P., Olympia and Presidio Capital Corp. entered into an agreement dated March 6, 1998. After the Olympia offer expired Olympia announced that it had accepted for payment 32,750 units properly tendered under the offer. Under the agreement, Presidio purchased 50% of those units owned by Olympia as a result of the offer, or 16,375 units, for $91.73 per unit. In addition, on October 12, 2000 Millennium Funding III LLC an affiliate of Presidio and your general partners, purchased 16,375 units after Olympia exercised its right under the agreement to cause the purchase of its remaining units as well as the purchase of 15,566 units in Integrated Resources High Equity Partners, Series 85, A California Limited Partnership and 7,477 units in High Equity Partners L.P. - Series 88. The units in the other two High Equity partnerships were purchased by affiliates of Millennium Funding III LLC. The aggregate purchase price for the purchase of the units in your partnership and the purchase of units in the other High Equity partnerships was $7,500,000. Insignia/ESG represented Presidio in connection with the October 2000 purchase.

                                   SHELBOURNE

GENERAL

     Shelbourne was recently formed for purposes of the conversion. Shelbourne's principal executive offices are located at 5 Cambridge Center, 9th floor, Cambridge, MA 02142. The telephone number of Shelbourne at such office is (617) 234-3000.

     Shelbourne will conduct all of its operations through the operating partnership. Following the conversion, Shelbourne will elect to be treated for Federal income tax purposes as a real estate investment trust.

     As a result of the conversion, Shelbourne's only asset will be its ownership interests in the operating partnership. Shelbourne will be a limited partner of the operating partnership, and Shelbourne Properties II GP, LLC, a wholly-owned subsidiary of Shelbourne, will be the general partner of the operating partnership. By managing Shelbourne, our affiliate, Shelbourne Management will control both the limited partner and the general partner of the operating partnership.

     This structure, which is commonly referred to as an "UPREIT" structure, will enhance Shelbourne's ability to make future acquisitions in a manner which allows prospective sellers to defer recognizing gain on their transfer of property to the operating partnership.

THE OPERATING PARTNERSHIP

     GENERAL

     Following the conversion, your partnership will be merged with and into Shelbourne Properties II L.P. which will become the operating partnership and will own and operate the assets and properties currently owned by your partnership.

     ORGANIZATION; TERM

     Shelbourne Properties II L.P. was organized under the laws of the State of Delaware on April 3, 2000. The operating partnership's partnership agreement will provide for perpetual existence.

     OWNERSHIP OF PROPERTIES

     Following the conversion, legal title to the interests in the properties currently held by your partnership will be held by the operating partnership. No specific assets have been identified for sale, financing or purchase following the conversion.

     PARTNERSHIP AGREEMENT

     Shelbourne Properties II L.P. has adopted a partnership agreement which will remain in effect following the conversion. The following is a summary of the operating partnership's partnership agreement.

     GENERAL PARTNER

     Shelbourne Properties II GP, LLC, a wholly-owned subsidiary of Shelbourne, as the sole general partner of the operating partnership, has full, exclusive and complete responsibility and discretion in the management, operation and control of the operating partnership. Shelbourne has retained Shelbourne Management to provide day-to-day management and administrative services following the conversion. Shelbourne Management will generally provide the services that we provided prior to the conversion. See "SHELBOURNE -- MANAGEMENT - THE ADVISORY AGREEMENT AND THE ADVISOr."

     BUSINESS OPERATIONS

     The operating partnership's partnership agreement provides that all business activities of Shelbourne, including all activities pertaining to the acquisition and operation of properties, must be conducted through the operating partnership. Unless otherwise determined by Shelbourne's Board, the operating partnership will be operated in a manner that is intended to enable Shelbourne to satisfy the requirements for classification as a real estate investment trust.

     ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

     Shelbourne may from time to time after the conversion contribute additional capital to, or make loans to, the operating partnership for a variety of purposes including the funding of future acquisitions, the funding of capital expenditures or the establishment of reserves. In addition, the operating partnership's partnership agreement will further provide that Shelbourne Properties II GP, LLC, as general partner, may from time to time cause the operating partnership to issue additional partnership interests, which additional partnership interests may be convertible into shares of Shelbourne's common stock.

     EXCULPATION AND INDEMNIFICATION OF THE GENERAL PARTNER

     The operating partnership's partnership agreement generally provides that Shelbourne Properties II GP, LLC, as general partner of the operating partnership, will incur no liability to the operating partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if Shelbourne Properties II GP, LLC carried out its duties in good faith. In addition, Shelbourne Properties II GP, LLC is not responsible for any misconduct or negligence on the part of its agents, provided it appointed such agents in good faith. Shelbourne Properties II GP, LLC may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that Shelbourne Properties II GP, LLC reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

     The operating partnership's partnership agreement also provides for indemnification of Shelbourne Properties II GP, LLC, the directors and officers of Shelbourne Properties II GP, LLC, and such other persons as Shelbourne Properties II GP, LLC may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses, including legal fees, actually incurred by such person in connection with the preceding unless it is established that: (1) the act or omission of the indemnified person was material to the matter giving rise to the preceding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified person actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

     TAX MATTERS

     Shelbourne Properties II GP, LLC will be the tax matters partner of the operating partnership and, as such, will have the authority to make tax elections and other tax-related decisions on behalf of the operating partnership.


OBJECTIVES AND STRATEGIES

     Shelbourne's primary business objective following the conversion will be to maximize the value of common stock. Shelbourne will seek to achieve this objective by making capital improvements to and/or selling its properties and by making additional real estate related investments. Shelbourne intends to employ a strategy of investing in a variety of real estate-related investments, including undervalued assets and value-enhancing situations, as determined from time to time by Shelbourne's board. To achieve these objectives, Shelbourne may need to raise additional capital. Shelbourne will raise capital either by selling or leveraging properties, by otherwise borrowing money, or by selling additional equity or debt securities.

     We believe that favorable investment opportunities exist within the current real estate environment for investors with cash or access to capital. Shelbourne may pursue a variety of types of real estate investments including acquiring properties, investing in mortgage loans, and investing in other real estate companies. We have not identified or executed commitments for any additional investments at the current time. While Shelbourne will seek to implement its investment strategies as soon as practicable following the conversion, the ultimate timing and extent of any new investments will depend upon various factors. These factors include Shelbourne's capitalization and ability to raise debt and/or equity financing, the availability of attractive investments, expected investment returns and other similar economic factors generally considered when making real estate-related investments. Shelbourne also will consider the effect that such investments will have on its ability to satisfy the various income, asset and distribution tests applicable to real estate investment trusts, and will use reasonable efforts to avoid making any investments that might jeopardize its ability to maintain qualification as a real estate investment trust, unless the Board of Directors determines that maintaining such qualification is no longer in the best interests of Shelbourne's stockholders. See "FEDERAL INCOME TAX CONSEQUENCES -- TAXATION OF SHELBOURNE AS A REAL ESTATE INVESTMENT TRUST -REQUIREMENTs FOR QUALIFICATION."

     Shelbourne Management is responsible for seeking out and evaluating potential investment opportunities for Shelbourne. Shelbourne's Board will make the ultimate determination as to whether or not Shelbourne should pursue an investment opportunity. Shelbourne's Board may determine to establish a more specific investment strategy for Shelbourne than that initially contemplated or, from time to time, change Shelbourne's investment strategy without a vote of shareholders.

     Shelbourne's investments may include:

     o Interests in real estate. Shelbourne does not intend to limit its investment portfolio to any particular type of real estate assets. Instead, Shelbourne will consider investment opportunities in all types of real estate, including investments in office buildings, apartment buildings, shopping centers, industrial and commercial properties, special purpose buildings and undeveloped acreage. In addition, Shelbourne does not currently intend to focus its real estate investment activity in any particular market or geographic region. Shelbourne intends to acquire interests in real estate with its cash reserves, through the issuance of additional units in the operating partnership, through the issuance of additional equity securities in Shelbourne or by borrowing money. Shelbourne will not be limited as to the amount of indebtedness it may incur with respect to, or number of mortgages it may place on, any of its properties, but currently does not intend to borrow, in the aggregate, more than an amount equal to 75% of its gross assets. Shelbourne will acquire interests in real estate for the purpose of generating income and realizing capital gain. Shelbourne will not be limited as to the amount or percentage of assets which may be invested in any specific property.

     o Interests in real estate mortgages. Shelbourne may invest in first or second mortgages and will not be limited to investing in guaranteed or insured mortgages. Subject to complying with the requirements of the Internal Revenue Code for qualification as a real estate investment trust, Shelbourne will not be limited as to the proportion of its assets which may be invested in any type of mortgage or in any single mortgage. Shelbourne may acquire mortgages which encumber any of various types of properties, including residential buildings, office buildings, shopping centers, industrial and commercial properties and unimproved land.

     o Investments in other real estate companies. Shelbourne may invest in equity or debt securities of other real estate companies, including other real estate investment trusts. Subject to limitations applicable to qualification as a real estate investment trust, Shelbourne may also seek to exercise control over other real estate companies in which it invests and will not be limited as to the proportion of its assets which may be invested in other real estate companies. Shelbourne does not have any pre-determined investment criteria for its investments in other real estate companies. Shelbourne does not intend to underwrite the securities of any other company.

          Shelbourne may pursue the foregoing types of investments through joint ventures with other real estate investors.

     The ability of Shelbourne to make new investments will depend in part upon it raising additional capital or obtaining financing following the conversion. Shelbourne may seek to raise additional capital through placing mortgages on existing properties and the public and/or private sale of debt and/or equity securities. The ability of Shelbourne to raise additional capital, and the manner in which Shelbourne raises such capital, may depend in part on the trading price of common stock following the conversion. Shelbourne may raise additional capital by issuing debt or equity securities with rights and preferences that are senior to those of common stock. By conducting its operations through the operating partnership, Shelbourne will be able to offer either common stock or limited partnership interests in the operating partnership to potential property sellers thereby increasing Shelbourne's flexibility in structuring acquisitions on a tax-efficient basis. Shelbourne may from time to time offer to repurchase shares of its outstanding capital stock subject to complying with the requirements of the Internal Revenue Code for qualification as a real estate investment trust.

THE PROPERTIES

         The operating partnership will own and operate the properties your partnership currently owns. All of the properties are owned free of any mortgage indebtedness.

         The following table contains information on your partnership's properties.

                                                                                                7/1/00
                                      ORIGINAL COST                         9/30/00          ADJUSTED                TOTAL RENTABLE
                                     LESS ACCUMULATED     ADJUSTMENT    CARRYING VALUE      APPRAISED        DATE        SQUARE
                                       DEPRECIATION     FOR IMPAIRMENT        (1)             VALUE (2)    ACQUIRED     FOOTAGE
                                       ------------         ----------        ---             -----        --------     -------
   DESCRIPTION
Century Park I Office Complex          $15,786,330        $11,700,000     $4,086,330        $7,875,000      11/86          200,002
Kearny Mesa, California (50% owned)

568 Broadway Office Building New       $15,454,524        $10,821,150     $4,633,374       $13,623,750      12/86          300,832
York, New York (38.925% owned)

Seattle Tower Office Building           $8,649,865         $6,050,000     $2,599,865        $8,512,000      12/86          167,534
Seattle, Washington (50% owned)

Commonwealth Industrial Park           $10,469,488         $5,800,000     $4,669,488        $8,100,000       4/87          273,576
Manufacturing/Warehouse  Buildings
Fullerton, California

Commerce Plaza Office Building          $7,737,365         $2,700,000     $5,037,365        $7,700,000       4/87           84,610
Richmond, Virginia

Melrose Crossing Shopping Center       $14,464,818        $12,100,000     $2,364,818        $3,100,000       1/88          138,355
Retail Building Melrose Park,
Illinois (3)

Matthews Township Festival Shopping    $13,443,501         $5,300,000     $8,143,501       $11,800,000       2/88          127,403
Center Retail Building Matthews,
North Carolina

Sutton Square Shopping Center          $10,318,930                 --    $10,318,930       $11,900,000       4/88          101,965
Retail Building Raleigh, North
Carolina

TMR Warehouse Industrial Buildings      $4,462,012                 --     $4,462,012        $2,995,000 (4)   9/88        1,010,500
Hillard, Grove City & Delaware,
Ohio (20.66% owned)

Melrose (lot #7) Vacant Lot Melrose
Park, Illinois                                   0                 --             0                  0       1/88              ---
                                      ============        ===========    ===========       ===========                   =========
     TOTAL                            $100,786,833        $54,471,150    $46,315,683       $75,605,750                   2,404,777


(1) Carrying value is the amount shown on your partnership's September 30, 2000 balance sheet. It represents the historical cost of each property reduced by depreciation, amortization and adjustments for impairment in the value of the property. Impairment adjustments reduce the carrying value to a property's estimated fair value. No impairment adjustment has been taken by your partnership since 1995.

(2) The adjusted appraised value is the value determined in the most current appraisal performed by Cushman & Wakefield. The adjusted value of the three properties owned by your partnership in joint venture reflect a discount from the appraised value of each property which Cushman & Wakefield attributed to the illiquidity of your partnership's interest in the joint venture. See "ALTERNATIVES TO THE CONVERSION - APPRAISALS."

(3) Your partnership recently received an unsolicited offer to purchase the Melrose Crossing Shopping Center owned by your partnership. Although the purchase price of the offer is higher than the appraised value of the Melrose center, the offer is subject to numerous conditions. These conditions include a 90 to 150 day due diligence period after the date that a binding agreement is signed. While we intend to explore this opportunity, there can be no assurance that this will result in a sale of the property.

(4) The estimated future undiscounted cash flows expected to result from the use of the TMR Warehouse Industrial buildings in their eventual disposition exceed their carrying values. Therefore an impairment adjustment is not required.

     The following table lists the occupancy rates of your partnership's properties at the beginning of each of the last 5 years.

                                                                                   OCCUPANCY
                                              ------------------------------------------------------------------------------------
PROPERTY                                      1/1/2001         1/1/2000         1/1/1999          1/1/1998           1/1/1997
--------                                      --------         --------         --------          --------           --------
568 Broadway Office Building                     100%             100%              100%               100%               100%
Century Park I Office Complex                    100%             100%              100%                91%                74%
Commerce Plaza Office Building                    82%             100%              100%                85%                95%
Commonwealth Industrial Park                     100%              87%               87%                87%                87%
Matthews Township Festival                        63%              95%               93%                94%                86%
Melrose Crossing Shopping Center                  12%              13%               35%                33%                18%
Melrose Outparcel                                  0                0%                0%                 0%                 0%
Seattle Tower Office Building                     95%              98%               96%                95%                96%
Sutton Square Shopping Center                    100%             100%              100%                98%               100%
Tri-Columbus-Orange                              100%             100%              100%               100%               100%
Tri-Columbus-Grove City                          100%             100%              100%               100%               100%
Tri-Columbus-Hilliard                            100%               0% (1)            0%                74%               100%

-----------
(1)   New lease for 67% of space signed in March 2000.


         The following table lists the average annual rent per square foot for the last 5 years at each property owned by your partnership.

                                                                      AVERAGE RENTAL RATE PER SQUARE FOOT
                                              ------------------------------------------------------------------------------------
PROPERTY                                         2000             1999              1998              1997               1996
--------                                         ----             ----              ----              ----               ----
568 Broadway Office Building                      $25.34          $22.94              $21.77            $21.07            $16.52
Century Park I Office Complex                     $12.90          $12.82              $12.32            $10.22             $8.20
Commerce Plaza Office Building                    $13.97          $15.56              $14.27            $12.46            $12.44
Commonwealth Industrial Park                       $3.31           $3.13               $3.24             $3.00             $1.83
Matthews Township Festival                        $12.23          $13.86              $13.83            $13.32            $10.07
Melrose Crossing Shopping Center                   $1.85           $1.17               $3.97             $3.55             $3.66
Melrose Outparcel                                  --              --                  --                --                --
Seattle Tower Office Building                     $15.53          $14.30 (1)          $15.06            $14.49             $11.11
Sutton Square Shopping Center                     $15.65          $15.65              $15.20            $15.07             $10.80
Tri-Columbus                                       $2.29           $1.98               $2.56             $2.63              $2.95


---------
(1) A remeasurement of this property in 1999 resulted in a 27,176 square foot increase in rentable space.

         The following tables contain information on leases at your partnership's properties that are scheduled to expire over the next ten years. The annual rent numbers were determined based on scheduled base rent for the calendar year 2001.

568 BROADWAY OFFICE BUILDING

                     NUMBER OF EXPIRING        SQUARE FOOTAGE OF           ANNUAL RENT OF         PERCENTAGE OF
YEAR                       LEASES               EXPIRING LEASES           EXPIRING LEASES       GROSS ANNUAL RENT
----                 ------------------        -----------------          ---------------       -----------------
2001                          8                     33,889                    $1,136,237              17.03%
2002                         10                     18,316                      $316,930               4.75%
2003                         15                     31,193                      $687,208              10.30%
2004                          6                     29,340                      $481,830               7.22%
2005                         16                     42,917                      $917,909              13.76%
2006                          6                     26,830                      $858,184              12.86%
2007                          2                      2,422                       $67,808               1.02%
2008                         20                     94,365                    $1,639,203              24.57%
2009                          1                      5,500                      $148,500               2.23%
2010                          6                     18,440                      $455,258               6.82%


CENTURY PARK I OFFICE COMPLEX

                     NUMBER OF EXPIRING       SQUARE FOOTAGE OF           ANNUAL RENT OF           PERCENTAGE OF
YEAR                       LEASES              EXPIRING LEASES            EXPIRING LEASES         GROSS ANNUAL RENT
----                 ------------------        -----------------          ---------------       -----------------
2001                       1                          9,406                   $134,505                  4.98%
2002                       2                         40,693                   $619,473                 22.93%
2003
2004
2005                       3                         96,719                 $1,323,852                 49.00%
2006
2007                       1                         51,242                   $624,127                 23.10%


COMMERCE PARK PLAZA I OFFICE BUILDING

                     NUMBER OF EXPIRING        SQUARE FOOTAGE OF           ANNUAL RENT OF         PERCENTAGE OF
YEAR                       LEASES               EXPIRING LEASES           EXPIRING LEASES       GROSS ANNUAL RENT
----                 ------------------        -----------------          ---------------       -----------------
2001                          6                         32,504                $203,680                25.96%
2002                          2                          7,130                $124,295                15.84%
2003                          2                         11,402                $196,212                25.01%
2004                          1                         18,120                $260,402                33.19%

COMMONWEALTH INDUSTRIAL PARK

                     NUMBER OF EXPIRING        SQUARE FOOTAGE OF           ANNUAL RENT OF         PERCENTAGE OF
YEAR                       LEASES               EXPIRING LEASES           EXPIRING LEASES       GROSS ANNUAL RENT
----                 ------------------        -----------------          ---------------       -----------------
2001
2002                          2                    112,540                    $432,648                44.57%
2003                          2                    125,743                    $420,753                43.35%
2004
2005
2006
2007
2008
2009
2010                          1                     34,893                    $117,240                12.08%


MATTHEWS TOWNSHIP FESTIVAL

                     NUMBER OF EXPIRING        SQUARE FOOTAGE OF          ANNUAL RENT OF          PERCENTAGE OF
YEAR                       LEASES               EXPIRING LEASES          EXPIRING LEASES        GROSS ANNUAL RENT
----                 ------------------        -----------------          ---------------       -----------------
2001                          2                      3,800                     $40,333                 4.87%
2002                          5                     11,508                    $141,862                17.13%
2003                          2                      4,700                     $54,233                 6.55%
2004                          3                      7,548                    $105,202                12.70%
2005                          2                      2,293                     $33,114                 4.00%
2006
2007                          2                     49,166                    $453,639                54.76%


MELROSE CROSSING SHOPPING CENTER

                     NUMBER OF EXPIRING        SQUARE FOOTAGE OF           ANNUAL RENT OF         PERCENTAGE OF
YEAR                       LEASES               EXPIRING LEASES           EXPIRING LEASES       GROSS ANNUAL RENT
----                 ------------------        -----------------          ---------------       -----------------
2001                          1                          1,830                 $17,476                10.59%
2002                          1                          7,066                 $67,127                40.67%
2003                          1                          2,286                 $29,248                17.72%

SEATTLE TOWER OFFICE BUILDING

                     NUMBER OF EXPIRING        SQUARE FOOTAGE OF           ANNUAL RENT OF         PERCENTAGE OF
YEAR                       LEASES               EXPIRING LEASES           EXPIRING LEASES       GROSS ANNUAL RENT
----                 ------------------        -----------------          ---------------       -----------------
2001                         20                     36,376                     $412,588               16.44%
2002                          9                     24,965                     $443,921               17.69%
2003                         11                     35,420                     $695,171               27.70%
2004                          6                     10,013                     $217,803                8.68%
2005                          2                      6,061                     $162,589                6.48%
2006                          1                      3,190                      $95,965                3.82%
2007
2008
2009                          1                     23,475                     $479,281               19.10%


SUTTON SQUARE SHOPPING CENTER

                     NUMBER OF EXPIRING        SQUARE FOOTAGE OF           ANNUAL RENT OF         PERCENTAGE OF
YEAR                       LEASES               EXPIRING LEASES           EXPIRING LEASES       GROSS ANNUAL RENT
----                 ------------------        -----------------          ---------------       -----------------
2001                          2                      9,573                       $90,612               7.37%
2002                          4                      7,160                      $132,879              10.81%
2003                          7                     17,804                      $263,296              21.42%
2004                          5                     10,838                      $192,488              15.66%
2005                          5                     14,990                      $175,419              14.27%
2006                          2                      7,600                      $110,551               8.99%


TMR WAREHOUSE INDUSTRIAL BUILDINGS (TRI-COLUMBUS)

                     NUMBER OF EXPIRING        SQUARE FOOTAGE OF           ANNUAL RENT OF         PERCENTAGE OF
YEAR                       LEASES               EXPIRING LEASES           EXPIRING LEASES       GROSS ANNUAL RENT
----                 ------------------        -----------------          ---------------       -----------------
2001
2002                          1                    583,000                   $1,418,825               56.17%
2003                          1                    237,500                     $565,625               22.39%
2004                          1                    190,000                     $541,500               21.44%

         The following table contains information with respect to tenants that occupy ten percent or more of the rentable square footage of any of your partnership's properties.

                                                                SQUARE FEET
                                                PRINCIPAL        LEASED BY        ANNUAL           LEASE
        PROPERTY             10% TENANT     BUSINESS OF TENANT     TENANT          RENT       EXPIRATION DATE  RENEWAL OPTION
        --------             ----------                 ------     ------          ----                  ----  --------------
Melrose Crossing I                N/A                N/A            N/A                N/A            N/A               N/A

Century Park I            San Diego Gas &   Utilities              75,969           $962,651     11/30/07      One 5 yr. option.
                          Electric

                          Per-Se            Physician's            64,817           $813,334      7/31/05      Two 5 yr. options.
                          Technologies      billing service

                          CitiFinancial     Loan servicing         25,988           $407,222     10/31/02      One 5 yr. option.

Commonwealth              Associated        Plastic bag            34,893           $117,240      6/30/10      One 2 yr. term.
                          Polybag           manufacturer

                          Advanced          Equipment              51,600           $155,832      8/30/03      None.
                          Equipment         manufacturer

                          Kiva Container    Container              55,214           $187,383     12/14/02      One 5 yr. term.
                                            manufacturer

                          Alliance Metal    Metal partition        57,326           $233,880      1/26/02      One 5 yr. term.
                                            manufacturer

                          Parkinson         Furniture              74,143           $241,706      8/31/03      None.
                                            manufacturer

Seattle Tower             Electric          Telephone              23,475           $363,393      8/31/09      None.
                          Lightwave         switching company

Sutton Square             Eckerd Drug       Retailer               10,356            $86,991      9/30/05      Two 5 yr. options.

                          Harris Teeter     Grocery retailer       34,000           $264,060     11/30/14      Four 5 yr. options.

Tri-Columbus              Volvo             Truck parts           583,000         $1,418,825     12/31/02      One 5 yr. option. (1)
                                            distributor

                          Simmons USA       Mattress              190,000           $541,500      4/30/04      One 5 yr. option.
                                            wholesaler

                          The Computer      Computer              237,500           $565,625      1/31/03      One 4 yr. option.
                          Group, Inc.       distributor

Matthews Festival         A&P               Grocery retailer       40,526           $364,734     11/30/07      Four 5 yr. terms.

Commerce Plaza            Branch Banking    Banking                18,089           $242,811      6/30/01      Two 5 yr. terms.
                          & Trust

                                      89

                          Robertshaw        Appliance control      18,120           $260,402      1/31/04      None.
                          Controls          manufacturer

                          Sinclair          Communications          9,621           $161,697      4/30/03      One 5 yr. term.
                          Telecable/
                          Radio One

568-578 Broadway          Scholastic        Publishing             87,000         $1,254,723      4/30/08      One 5 yr. option.

----------
(1) An agreement in principle has been reached with the tenant to extend the lease for an additional eight years at a 10% rent increase for the first three years and an additional 10% increase for the last five years. However, the tenant has not yet signed a binding agreement to extend the lease.

     You can find additional information about your partnership's properties in your partnership's Annual Report on Form10-K for 1999 which is incorporated by reference in this consent solicitation.

OTHER ASSETS AND LIABILITIES

     Following the conversion, the operating partnership will own the other assets of your partnership. These other assets include, among other things, cash and cash equivalents totaling approximately $16,465,000 as of September 30, 2000. The operating partnership will be subject to the liabilities of your partnership. These liabilities, totaling approximately $1,714,533 as of September 30, 2000, consist primarily of your partnership's accounts payable. The assets of the operating partnership as of the date of the conversion will be reduced by the expenses of the conversion.

CASH DIVIDEND POLICY

     Following the conversion, the sole partners of the operating partnership will be Shelbourne as the 99% limited partner and Shelbourne Properties II GP, LLC, a wholly-owned subsidiary of Shelbourne, as the 1% general partner. The operating partnership's partnership agreement will provide for distributions to its partners in proportion to their percentage interest in the operating partnership. Shelbourne Properties II GP, LLC, as the general partner of the operating partnership, will have the exclusive right to declare and cause the operating partnership to make distributions. For so long as Shelbourne elects to qualify as a real estate investment trust, Shelbourne will use reasonable efforts to cause the operating partnership to make distributions to Shelbourne in amounts such that Shelbourne will be able to pay dividends that will satisfy the requirements for qualification as a real estate investment trust and avoid any Federal income or excise tax liability for Shelbourne.

     The amount of funds actually available for the payment of dividends will be affected by a number of factors and circumstances, including the revenue actually received from properties and other investments, operating expenses, the interest expense incurred in borrowings, the ability of tenants to meet their obligations, unanticipated capital expenditures, general economic conditions and a large number of other factors and circumstances, including those discussed under "RISK FACTORS." Many of these factors are not within Shelbourne's control.

         Shelbourne's dividend policy may be altered by Shelbourne's Board of Directors without the approval of its stockholders.

MANAGEMENT

     GENERAL. Following the conversion, all management, advisory and property management services that we or our affiliates currently perform for your partnership will be performed by one of our affiliates, Shelbourne Management LLC, under an advisory agreement. Shelbourne will retain Shelbourne Management pursuant to the authority of its Board of Directors. Pursuant to Shelbourne's organizational documents, responsibility for operation of Shelbourne's business and affairs is vested in the Board of Directors. Accordingly, the Board of Directors is ultimately responsible for the management, control and investment activities of Shelbourne's business and operations, as well as the general supervision of Shelbourne's officers, agents, employees, advisors, managers, and independent contractors, including the advisor. The settlement contemplated that Shelbourne would be externally managed and that your partnership's fee structure would continue in effect for Shelbourne after the conversion.

     DIRECTORS. The certificate of incorporation divides the Board of Directors into three classes of directors. The initial terms of the three classes will expire in 2002 (Michael T. Bebon, Donald Wallace Coons and Robert Martin), 2003 (Peter W. Ahl, Michael L. Ashner and Dallas E. Lucas) and 2004 (David T. Hamamoto, W. Edward Scheetz and David G. King, Jr.), respectively. Beginning in 2002, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. Shelbourne believes that classification of the Board of Directors helps to assure the continuity and stability of Shelbourne's business strategies and policies as determined by the Board of Directors. Holders of shares of common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

         OFFICERS. Officers of Shelbourne will be elected by and serve at the discretion of the Board of Directors. There are no arrangements or understandings between or among any of the officers or directors and any other person pursuant to which any officer or director was selected as such. There are no family relationships among any directors and officers of Shelbourne.

     THE ADVISORY AGREEMENT AND THE ADVISOR. The advisory agreement with Shelbourne Management will commence on the effective date of the conversion and terminate ten years after such date. During that period, Shelbourne Management will manage the day-to-day operations of Shelbourne and the operating partnership and will be responsible to do the following:

     o    manage Shelbourne's day-to-day operations;

     o provide or arrange for customary property management services to be provided at Shelbourne's properties;

     o supervise Shelbourne's financings including any sales of Shelbourne's securities;

     o conduct relations for Shelbourne with the American Stock Exchange or with dealers which make markets in Shelbourne's securities;

     o select and conduct relations with lenders, lawyers, consultants, accountants, mortgage loan originators, brokers, participants, attorneys, appraisers, insurers, and others who may be relevant to Shelbourne's activities;

     o    administer day-to-day bookkeeping and accounting functions;

     o prepare reports to stockholders which may be required by governmental authorities for the ordinary conduct of Shelbourne's business;

     o    negotiate and enter into leases of space at Shelbourne's properties;

     o supervise the development and improvement of properties, including capital and tenant improvements.

     Shelbourne Management will receive (1) an annual asset management fee, payable quarterly, equal to 1.25% of the gross asset value of Shelbourne as of the last day of each year, (2) property management fees of up to 6% of property revenues, (3) $200,000 for non-accountable expenses and (4) reimbursement of expenses incurred in connection with the performance of its services. Gross asset value is the gross asset value of all assets owned by the operating partnership as determined by the latest appraisal of such assets by an independent appraiser of national reputation selected by the advisor. Since the asset management fee is based on gross assets, the amount payable to Shelbourne Management will increase to the extent Shelbourne acquires new investments, whether for cash, by causing Shelbourne to incur indebtedness or otherwise.

     Shelbourne Management is a newly-formed company affiliated with us which will provide management services to entities in which Presidio Capital Investment Company, LLC, our beneficial owner, has an interest including the other High Equity partnerships if they are converted into real estate investment trusts. See "BACKGROUND OF THE CONVERSION - THE CLASS ACTION SETTLEMENT."

     PROPERTY MANAGEMENT SERVICES. Kestrel Management L.P., an affiliate of AP-PCC III L.P. and your general partners, will be retained by Shelbourne Management to perform property management services for Shelbourne. Kestrel currently provides similar services for your partnership.

     The initial directors and executive officers of Shelbourne and Shelbourne Management following the conversion are set forth below. The individuals listed below as the sole director and the executive officers of Shelbourne Management will also serve as the sole director and hold the same executive officer positions of Shelbourne Properties II GP, LLC, the general partner of the operating partnership.

  NAME                          AGE                   TITLE
  ----                          ---                   -----
Peter W. Ahl                     36          Director of Shelbourne

Michael L. Ashner                48          President and Sole Director of Shelbourne Management and
                                                  President and Director of Shelbourne

Michael T. Bebon                 39          Director of Shelbourne

Peter Braverman                  48          Vice President of Shelbourne Management and Vice President
                                                  of  Shelbourne

Donald W. Coons                  37          Director of Shelbourne

David T. Hamamoto                41          Director of Shelbourne

Steven B. Kauff                  38          Vice President of Shelbourne Management and Vice President
                                                  of Shelbourne

David G. King, Jr.               38          Vice President of Shelbourne Management and Vice President
                                                  and Director of Shelbourne



                                      92

Dallas E. Lucas                  38          Vice President of Shelbourne Management and Vice President
                                                  of Shelbourne and Director of Shelbourne

Robert Martin                    39          Director of Shelbourne

W. Edward Scheetz                36          Director of Shelbourne

Lara Sweeney                     28          Vice President and Secretary of Shelbourne Management and
                                                  Vice President and Secretary of Shelbourne
Carolyn Tiffany                  34          Vice President and Treasurer of Shelbourne Management and
                                                  Vice President and Treasurer of Shelbourne


     PETER W. AHL. Mr. Ahl has been a Vice President of NorthStar Capital Investment Corp. since 1997. Prior to joining NorthStar, he was a Director in the Alternate Investment Group of AEW Capital Management, L.P. Mr. Ahl is a Level 3 Chartered Financial Analyst Candidate and a graduate of Middlebury College.

     MICHAEL L. ASHNER. Mr. Ashner has been President and the sole director of your general partners since November 1999. Mr. Ashner serves as the Chief Executive Officer of Winthrop Financial Associates, A Limited Partnership and its affiliates, a position he has held since January 15, 1996, as well as the Chief Executive Officer of The Newkirk Group. From June 1994 until January 1996, Mr. Ashner was a Director, President and Co-chairman of National Property Investors, Inc., a real estate investment company. Mr. Ashner was also a Director and executive officer of NPI Property Management Corporation from April 1984 until January 1996. In addition, since 1981 Mr. Ashner has been President of Exeter Capital Corporation, a firm which has organized and administered real estate limited partnerships. Mr. Ashner also currently serves on the Board of Directors of Interstate Hotel Corp., Nexthealth Corp., Greater Bay Hotel and Casino Inc., Burnham Pacific Properties, Inc. and NBTY Inc.

     MICHAEL T. BEBON. Mr Bebon is a Vice President of Sales at each of Commonwealth Land Title Insurance Company and Lawyers Title Insurance Corporation, both subsidiaries of LandAmerica Financial Group, Inc., a New York Stock Exchange listed title insurance company. Mr. Bebon has been a Vice President of Lawyers Title Insurance Corporation for more than five years.

     PETER BRAVERMAN. Mr. Braverman has been a Vice President of your general partners since November 1999. Mr. Braverman has served as the Executive Vice President of Winthrop Financial Associates and its affiliates since January 1996. Mr. Braverman also serves as the Executive Vice President of The Newkirk Group. From June 1995 until January 1996, Mr. Braverman was a Vice President of National Property Investors, Inc. and NPI Property Management Corporation. From June 1991 until March 1994, Mr. Braverman was President of the Braverman Group, a firm specializing in management consulting for the real estate and construction industries. From 1988 to 1991, Mr. Braverman was a Vice President and Assistant Secretary of Fischbach Corporation, a publicly traded, international real estate and construction firm.

     DONALD WALLACE COONS. Mr. Coons is a director and the President and Chief Executive Officer of The Loyalist Insurance Group, a public company which trades on the Canadian Venture Exchange. Mr. Coons is also the President of Loyalist Insurance Brokers Limited and Loyalist Insurance Managers and a director and the President of Canadian Shortline Insurance Services and The Loyalist Insurance Company. Mr. Coons serves as a director of American Special Risks Limited. Mr. Coons received a B.A. in Economics from Princeton University in 1986.

     DAVID T. HAMAMOTO. Mr. Hamamoto is a Co-Chief Executive Officer of NorthStar Capital Investment Corp., having co-founded the firm in July 1997. At NorthStar Capital Investment Corp., Mr. Hamamoto has overseen the investment of more than $1 billion in real estate assets and operating companies with an aggregate cost exceeding $2 billion. In his capacity as Co-Chief Executive Officer, Mr. Hamamoto is responsible for capital raising, setting investment strategy, creating deal flow, advising on financing, asset management, and acquisition issues, and overseeing the day-to-day activities of NorthStar Capital Investment Corp.'s investment professionals. Prior to founding NorthStar Capital Investment Corp., Mr. Hamamoto initiated the effort in 1988 to build a real estate principal investment business at Goldman, Sachs & Co. under the auspices of the Whitehall Funds, and was a co-head of the Whitehall Funds and a partner at Goldman, Sachs & Co. from 1994 to 1997. Mr. Hamamoto is a director of Emeritus Corporation, one of the largest publicly traded owners and operators of assisted living facilities, and U.S. Franchise Systems, a publicly traded franchising concern. Mr. Hamamoto received a B.S. from Stanford University and an M.B.A. from the Wharton School of the University of Pennsylvania.

     STEVEN B. KAUFF. Mr. Kauff has been a Vice President of NorthStar Capital Investment Corp. since July 1999. He is also a Vice President of your general partners. Prior to joining NorthStar Capital Investment Corp. he was with Arthur Andersen LLP in the Real Estate and Hospitality Services Group from 1996 to 1999, where he specialized in transaction consulting, due diligence and tax products for real estate ventures, including real estate investment trusts and partnerships. From 1994 to 1996, Mr. Kauff was with Price Waterhouse LLP in the Real Estate Industry Services Group.

     DAVID G. KING, JR. Mr. King has been a Vice President and Assistant Treasurer of NorthStar Capital Investment Corp. since November 1997. He is also a Vice President of your general partners. Prior to joining NorthStar Capital Investment Corp., he was a Senior Vice President of Finance at Olympia & York Companies (USA).

     DALLAS E. LUCAS. Mr. Lucas has been a director, Vice President, Treasurer and Chief Financial Officer of NorthStar Capital Investment Corp. since August 1998. He is also a Vice President of your general partners. From 1994 until August 1998 he was the Chief Financial Officer and Senior Vice President of Crescent Real Estate Equities Company. Mr. Lucas is a Certified Public Accountant and holds a B.B.A. in accounting from the University of Oklahoma.

     ROBERT MARTIN. Mr. Martin has been a Senior Managing Director at Insignia/ESG, Inc., a commercial real estate brokerage firm, since 1998. From 1995 until 1998, Mr. Martin was a Managing Director at Insignia/ESG. From 1984 until 1994, he was employed by Grubb & Ellis, a commercial real estate brokerage firm, in various positions, starting as Associate Broker in 1984, and becoming a Senior Managing Director in 1989. Mr. Martin is a graduate of the Wharton School of Business, University of Pennsylvania, where he received a B.S. in economics.

     W. EDWARD SCHEETZ. Mr. Scheetz is a Co-Chief Executive Officer of NorthStar Capital Investment Corp., having co-founded the firm in July 1997. At NorthStar Capital Investment Corp., Mr. Scheetz has overseen the investment of more than $1 billion in real estate assets and operating companies with an aggregate cost exceeding $2 billion. In his capacity as Co-Chief Executive Officer, Mr. Scheetz is responsible for capital raising, setting investment strategy, creating deal flow, advising on financing, asset management, and acquisition issues, and overseeing the day-to-day activities of

NorthStar Capital Investment Corp.'s investment professionals. Prior to founding NorthStar Capital Investment Corp., Mr. Scheetz was a partner from 1993 to 1997 at Apollo Real Estate Advisors where he was responsible for the investment activities of Apollo Real Estate Investment Fund I and II. From 1989 to 1993, Mr. Scheetz was a principal with Trammell Crow Ventures where he was responsible for that firm's opportunistic real estate investment activities. Mr. Scheetz received an A.B. in economics from Princeton University.

     LARA SWEENEY. Ms. Sweeney has been a Vice President and Secretary of your general partners since November 1999. Ms. Sweeney has been a Senior Vice President of Winthrop Financial Associates since 1996. Ms. Sweeney was Director of Investor Relations for National Property Investors, Inc. from 1994 until 1996.

     CAROLYN TIFFANY. Ms. Tiffany has been a Vice President and Treasurer of your general partners since November 1999. Ms. Tiffany has been with Winthrop Financial Associates since January 1993. From 1993 to September 1995, Ms. Tiffany was a Senior Analyst and Associate in Winthrop Financial Associate's accounting and asset management departments. Ms. Tiffany was a Vice President in the asset management and investor relations departments of Winthrop Financial Associates from October 1995 to December 1997, at which time she became the Chief Operating Officer of Winthrop Financial Associates. In addition, Ms. Tiffany is the Chief Operating Officer of The Newkirk Group.

     COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Shelbourne intends to pay an annual fee of $6,667 to each of its three independent directors (Michael Bebon, Donald Wallace Coons and Robert Martin). Shelbourne will not pay any director's fees to directors who are employees of Shelbourne and/or Shelbourne Management. Shelbourne will reimburse all directors for travel expenses and other out-of-pocket expenses incurred in connection with their serving as directors of Shelbourne. Executive officers of Shelbourne will not receive any remuneration for their services as such to Shelbourne, but will be compensated by Shelbourne Management in their capacities as officers and employees of Shelbourne Management. Shelbourne may also adopt a non-qualified option plan for its directors under which options may be granted to purchase shares of Shelbourne common stock at not less than the closing market price of the shares on the date of grant and on such other terms and conditions as shall be determined by the Board of Directors.

     COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors will establish an Audit Committee that will consist solely of independent directors. The Audit Committee will recommend to the Board of Directors the independent public accountants to be selected to audit Shelbourne's annual financial statements, will approve (1) any special assignments given to such accountants, (2) such accountants' letter of comments and management's responses thereto and (3) any major accounting changes made or contemplated, and will review the effectiveness and adequacy of Shelbourne's internal accounting controls.

     The Board of Directors may from time to time establish other committees to facilitate the management of Shelbourne.

         BENEFICIAL OWNERSHIP OF SHARES BY CERTAIN PERSONS

         We own, together with our affiliates, a 27.56% interest in your partnership comprised of a 5% general partnership interest owned by us and 139,641 units owned by our affiliates. Accordingly, we, together with our affiliates, will be entitled to receive 341,178 shares of common stock in the conversion, representing approximately 27.56% of the total number of shares of common stock that will be outstanding immediately following the conversion.

                 PRO FORMA FINANCIAL INFORMATION OF SHELBOURNE

     The following pro forma statements of operations and cash flows of Shelbourne for the nine months ended September 30, 2000 and the year ended December 31, 1999 assume that the conversion was consummated on January 1, 1999 and have been prepared based on the historical financial statements of your partnership and Shelbourne. The pro forma balance sheet has been prepared as if the conversion was consummated on September 30, 2000.

     The following pro forma financial information should be read in conjunction with the financial statements of your partnership which are incorporated by reference in this consent solicitation statement and which form the basis of the pro forma financial statements for Shelbourne. These statements do not purport to be indicative of the results of operations or cash flows that actually would have occurred had the conversion been consummated on January 1, 1999, or that may be expected to occur in the future.

SHELBOURNE PROPERTIES II, INC.
PRO FORMA BALANCE SHEET
SEPTEMBER 30, 2000

                                                                            Pro Forma               Other
                                   Shelbourne         Partnership        Capitalization           Pro Forma             Shelbourne
                                   Historical          Historical         of Shelbourne          Adjustments            Pro Forma
                                  --------------     ---------------    ------------------    -------------------    -------------
ASSETS

REAL ESTATE                                            $46,315,662                                                     $46,315,662

CASH AND CASH EQUIVALENTS                $1,000         16,465,000                              (2,718,590) (c)         13,747,410

OTHER ASSETS                                             3,416,845                                                       3,416,845

RECEIVABLES                                                204,613                                                         204,613
                                  --------------     ---------------    ------------------    -------------------    -------------
                                         $1,000        $66,402,140                              (2,718,590)             63,684,550
                                  ==============     ===============    ==================    ===================    =============

LIABILITIES AND PARTNERS' EQUITY:

ACCOUNTS PAYABLE AND                                    $1,387,909                                                      $1,387,909
   ACCRUED EXPENSES

DUE TO AFFILIATES                                          326,624                                                         326,624
                                                                        ------------------
                                  --------------     ---------------                          -------------------    -------------

                                                         1,714,533                                                       1,714,533
                                  --------------     ---------------    ------------------    -------------------    -------------

COMMITMENTS AND
  CONTINGENCIES

PARTNERS' EQUITY

LIMITED PARTNERS' EQUITY                                61,452,281       (61,452,281) (a)
  (588,010 UNITS ISSUED AND
  OUTSTANDING)

GENERAL PARTNERS' EQUITY                                 3,235,326        (3,235,326) (a)

COMMON STOCK, PAR VALUE
   $.01 (1,237,916 SHARES ISSUED
   AND OUTSTANDING)                           1                               12,379  (b)                                   12,380

PAID-IN CAPITAL
                                            999                           64,675,228 (b)        (2,718,590) (c)         61,957,637
                                  --------------     ---------------    ------------------    -------------------    -------------

                                          1,000         64,687,607                              (2,718,590)             61,970,017
                                  --------------     ---------------    ------------------    -------------------    -------------

                                         $1,000        $66,402,140                              (2,718,590)             63,684,550
                                  ==============     ===============    ==================    ===================    =============

SHELBOURNE PROPERTIES II, INC. PRO FORMA STATEMENT
OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER
30, 2000

                                                   Shelbourne            Partnership            Pro Forma            Shelbourne
                                                   Historical            Historical            Adjustments            Pro Forma
                                                  ----------------    ------------------    ------------------    ------------------
REVENUES:

RENTAL INCOME                                                            $8,936,786                                  $8,936,786
                                                  ----------------    ------------------    ------------------    ------------------

COST AND EXPENSES

OPERATING EXPENSES                                                        2,665,051                                   2,665,051

DEPRECIATION AND AMORTIZATION                                             1,591,688                                   1,591,688

PARTNERSHIP MANAGEMENT FEE                                                  708,778                                     708,778

ADMINISTRATIVE EXPENSES                                                     785,069                                     785,069

PROPERTY MANAGEMENT FEE                                                     254,820                                     254,820
                                                  ----------------    ------------------    ------------------    ------------------

                                                                          6,005,406                                   6,005,406
                                                  ----------------    ------------------    ------------------    ------------------

INCOME BEFORE INTEREST                                                   $2,931,380                                  $2,931,380
   AND OTHER INCOME:

INTEREST INCOME                                                             548,149                                     548,149

OTHER INCOME                                                                 35,800                                      35,800
                                                  ----------------    ------------------    ------------------    ------------------

NET INCOME                                                               $3,515,329                                  $3,515,329
                                                  ================    ==================    ==================    ==================

BASIC AND DILUTED NET INCOME  PER UNIT                                        $5.68
($588,010 UNITS OUTSTANDING)
                                                  ================    ==================    ==================    ==================

BASIC AND DILUTED NET INCOME PER SHARE                                                                                   $2.84
(1,237,916 SHARES) OUTSTANDING)
                                                  ================    ==================    ==================    ==================

SHELBOURNE PROPERTIES II, INC.
PRO FORMA STATEMENT OF CASH FLOWS FOR
THE NINE MONTHS
ENDED SEPTEMBER 30, 2000

                                            Shelbourne        Partnership             Pro Forma                Shelbourne
                                            Historical        Historical             Adjustments               Pro Forma
                                         -----------------    ---------------     ------------------        -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income                                                    $3,515,329                                     $3,515,329

Adjustment to reconcile net income to
     net
     cash provided by operating
     activities:

     Depreciation and amortization                             1,591,688                                      1,591,688

     Straight-line adjustment for                                (29,833)                                       (29,833)
         stepped lease rentals

Changes in asset and liabilities

     Receivables                                                (126,043)                                      (126,043)

     Accounts payable and accrued                               (386,786)                                      (386,786)
         expenses

     Due to affiliates                                          (139,904)                                      (139,904)

     Other assets                                               (273,984)                                      (273,984)
                                         -----------------                        ------------------        -----------------
                                                              ---------------

Net cash provided by operating                                 4,150,467                                      4,150,467
activities
                                         -----------------    ---------------     ------------------        -----------------

CASH FLOWS FROM INVESTING ACTIVITIES

Improvements to real estate                                     (361,403)                                      (361,403)
                                         -----------------    ---------------     ------------------        -----------------

CASH FLOWS FROM FINANCING ACTIVITIES

Distribution to partners                                                           (2,718,590) (c)           (2,271,590)
                                         -----------------    ---------------     ------------------        -----------------


Increase (decrease) in cash and cash                           3,789,064           (2,718,590)                1,070,474
equivalents

Cash and cash equivalents, beginning          1,000           12,675,936                                     12,676,936
of period
                                         -----------------    ---------------     ------------------        -----------------

Cash and cash equivalents, end of            $1,000          $16,465,000          ($2,718,590)              $13,747,410
period
                                         =================    ===============     ==================        =================

SHELBOURNE PROPERTIES II, INC.
COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                                                   For the nine months ended
                                                       September 30, 2000
                                                   ---------------------------

Average number of pro forma common and common            1,237,916
equivalent shares outstanding during the period         ==========

Pro forma net income                                    $3,515,329
                                                        ==========

Pro forma basic and diluted income per share               $2.84
                                                           =====

SHELBOURNE PROPERTIES II, INC. PRO FORMA STATEMENT
OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999

                                                         Shelbourne         Partnership          Pro Forma           Shelbourne
                                                         Historical          Historical         Adjustments          Pro Forma
                                                       ----------------    ---------------    ----------------     ---------------
REVENUES:

RENTAL INCOME                                                                $12,178,694                           $12,178,694
                                                       ----------------    ---------------    ----------------     ---------------
COST AND EXPENSES

OPERATING EXPENSES                                                             4,076,117                             4,076,117

DEPRECIATION AND AMORTIZATION                                                  2,092,145                             2,092,145

PARTNERSHIP MANAGEMENT FEE                                                       973,293                               973,293 (d)

ADMINISTRATIVE EXPENSES                                                        1,417,475                             1,417,475

PROPERTY MANAGEMENT FEE                                                          389,113                               389,113
                                                       ----------------    ---------------    ----------------     ---------------

                                                                               8,948,143                             8,948,143
                                                       ----------------    ---------------    ----------------     ---------------

INCOME (LOSS) BEFORE INTEREST AND OTHER INCOME:                               $3,230,551                            $3,230,551

INTEREST INCOME                                                                  506,779                               506,779

OTHER INCOME                                                                     115,150                               115,150

NET INCOME                                                                    $3,852,480                            $3,852,480
                                                       ================    ===============    ================     ===============
NET INCOME  PER UNIT (588,010 UNITS OUTSTANDING)
                                                                                   $6.22
                                                       ================    ===============    ================     ===============

NET INCOME PER SHARE (1,237,916 SHARES) OUTSTANDING)                                                                      $3.11
                                                       ================    ===============    ================     ===============

SHELBOURNE PROPERTIES II, INC. PRO FORMA STATEMENT
OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1999

                                                         Shelbourne       Partnership         Pro Forma           Shelbourne
                                                         Historical        Historical        Adjustments          Pro Forma
                                                       ---------------    -------------     --------------    -------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income                                                                 $3,852,480                          $3,852,480

Adjustment to reconcile net income to net cash provided by operating activities:

     Depreciation and amortization                                          2,092,145                           2,092,145

     Straight-line adjustment for stepped lease                              (433,619)                           (433,619)
rentals

Changes in asset and liabilities

     Receivables                                                              164,670                             164,670

     Accounts payable and accrued expenses                                   (128,111)                           (128,111)

     Due to affiliates                                                        (12,678)                            (12,678)

     Other assets                                                            (306,092)                           (306,092)
                                                       ---------------    -------------     --------------    -------------------

Net cash provided by operating activities                                   5,228,795                           5,228,795
                                                       ---------------    -------------     --------------    -------------------

CASH FLOWS FROM INVESTING ACTIVITIES

Improvements to real estate                                                  (637,623)                           (637,623)
                                                       ---------------    -------------     --------------    -------------------

CASH FLOWS FROM FINANCING ACTIVITIES

Distribution to partners                                                   (2,135,401)      ($579,894)(c)      (2,715,295)
                                                       ---------------    -------------     --------------    -------------------


Increase (decrease) in cash and cash equivalents                            2,455,771         (579,894)         1,875,877

Cash and cash equivalents, beginning of period               1,000         10,220,165                          10,221,165
                                                       ===============    =============     ==============    ===================

Cash and cash equivalents, end of period                    $1,000        $12,675,936        ($579,894)       $12,097,042
                                                       ===============    =============     ==============    ===================

SHELBOURNE PROPERTIES II, INC.
COMPUTATION OF PRO FORMA EARNINGS PER SHARE


                                                       For the year ended
                                                       December 31, 1999
                                                    --------------------------

Average number of pro forma common and common            1,237,916
equivalent shares outstanding during the period         ==========

Pro forma net income                                    $3,852,480
                                                        ==========

Pro forma basic and diluted income per share               $3.11
                                                            ====

                         SHELBOURNE PROPERTIES II, INC.
           NOTES TO PRO FORMA FINANCIAL STATEMENTS FOR THE YEAR ENDED
         DECEMBER 31, 1999 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2000



(a)  These adjustments eliminate the Partnership Equity.

(b)  These adjustments capitalize Shelbourne.

(c) This adjustment reflects the distribution of 95% of taxable income in order to qualify as a real estate investment trust.

(d) While the settlement fixed the asset management fee for 1999 at $973,293, the fee in future years will be based on 1.25% of the gross assets of Shelbourne. The fee for 1999 would have been $1,023,273 if it had been calculated based on 1.25% of gross assets using the 1998 property appraisals and $1,264,945 using the June 30, 2000 property appraisals.

                          DESCRIPTION OF CAPITAL STOCK

     The description of Shelbourne's capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to Shelbourne's certificate of incorporation and bylaws, copies of which are exhibits to the Registration Statement of which this consent solicitation statement is a part.

GENERAL

     Shelbourne will have authority under its certificate of incorporation to issue up to 4,500,000 shares of stock, consisting of 2,500,000 shares of common stock, par value $0.01 per share, 1,500,000 shares of excess stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share. Under Delaware law, stockholders generally are not responsible for the corporation's debts or obligations. Immediately following consummation of the conversion, 1,237,916 shares of common stock will be issued and outstanding and no shares of excess stock or preferred stock will be issued and outstanding.

     With respect to the preferred stock, the certificate of incorporation authorizes the Board of Directors to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such stock.

COMMON STOCK

     All shares of common stock offered hereby have been duly authorized, and will be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares and to the provisions of Shelbourne's certificate of incorporation regarding excess stock, holders of common stock are entitled to receive dividends on common stock if, as and when authorized and declared by the Board of Directors of Shelbourne out of assets legally available for such dividends. In addition, subject to the preferential rights of any other shares or series of shares and to the provisions of Shelbourne's certificate of incorporation regarding excess stock, holders of common stock are entitled to share ratably in the assets of Shelbourne legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Shelbourne.

     Subject to the provisions of Shelbourne's certificate of incorporation regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. In addition, except as otherwise required by law or except as provided with respect to any other class or series of shares, the holders of common stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares of common stock will not be able to elect any director.

     Holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of Shelbourne.

     Shelbourne intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Subject to the provisions of Shelbourne's certificate of incorporation regarding excess stock, all common stock has equal dividend, distribution, liquidation and other rights, and has no preference or exchange rights and, except as provided by Delaware law, no appraisal rights.

PREFERRED STOCK

     The Board of Directors may from time to time establish and issue one or more series of preferred stock without stockholder approval. The Board of Directors may classify or reclassify any unissued preferred stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. Because the Board of Directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock. In addition, the Board of Directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or any other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the common stock might receive a premium for their shares over the then current market price of such shares. As of the date hereof, no shares of preferred stock are outstanding, and Shelbourne has no present plans to issue any preferred stock. Shelbourne has authorized the issuance of a series of preferred stock in connection with Shelbourne's shareholder rights plan. See "DESCRIPTION OF CAPITAL STOCK -- SHAREHOLDER RIGHTS AGREEMENt" and "CERTAIN PROVISIONS OF DELAWARE LAW AND OF SHELBOURNE'S CERTIFICATE AND BYLAWS."

LISTING, PRICE AND TRADING

     There is currently no established trading market for common stock, and, prior to the conversion, common stock will not be listed on any national securities exchange or quoted on the National Association of Securities Dealers quotation system. Therefore, no sale or bid price information is available with respect to shares of common stock. Consummation of the conversion is conditioned on the common stock being approved for listing on the American Stock Exchange, subject to official notice of issuance. American Stock Transfer & Trust Company will act as transfer agent and registrar of common stock. There can be no assurance as to the price at which common stock will trade on the American Stock Exchange.

     Subject to the restrictions on ownership shares of common stock that you receive in the conversion will be freely transferable.

RESTRICTIONS ON TRANSFERS

     For Shelbourne to continue to qualify as a real estate investment trust under the Internal Revenue Code, it must adhere to the following ownership limits:

     (a) not more than 50% in value of the outstanding equity securities of all classes may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year; and

     (b) the equity securities must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

     A description of these complex requirements is included in the "Federal Income Tax Considerations" section starting on page 100 of this consent solicitation.

     In order to protect Shelbourne against the risk of losing its status as a real estate investment trust and to otherwise protect Shelbourne from the consequences of a concentration of ownership among its stockholders, the certificate of incorporation, subject to some exceptions, provides that no single person, which includes any "group" of persons - other than the "related parties," as defined below - may "beneficially own" more than 8% of the aggregate number of outstanding shares of any class or series of capital stock. Under the certificate of incorporation, a person generally "beneficially owns" shares if:

     (a) such person has direct ownership of such shares;

     (b) such person has indirect ownership of such shares taking into account the constructive ownership rules of the Internal Revenue Code; or

     (c) such person would be permitted to "beneficially own" such shares pursuant to Rule 13d- 3 under the Exchange Act.

     A "related party", however, will not be deemed to beneficially own shares by virtue of clause (c) above and a "group" of which a related party is a member will generally not have attributed to the group's beneficial ownership any shares beneficially owned by such related party. NorthStar Capital Investment Corp. and its officers, directors and affiliates are "related parties." Related parties will be limited in the number of shares which they may beneficially own if, and to the extent that, the Board of Directors determines that such ownership would jeopardize Shelbourne's status as a real estate investment trust for Federal income tax purposes.

     Any transfer of shares of capital stock or of any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the 8% ownership limit described above or the related party ownership limit described above, as applicable, or that would result:

     (1) in the disqualification of Shelbourne as a real estate investment trust, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons;

     (2) in Shelbourne's being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code;

     (3) in Shelbourne's being a "pension-held real estate investment trust" within the meaning of Section 856(h)(3)(D) of the Internal Revenue Code;

     (4) in Shelbourne's failing to be a "domestically controlled real estate investment trust" within the meaning of Section 897(h)(4)(B) of the Internal Revenue Code; or

     (5) in Shelbourne's ownership, taking into account the constructive ownership rules of the Internal Revenue Code, or ownership by any actual or constructive owner of 10% or more in value of Shelbourne's capital stock, of 10% or more of the vote or value of the outstanding stock in a tenant of any of Shelbourne's properties taking into account the constructive ownership rules of
Section 318 of the Internal Revenue Code as modified by Section 856(d)(5) of the Internal Revenue Code,

shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of Shelbourne to attempt to qualify, or to continue to qualify, as a real estate investment trust. The Board of Directors may, in its sole discretion, waive the 8% ownership limit if evidence satisfactory to the Board of Directors is presented that the changes in ownership will not jeopardize Shelbourne's status as a real estate investment trust and the Board of Directors otherwise decides that such action is in the best interest of Shelbourne.



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     Any purported transfer of Shelbourne's capital stock or any other event that would otherwise result in any person violating the 8% ownership limit or the related party ownership limit, as applicable, or the certificate of incorporation will be void with respect to the purported transferee as to that number of shares in excess of the applicable ownership limit. In such instance, the prohibited transferee will acquire no right or interest in such excess shares. In addition, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the applicable ownership limit - we will refer to such person or entity as the "prohibited owner" - will cease to own any right or interest in such excess shares. Any such excess shares described above will be converted automatically into an equal number of shares of excess stock and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Shelbourne. Such automatic transfer shall be deemed to be effective as of the close of business on the Trading Day (as defined in the certificate of incorporation) prior to the date of such violative transfer. As soon as practical after the transfer of shares to the trust, the trustee of the trust will be required to sell such shares of excess stock to a person or entity who could own such shares without violating the applicable ownership limit, and distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for such shares of excess stock or the sales proceeds received by the trust for such shares of excess stock. The trustee of such trust will be designated by Shelbourne and be unaffiliated with Shelbourne and any prohibited transferee or prohibited owner. In the case of any shares of excess stock resulting from any event other than a transfer, or from a transfer for no consideration such as a gift, the trustee will be required to sell such shares of excess stock to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the fair market value of such shares of excess stock as of the date of such event or the sales proceeds received by the trust for such shares of excess stock. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the beneficiary of the trust. Prior to a sale of any such shares of excess stock by the trust, the trustee will be entitled to receive in trust for the beneficiary of the trust, all dividends and other distributions paid by Shelbourne with respect to such shares of excess stock.

     In addition, shares of stock of Shelbourne held in the trust shall be deemed to have been offered for sale to Shelbourne, or its designee, at a price per share equal to the lesser of:

     (1) the price per share in the transaction that resulted in such transfer to the trust or, in the case of a devise or gift, the market price at the time of such devise or gift, and

     (2) the market price on the date Shelbourne, or its designee, accepts such offer. Shelbourne will have the right to accept such offer for a period of 90 days.

     Upon such a sale to Shelbourne, the interest of the beneficiary of the trust in the shares sold will be required to terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

     These restrictions do not preclude settlement of transactions through the American Stock Exchange.

     Each stockholder will upon demand be required to disclose to Shelbourne in writing any information with respect to the direct, indirect and constructive ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to real estate investment trusts, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The 8% ownership limit may have the effect of precluding acquisition of control of Shelbourne.

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ADDITIONAL ISSUANCES

     Pursuant to the certificate of incorporation, the Board of Directors may, in its sole discretion, issue additional equity securities, provided that the total number of shares issued does not exceed the authorized number of shares of stock set forth in the certificate of incorporation. Shelbourne may from time to time, in the future, seek to raise additional capital through equity issuances. Any additional issuances of securities could have a dilutive effect on the distribution and voting rights of stockholders.

SHAREHOLDER RIGHTS AGREEMENT

     The Board of Directors of Shelbourne has adopted a shareholder rights agreement . The adoption of the shareholder rights agreement could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, Shelbourne or a large block of Shelbourne's common stock. Pursuant to the terms of the shareholder rights agreement, each share of common stock issued in the conversion will be accompanied by a preferred stock purchase right. In addition, one purchase right will automatically attach to each share of common stock issued between the date of the conversion and the "distribution date" described below. Each purchase right entitles the registered holder to purchase from Shelbourne a unit consisting of one one-thousandth of a share of Series A Junior Participating Cumulative preferred stock, par value $.01 per share at a cash exercise price of $156.76 per preferred stock unit, subject to adjustment. Each share of common stock offered hereby will be entitled to a purchase right when distributed.

     Initially, the purchase rights are not exercisable and are attached to and trade with the outstanding shares of common stock. The purchase rights will separate from the common stock and will become exercisable on the "distribution date" which means the earliest of the following two dates:

     (1) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has become an "acquiring person" meaning such person or group has acquired beneficial ownership of more than 15% of the sum of the outstanding shares of common stock and excess stock, the date of said announcement being referred to in this discussion as the "15% stock acquisition date"; or

     (2) the close of business on the tenth business day, or such other calendar day as the Board of Directors may determine, following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming the beneficial owner of more than 15% of the outstanding shares of common stock and excess stock.

     For these purposes, neither NorthStar Capital Investment Corp. nor any of its officers, directors or affiliates will be deemed an acquiring person. In addition, no "group" of which NorthStar Capital Investment Corp. or any of its affiliates is a member will be deemed to beneficially own the shares of common shares or excess stock beneficially owned by such party.

     Until the distribution date or earlier redemption, exchange or expiration of the purchase rights:

     (a) the purchase rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates;

     (b) new common stock certificates issued after the date of the conversion will contain a notation incorporating the shareholder rights agreement by reference; and


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     (c) the surrender for transfer of any certificates for common stock will also constitute the transfer of the purchase rights associated with the common stock represented by such certificate.

     The purchase rights are not exercisable until the distribution date and will expire in 2010, unless previously redeemed or exchanged by Shelbourne as described below.

     As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the purchase rights. Except as otherwise determined by the Board of Directors, only shares of common stock issued prior to the distribution date will be issued with purchase rights.

     In the event that a 15% stock acquisition date occurs, proper provision will be made so that each holder of a purchase right other than an acquiring person or its associates or affiliates, whose purchase rights shall become null and void, will thereafter have the right to receive upon exercise that number of units of Series A preferred stock of Shelbourne having a market value of two times the exercise price of the purchase right. For purposes of this discussion, we will refer to this right as the "subscription right." In the event that, at any time following the 15% stock acquisition date any one of the following occurs, each holder of a purchase right shall thereafter have the right to receive, upon exercise, common stock of the acquiring entity having a market value equal to two times the exercise price of the purchase right. For purposes of this discussion, we will refer to this right as the "merger right."

     (a) Shelbourne consolidates with, or merges with and into, any other person, and Shelbourne is not the continuing or surviving corporation;

     (b) any person consolidates with Shelbourne, or merges with and into Shelbourne and Shelbourne is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

     (c) 50% or more of Shelbourne's assets or earning power is sold, mortgaged or otherwise transferred.

     The holder of a purchase right will continue to have the merger right whether or not such holder has exercised the subscription right. Purchase rights that are or were beneficially owned by an acquiring person may under some circumstances specified in the shareholder rights agreement become null and void.

     At any time after the 15% stock acquisition date the Board of Directors may, at its option, exchange all or any part of the then outstanding and exercisable purchase rights for shares of common stock or units of Series A preferred stock at an exchange ratio of one share of common stock or one unit of series A preferred stock per purchase right. Notwithstanding the foregoing, the Board of Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the common stock of Shelbourne.

     The exercise price payable, and the number of units of series A preferred stock or other securities or property issuable, upon exercise of the purchase rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the series A preferred stock, (b) if holders of the series A preferred stock are granted certain rights or warrants to subscribe for series A preferred stock or convertible securities at less than the current market price of the series A preferred stock, or (c) upon the distribution to holders of the series A preferred stock of evidences of



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indebtedness or assets excluding regular quarterly cash dividends, or of subscription rights or warrants other than those referred to above.

     With some exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least 1% of the exercise price, determined on a per purchase right basis. Shelbourne is not obligated to issue fractional units. If Shelbourne elects not to issue fractional units, in lieu thereof an adjustment in cash will be made based on the fair market value of the series A preferred stock on the last trading date prior to the date of exercise. Any of the provisions of the shareholder rights agreement may be amended by the Board of Directors at any time prior to the distribution date.

     The purchase rights may be redeemed in whole, but not in part, at a price of $0.01 per purchase right by the Board of Directors only until the earlier of
(1) the close of business on the tenth calendar day after the 15% stock acquisition date, or (2) the expiration date of the shareholder rights agreement. Such redemption amount shall be payable in cash, common stock or other consideration deemed appropriate by the Board of Directors. Immediately upon the action of the Board of Directors ordering redemption of the purchase rights, the purchase rights will terminate and thereafter the only right of the holders of purchase rights will be to receive the redemption price.

     The shareholder rights agreement may be amended by the Board of Directors in its sole discretion until the distribution date. After the distribution date, the Board of Directors may, subject to some limitations set forth in the shareholder rights agreement, amend the shareholder rights agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of purchase rights holders, excluding the interests of an acquiring person or its associates or affiliates.

     Until a purchase right is exercised, the holder will have no rights as a stockholder of Shelbourne, beyond those as an existing stockholder, including the right to vote or to receive dividends. While the distribution of the purchase rights will not be taxable to stockholders or to Shelbourne, stockholders may, depending upon the circumstances, recognize taxable income in the event that the purchase rights become exercisable for units, other securities of Shelbourne, other consideration or for common stock of an acquiring entity.

     A copy of the shareholder rights agreement has been filed with the Commission and is incorporated as an exhibit hereto by reference to the Registration Statement to which this consent solicitation is a part. A copy of the shareholder rights agreement is also available from Shelbourne upon written request. The foregoing description of the purchase rights does not purport to be complete and is qualified in its entirety by reference to the purchase rights Agreement, which is incorporated herein by reference.

                    MATERIAL PROVISIONS OF DELAWARE LAW AND
                      SHELBOURNE'S CERTIFICATE AND BYLAWS

     The following summary of material provisions of Delaware law and Shelbourne's certificate of incorporation and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and Shelbourne's certificate of incorporation and bylaws, copies of which have been filed with the Commission and are incorporated as exhibits hereto by reference to the Registration Statement of which this is a part.

     There are provisions of Shelbourne's certificate of incorporation and bylaws that could make more difficult the acquisition of Shelbourne by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage some types of coercive takeover practices and inadequate takeover





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bids and to encourage persons seeking to acquire control of Shelbourne to negotiate first with the Board of Directors. Shelbourne believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the certificate of incorporation and the bylaws, which have been filed with the Commission and are incorporated as exhibits hereto by reference to the Registration Statement to which this is a part.

AMENDMENT OF CERTIFICATE AND BYLAWS

     Except as described in the following two sentences, Shelbourne's certificate of incorporation may be amended only by the affirmative vote of the holders of two-thirds of all of the votes entitled to be cast on the matter. However, if a majority of the directors then in office approve such amendment, the holders of only a majority of the all the votes entitled to be cast on the matter are needed to approve the amendment. In addition, amendments dealing with various articles of the certificate of incorporation such as articles relating to stockholder action; the powers, election of, removal of and classification of directors; limitation of liability; and amendment of the By-laws or the certificate of incorporation, shall require the affirmative vote of not less than two-thirds of the outstanding votes entitled to be cast on the matter. Unless otherwise required by law, the Board of Directors may amend Shelbourne's bylaws by the affirmative vote of a majority of the directors then in office. The bylaws may also be amended by the stockholders, at an annual meeting or at a special meeting called for such purpose, by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter; provided, that if the Board of Directors recommends that stockholders approve such amendment at such meeting, such amendment shall require the affirmative vote of only a majority of the shares present at such meeting and entitled to vote.

DISSOLUTION OF SHELBOURNE

     Delaware law permits the dissolution of Shelbourne by (1) the affirmative vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and (2) upon proper notice, stockholder approval by the affirmative vote of a majority of the votes entitled to be cast on the matter.

MEETINGS OF STOCKHOLDERS

     Under Shelbourne's bylaws, annual meetings of stockholders shall be held at such date and time as determined by the Board of Directors, the Chairman of the Board or the President. The bylaws establish an advance notice procedure for stockholders to make nominations of candidates for directors or bring other business before an annual meeting of stockholders. Special meetings of stockholders may be called only by a majority of the Directors then in office and only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting.

THE BOARD OF DIRECTORS

     Shelbourne's certificate of incorporation provides that the Board of Directors shall initially consist of nine Directors and thereafter the number of Directors of Shelbourne may be established by the Board of Directors but may not be fewer than the minimum number required by the Delaware law nor more than nine. Subject to the rights, if any, of the holders of any series of preferred stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any vacancy will be filled, including any vacancy created by an increase in the number of Directors, at any regular meeting or at any special meeting called for

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the purpose, by a majority of the remaining Directors. Pursuant to the terms of the certificate of incorporation, the Directors are divided into three classes. One class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 2002, another class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 2003 and the third class will hold office initially for a term expiring in 2004. As the term of each class expires, Directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. The use of a classified board may render more difficult a change in control of Shelbourne or removal of incumbent management. Shelbourne believes, however, that classification of the Board of Directors will help to assure the continuity and stability of its business strategies and policies.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Shelbourne's certificate of incorporation generally limits the liability of Shelbourne's Directors to Shelbourne to the fullest extent permitted from time to time by Delaware law. The Delaware General Corporation Law permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The Delaware General Corporation Law permits indemnification against expenses and some other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to such corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not allow indemnification of directors in the case of an action by or in the right of a corporation, including stockholder derivative suits, unless the directors successfully defend the action or indemnification is ordered by the court.

     The bylaws provide that Directors and officers of Shelbourne shall be, and, in the discretion of the Board of Directors, non-officer employees may be, indemnified by Shelbourne to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities, including legal fees, actually and reasonably incurred in connection with service for or on behalf of Shelbourne. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise. The certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. The provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Shelbourne pursuant to the foregoing provisions, Shelbourne has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BUSINESS COMBINATIONS

     Shelbourne is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested




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stockholder" for a period of three years from the date that such person became an interested stockholder unless:

     o the transaction resulting in a person becoming an interested stockholder, or the business combination, was approved by the board of directors of the corporation before the consummation of such transaction;

     o the interested stockholder owned 85% or more of the outstanding voting stock of the corporation, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans, immediately after the transaction in which it became an interested stockholder; or

     o on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

     Under Section 203, an "interested stockholder" is defined, with some exceptions, as any person who, together with affiliates and associates, owns or within the prior three years did own, 15% or more of the corporation's outstanding voting stock.

INDEMNIFICATION AGREEMENTS

     Shelbourne has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that Shelbourne indemnify its directors and executive officers to the fullest extent permitted by law and advance to the directors and executive officers all related expenses, including legal fees, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, Shelbourne must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the indemnification agreements and may cover directors and executive officers under Shelbourne's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following summary is based on the advice of Rosenman & Colin LLP, and discusses the Federal income tax considerations anticipated to be material to prospective stockholders of Shelbourne. The discussion does not address the tax consequences that may be relevant to particular stockholders in light of their specific circumstances or to stockholders who are subject to special treatment under certain Federal income tax laws, such as dealers in securities, traders in securities that elect to mark-to-market, banks, insurance companies, tax-exempt organizations except to the extent discussed under the heading "-- TAXATION OF TAX-EXEMPT STOCKHOLDERs", or non-United States persons except to the extent discussed under the heading "-- TAXATION OF NON-U.S. STOCKHOLDERS". This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

     The information in this discussion and the opinions of Rosenman & Colin LLP referenced below are based on current provisions of the Internal Revenue Code, existing, temporary and currently proposed Treasury Regulations thereunder, the legislative history of the Code, existing administrative interpretations




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

and practices of the Internal Revenue Service, and judicial decisions, all of which are subject to change either prospectively or retroactively. It is the opinion of Rosenman & Colin that the discussion set forth under this heading, to the extent that it contains descriptions of applicable Federal income tax law, is correct in all material respects as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations or judicial decisions will not significantly change the current law or adversely affect existing interpretations of current law, including the conclusions reached by Rosenman & Colin. No rulings will be sought in connection with any aspect of the Federal income tax consequences described below.

     YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND (IF APPLICABLE) FOREIGN TAX CONSEQUENCES TO YOU OF THE CONVERSION AND THE OWNERSHIP AND DISPOSITION OF SHARES OF COMMON STOCK IN LIGHT OF YOUR SPECIFIC TAX AND INVESTMENT SITUATION.

THE CONVERSION

     The proposed conversion has been structured in a manner intended to result in no recognition of taxable income by you. It is the opinion of Rosenman & Colin that, under current Federal income tax law, (1) the conversion will qualify as an exchange governed by Section 351 of the Code in which your partnership will be treated as transferring all of its assets to Shelbourne in exchange for common stock and the assumption by Shelbourne of your partnership's liabilities, followed by your partnership's distribution of the common stock to the unitholders in complete liquidation of your partnership, and (2) accordingly, no gain or loss will be recognized for Federal income tax purposes by your partnership, the unitholders or Shelbourne as a result of the conversion. A legal opinion is not binding on the Service or the courts. Although the Service has issued a private letter ruling confirming these tax consequences in the case of a transaction substantially similar to the proposed conversion, the letter ruling was not issued to your partnership and analyzed a transaction that was not identical to the proposed conversion. Accordingly, there can be no assurance that the Service will agree with the conclusions reached by Rosenman & Colin in its opinion.

     Your aggregate adjusted tax basis in the common stock that you receive in the conversion will be the same as your aggregate tax basis in your units immediately before the conversion, reduced by your share of your partnership's liabilities, if any, assumed by Shelbourne in the conversion. Your holding period in the common stock generally will include your partnership's holding period in its assets other than assets, if any, that are not capital assets or property described in Section 1231 of the Code.

     Shelbourne and its stockholders will be required to comply with certain reporting requirements set forth in the Treasury Regulations, which will require the reporting of certain information regarding the conversion. Shelbourne will provide stockholders with the documentation that they will be required to furnish with their tax returns for the year of the conversion.

TAXATION OF SHELBOURNE AS A REAL ESTATE INVESTMENT TRUST

GENERAL

     The sections of the Code and the corresponding Treasury Regulations relating to the taxation of real estate investment trusts and their stockholders are highly technical and complex. The following discussion sets forth the material aspects of the rules that govern the Federal income tax treatment of a real estate investment trust and its stockholders.



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

     Under Federal income tax law, if certain detailed conditions (discussed below) imposed by the Code and the related Treasury Regulations are satisfied, an entity that invests principally in real estate and that would otherwise be subject to tax as a corporation may elect to be treated as a real estate investment trust for U.S. Federal income tax purposes. These conditions relate, in part, to the nature of the entity's assets and income.

     Shelbourne intends to elect to be treated for tax purposes as, and to operate so as to qualify as, a real estate investment trust under Sections 856 through 860 of the Code, commencing with its taxable year ending on December 31, 2001. No assurance can be given that Shelbourne will operate in a manner so as to qualify, or remain qualified, as a real estate investment trust.

     It is the opinion of Rosenman & Colin that, commencing with Shelbourne's tax year ending on December 31, 2001, Shelbourne will be organized in conformity with the requirements for qualification as a real estate investment trust, and Shelbourne's proposed method of operation will enable it to meet the requirements for qualification and taxation as a real estate investment trust, provided that (1) the conversion and the procedural steps described below are completed in a timely fashion and (2) Shelbourne and the operating partnership operate in accordance with assumptions and representations with respect to their organization, business, properties and operations. The opinion is not binding on the Service or the courts. Qualification and taxation as a real estate investment trust will depend upon whether Shelbourne will be able to meet on an ongoing basis, through its actual annual operating results, its asset base, distribution levels and diversity of share ownership, various qualification tests, the results of which will not be reviewed by Rosenman & Colin. No assurance can be given that the actual results of Shelbourne's operations for any particular taxable year will satisfy such requirements.

     If Shelbourne qualifies for taxation as a real estate investment trust, it generally will not be subject to Federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a regular corporation. However, Shelbourne will be subject to Federal income tax in the following circumstances:

     (1) Shelbourne will be subject to tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains;

     (2) Under certain circumstances, Shelbourne may be subject to the "alternative minimum tax" on its items of tax preference, if any;

     (3) If Shelbourne has (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, Shelbourne will be subject to tax at the highest corporate rate on such income;

     (4) If Shelbourne has net income from the sale or other disposition of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business (a "prohibited transaction"), such income will be subject to a 100% tax;

     (5) If Shelbourne receives non-arm's length income directly from or as a result of any services provided by a "taxable REIT subsidiary", as defined below, such income will be subject to a 100% tax;

     (6) If Shelbourne fails to satisfy the 75% gross income test or the 95% gross income test as discussed below but nonetheless has maintained its qualification as a real estate investment trust because other requirements have been met, Shelbourne will be subject to a 100% tax on an amount equal to (1) the


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gross income attributable to the greater of the amount by which Shelbourne fails the 75% or 95% test multiplied by (2) a fraction intended to reflect Shelbourne's profitability;

     (7) If Shelbourne fails to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for such year, (2) 95% of its capital gains for such year, less any capital gains that it elects to retain and pay federal income tax on, and (3) any undistributed taxable income from prior periods, less any taxable income that it elected to retain and pay federal income tax on, Shelbourne will be subject to a 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed plus the amounts on which Shelbourne was taxed for such calendar year;

     (8) If Shelbourne acquires any asset from a corporation that is subject to full corporate-level taxation in a transaction in which the basis of the asset in the hands of Shelbourne is determined by reference to the basis of the asset in the hands of such corporation, and Shelbourne recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by Shelbourne, then, to the extent of the excess of (a) the fair market value of such asset over (b) Shelbourne's adjusted basis in the asset, determined when Shelbourne acquired the asset, such gain will be subject to tax at the highest regular corporate income tax rate then applicable.

     Any gain realized by Shelbourne on the sale of any property held by the operating partnership as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a "prohibited transaction" that is subject to a 100% tax. Such prohibited transaction income may also have an adverse effect upon Shelbourne's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. The operating partnership intends to acquire and hold properties for investment with a view to long-term appreciation, and to make such occasional sales of properties as are consistent with its investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% tax.

REQUIREMENTS FOR QUALIFICATION

     To qualify as a real estate investment trust, Shelbourne must elect to be treated as such on its Federal income tax return for its taxable year ending December 31, 2001, and must meet the requirements discussed below relating to Shelbourne's organization, sources of income, nature of assets, and distributions of income.

ORGANIZATIONAL REQUIREMENTS

     The outstanding stock of Shelbourne must be held by at least 100 persons and not more than 50% of the value of such stock may be owned, directly or indirectly, by five or fewer individuals (as specially defined) at any time during the last half of the taxable year. For these purposes, some entities are treated as individuals. These stock ownership requirements must be satisfied in Shelbourne's taxable year ending December 31, 2002 and in each subsequent taxable year. Following the conversion, Shelbourne expects to have outstanding stock with sufficient diversity of ownership to enable it to satisfy these requirements. In addition, the certificate of incorporation provides for certain restrictions regarding the transfer of Shelbourne's capital stock in order to assist Shelbourne in meeting the stock ownership requirements, although these restrictions cannot insure that Shelbourne will always satisfy these stock ownership requirements.

     To monitor Shelbourne's compliance with the stock ownership requirements, Shelbourne will be required to maintain records regarding the actual ownership of its stock. To do so, Shelbourne must send a letter to its stockholders requesting that they disclose to Shelbourne the identity of the actual owners of the



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stock, i.e., the persons required to include Shelbourne's dividends in their income. A list of those persons failing or refusing to comply with this demand must be maintained as part of Shelbourne's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its Federal income tax return disclosing the actual ownership of the stock and certain other information.

INCOME TESTS

     In order to maintain its qualification as a real estate investment trust, Shelbourne must satisfy two gross income requirements each year:

     (1) At least 75% of Shelbourne's gross income, other than gross income from "prohibited transactions," for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property or from certain types of temporary investments. Income derived from investments in real property includes "rents from real property" as defined in the Code and gain from the sale or disposition of real property other than property held primarily for sale to customers in the ordinary course of business, as well as dividends and gains from shares in other real estate investment trusts; and

     (2) At least 95% of Shelbourne's gross income, other than gross income from "prohibited transactions," for each taxable year must be derived from such real property investments, dividends, interest, gain from the sale or disposition of stock or securities or any combination of the foregoing.

     Shelbourne will own, directly and indirectly, partnership interests in the operating partnership. In the case of a real estate investment trust that is a partner in a partnership, Treasury Regulations provide that the real estate investment trust will be deemed to own its proportionate share of the assets of such partnership and will be deemed to be entitled to the income of such partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of Shelbourne for purposes of satisfying the gross income tests described above and the asset tests described below. Shelbourne Properties II GP, LLC, the operating partnership's general partner, will be a limited liability company wholly-owned by Shelbourne. For Federal income tax purposes, such entity's assets, liabilities and items of income, deduction and credit will be treated as assets, liabilities and items of Shelbourne.

     Shelbourne currently anticipates that its gross income will consist primarily of rents paid under leases of properties owned by the operating partnership. Such rents will qualify as "rents from real property" in satisfying the 75% and 95% gross income tests described above provided that several conditions are met:

     (1) The amount of rent generally must not be based in whole or in part on the income or profits of any person. However, rents will not be excluded from the term "rents from real property" solely by reason of being based on fixed percentages of receipts or sales. Also, rents received from a tenant based on the tenant's income from the property may qualify as "rents from real property" if the tenant derives substantially all of its income with respect to such property from the leasing or subleasing of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by a real estate investment trust;

     (2) The rent must not be received from a tenant as to which Shelbourne, or any actual or constructive owner of 10% or more of Shelbourne, directly or indirectly owns 10% or more of the voting power or value of the outstanding stock of such tenant, hereinafter called a Related Party Tenant. There is an exception to this rule for rents received under some circumstances from a taxable REIT subsidiary, which is any corporation having a real estate investment trust as a shareholder that makes and maintains a valid election to be treated as a taxable REIT subsidiary under the Code;



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     (3) Any rent attributable to personal property leased in connection with a lease of real property must not exceed 15% of the total rent received for the year under the lease;

     (4) Shelbourne generally must not operate or manage the property or furnish or render services to the tenants of such property other than through an independent contractor who is adequately compensated and from whom Shelbourne derives no income, or a taxable REIT subsidiary subject to applicable limitations. A real estate investment trust also may provide basic services to tenants without having to engage independent contractors if the services in question are of a limited type that a tax-exempt organization can provide to its tenants without causing its rental income to be treated as taxable under the Code, i.e., services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and that are not considered rendered for the convenience of the occupant of the property. However, receipts for services, even if rendered by an independent contractor or, a taxable REIT subsidiary, that are not customarily provided to tenants in properties of a similar class and in the same geographic market as the relevant property is located will not qualify as "rents from real property."

     Shelbourne anticipates that all or substantially all of the operating partnership's rental income will qualify as "rents from real property" for purposes of the 75% and the 95% gross income tests. The operating partnership does not intend to charge rent for any property that is based in whole or in part on the income or profits of any person except by reason of being based on a fixed percentage of receipts or sales, as described above, and does not intend to derive rents from any persons who, immediately after the conversion, would be Related Party Tenants as to Shelbourne. The operating partnership does not intend to derive rent from personal property leased in connection with real property that exceeds 15% of the total rents under the lease. The operating partnership intends to provide only services of a type that are customarily provided to tenants in properties of a similar class in the geographic market in which the property is located, and all such services will be provided through independent contractors, except that the operating partnership or the advisor may provide basic maintenance services of a type that could be provided by a tax-exempt landlord to its tenants and may also engage taxable REIT subsidiaries to provide permitted services to tenants.

     Net income realized by Shelbourne from the sale or other disposition of property will be treated as income from a "prohibited transaction" and, as such, will not count towards satisfying the 95% and 75% income tests and will be subject to a 100% penalty tax, if the property was held by the operating partnership primarily for re-sale. Under existing law, whether property is held primarily for re-sale is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Accordingly, although Shelbourne currently anticipates that the operating partnership's properties will be held with a view to long-term appreciation and that the operating partnership will make only such occasional sales of properties as are consistent with its investment objectives, there can be no assurance that all of Shelbourne's income from real property sales will be treated as qualifying income which is not subject to the 100% penalty tax.

     The operating partnership may acquire ownership interests in other partnerships or entities treated as partnerships for income tax purposes. Prior to acquiring such interests, the operating partnership will examine the income and assets of such entity, and currently does not intend to acquire partnership interests in an entity if Shelbourne's indirect share of the income or assets of the entity after the acquisition would cause Shelbourne to exceed applicable limits on non-qualifying income or assets.

     It is possible that the operating partnership might have some gross income that is not qualifying income for purposes of one or both of the 75% or 95% gross income tests. However, Shelbourne currently believes that its aggregate gross income from the operating partnership will satisfy the foregoing 75% and 95% gross income tests for each taxable year commencing with Shelbourne's first taxable year.

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     If Shelbourne fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it nevertheless may qualify as a real estate investment trust for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if:

     (1) Shelbourne's failure to meet such tests was due to reasonable cause and not due to willful neglect;

     (2) Shelbourne attaches a schedule of the sources of its income to its Federal income tax return; and

     (3) Any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether Shelbourne would be entitled to the benefit of these relief provisions in all circumstances. Also, as discussed above under "TAXATION OF SHELBOURNE AS A REAL ESTATE INVESTMENT TRUST -- GENERAl," even if these relief provisions apply, a tax would be imposed with respect to the excess gross income.

ASSET TESTS

     Shelbourne, at the close of each quarter of its taxable year, also must satisfy the following three tests relating to the nature of its assets:

     (1) At least 75% of the value of Shelbourne's total assets must be represented by real estate assets, which for these purposes will include (a) its allocable share of real estate assets held by partnerships in which Shelbourne owns an interest including its allocable share of the real estate assets held by the operating partnership, (b) shares in other real estate investment trusts, and (c) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Shelbourne, cash, cash items and government securities;

     (2) Not more than 25% of Shelbourne's total assets may be represented by securities other than those in the 75% asset class; and

     (3) Of the investments included in the 25% asset class, the value of any one issuer's securities owned by Shelbourne directly or through the operating partnership may not exceed 5% of the value of Shelbourne's total assets and Shelbourne may not own more than 10% of the voting power or value of the outstanding equity or convertible debt securities of any one issuer other than another real estate investment trust or a qualified REIT subsidiary or a partnership or other flow-through entity. However, Shelbourne would be permitted to own more than 10% of the securities of taxable REIT subsidiaries provided that the total value of those securities does not exceed 20% of the total value of all of Shelbourne's assets.

     Shelbourne anticipates that, as of the closing of the conversion, substantially more than 75% of the fair market value of the assets indirectly owned by Shelbourne through the operating partnership will consist of non-residential rental real estate owned in fee. Shelbourne also expects that, at all times, substantially more than 75% of the assets indirectly owned by Shelbourne through the operating partnership will consist of fee ownership of real property. The operating partnership currently intends to structure its acquisition of any direct or indirect ownership interests in any entity taxable as a corporation for Federal income tax purposes in a manner that Shelbourne determines will be consistent with Shelbourne's satisfying the asset tests both at the time of the acquisition and for the quarter in which the acquisition occurs. Accordingly, Shelbourne believes that it will be able to meet the asset tests described above at the time of the conversion and on a going forward basis.

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     If Shelbourne should fail to satisfy the asset tests at the end of a quarter, such failure would not cause it to lose its real estate investment trust status if:

     (1) it satisfied all of the asset tests at the close of the preceding quarter; and

     (2) the failure arose solely from changes in the market values of Shelbourne's assets.

If the condition described in clause (2) of the preceding sentence were not satisfied, Shelbourne could still avoid disqualification by curing the failure within 30 days after the close of the quarter in which it arose.

ANNUAL DISTRIBUTION REQUIREMENTS

     In order to qualify as a real estate investment trust, Shelbourne will be required to make ordinary income distributions to its stockholders in an amount at least equal to (1) the sum of (a) 90% of Shelbourne's "real estate investment trust taxable income," defined as taxable income computed without regard to the dividends paid deduction and excluding net capital gain, and (b) 90% of its after-tax net income, if any, from foreclosure property, minus (2) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Shelbourne timely files its tax return for such year and paid on or before the first regular dividend payment date after such declaration. Shelbourne intends to make timely distributions sufficient to satisfy this requirement.

     To the extent that Shelbourne does not distribute all of its net capital gain or distributes at least 90% but less than 100% of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular corporate tax rates. In addition, if Shelbourne fails to distribute during each calendar year at least the sum of:

     (1) 85% of its ordinary income for such year;

     (2) 95% of its capital gain net income for such year less any capital gains that Shelbourne elects to retain and pay federal income tax on; and

     (3) any undistributed taxable income from prior periods, less any taxable income from such periods that Shelbourne elected to retain and pay federal income tax on,

Shelbourne will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed plus any amounts on which Shelbourne was taxed for such calendar year.

     It is possible that Shelbourne may report taxable income in excess of cash flow due to timing or other differences between the operating partnership's inclusion of income and its actual receipt of the related cash, or due to the operating partnership's payment of non-deductible items, such as principal amortization or capital expenditures, in excess of non-cash deductions, such as deductions for depreciation and accrued but unpaid interest. In that event, if Shelbourne does not have sufficient cash or liquid assets to satisfy the distribution requirements above, Shelbourne or the operating partnership may find it necessary to arrange for short-term, or possibly long-term, borrowings, issue equity or sell assets.

     Under certain circumstances, Shelbourne may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in Shelbourne's deduction for dividends paid for the earlier year. Thus, Shelbourne may be able to avoid being taxed on amounts distributed as deficiency dividends. However, Shelbourne will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.



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FAILURE OF SHELBOURNE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

     If Shelbourne fails to qualify for taxation as a real estate investment trust in any taxable year, and if certain relief provisions do not apply, Shelbourne will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Shelbourne fails to qualify as a real estate investment trust will not be deductible by Shelbourne in computing its taxable income. As a result, the cash available for distribution by Shelbourne to its stockholders would be significantly reduced. In addition, if Shelbourne fails to qualify as a real estate investment trust, all distributions to stockholders will be subject to tax as ordinary income, to the extent of Shelbourne's current and accumulated earnings and profits. In that event, subject to applicable limitations, distributions paid to a corporate distributee may qualify for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Shelbourne also would be disqualified from being treated as a real estate investment trust for the four taxable years following the year during which such qualification was lost. It is not possible to state whether in all circumstances Shelbourne would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

DISTRIBUTIONS BY SHELBOURNE

     Distributions not designated as capital gain dividends that are made to taxable U.S. stockholders will be subject to tax as ordinary income to the extent of Shelbourne's current and accumulated earnings and profits as determined for Federal income tax purposes, and will not qualify for the dividends received deduction in the case of taxable stockholders which are corporations. Dividends will be taxable to stockholders even if the stockholder uses the funds to purchase additional shares of common stock. If the amounts distributed exceed Shelbourne's earnings and profits, the excess will be treated as a tax-free return of capital to a taxable stockholder that will reduce the amount of his adjusted tax basis in his common stock, and, once the taxable stockholder's adjusted tax basis in his common stock has been reduced to zero, as capital gain assuming that the common stock is held as a capital asset.

     Dividends declared by Shelbourne in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month are treated as both paid by Shelbourne and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Shelbourne on or before January 31 of the following calendar year.

     Distributions made by Shelbourne to taxable stockholders that are properly designated by Shelbourne as long-term capital gain dividends will be subject to tax as long-term capital gains without regard to the period for which a stockholder has held his common stock. However, corporate stockholders may be required to treat up to 20% of such capital gain dividends as ordinary income, and, for non-corporate stockholders, a 25% Federal income tax rate, rather than a 20% tax rate, may apply to all or a portion of such capital gain dividends.

     Shelbourne may elect to retain its net long-term capital gains rather than distribute them. In that event, a stockholder would be deemed to receive a capital gain dividend equal to its share of such retained capital gains, if any, and would receive a tax credit or refund for his share of the tax paid by Shelbourne on such undistributed capital gains. The stockholder's tax basis in his common stock would be increased by his share of the undistributed capital gains less his share of the tax paid by Shelbourne. Alternatively, Shelbourne may elect to distribute its net long-term capital gains (if any) by making taxable distributions of stock, which distributions would be taxable to stockholders as if paid in cash.



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     Shelbourne will notify each stockholder after the close of Shelbourne's taxable year as to the portions of the distributions attributable to that year which constitute ordinary income, capital gain or a return of capital, and, as to capital gain distributions, if any, the portion that is taxable for non-corporate stockholders as a 25% gain distribution and the portion that is taxable as a 20% gain distribution.

PASSIVE ACTIVITY LOSSES AND THE INVESTMENT INTEREST LIMITATION

     Distributions made by Shelbourne and gain, if any, from the sale or exchange of a stockholder's common stock will not be treated as passive activity income. As a result, taxable stockholders generally will not be able to apply any "passive activity losses," including any unused passive activity losses from your partnership, against such income or gain, except that unused passive activity losses from your partnership generally will be deductible, subject to any other applicable limitations, in the year a stockholder sells all his common stock. A taxable stockholder who bought his units in your partnership's original offering is estimated to have unused passive activity losses of up to $42 per unit as of the end of 1999, subject to reduction to the extent utilized to offset passive activity income from other investments. Dividends from Shelbourne that do not constitute a capital gain dividend or a return of capital generally will be treated as investment income for purposes of the investment interest limitation. However, unless a taxable stockholder elects to pay tax on such gain at ordinary income rates, net capital gain from the sale or other disposition of shares of common stock and capital gain dividends from Shelbourne will not be considered investment income for purposes of the investment interest limitation.

SALE OF COMMON STOCK

     Upon any sale or other disposition of common stock, a taxable stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on such sale or other disposition and (2) such taxable stockholder's adjusted basis in such common stock for tax purposes. Such gain or loss will be capital gain or loss if such taxable stockholder held such common stock as a capital asset and, if the taxable stockholder is an individual, estate or trust, such gain will be taxable at a maximum marginal Federal income tax rate of 20% if such common stock has been held for more than one year. In general, any loss recognized by a taxable stockholder upon the sale or other disposition of common stock that has been held for six months or less under applicable holding period rules will be treated as a long-term capital loss to the extent of any distributions received by the taxable stockholder from Shelbourne that were treated as long-term capital gains.

BACKUP WITHHOLDING

     Shelbourne will report to its taxable stockholders and the Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. A taxable stockholder may be subject to backup withholding at a rate of 31% with respect to dividends unless such taxable stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements. A taxable stockholder that does not provide Shelbourne with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the taxable stockholder's Federal income tax liability. Additional withholding issues may arise for non-U.S. stockholders.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Based upon a published ruling by the Service, distributions by Shelbourne to a tax-exempt stockholder will not constitute unrelated business taxable income, provided that the tax-exempt stockholder


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does not hold its common stock as "debt-financed property" within the meaning of the Code and such common stock is not otherwise used in an unrelated trade or business of the tax-exempt stockholder. Subject to the same proviso, income from the sale of common stock will not constitute unrelated business taxable income to a tax-exempt stockholder. However, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under Sections 501(c)(7), (9), (17) and (20), respectively, of the Internal Revenue Code are subject to different rules that generally will require them to treat their income from Shelbourne as unrelated business taxable income unless they satisfy applicable set aside and reserve requirements as to which they should consult their own tax advisors. In addition, a portion of the dividends paid by Shelbourne may be treated as unrelated business taxable income to certain U.S. private pension trusts if Shelbourne is treated as a "pension-held real estate investment trust." Based on stock ownership restrictions imposed by Shelbourne, Shelbourne does not anticipate that it will be a "pension-held real estate investment trust." In any event, if Shelbourne were to become a pension-held real estate investment trust, these rules generally would apply only to certain U.S. pension trusts that hold more than 10% of Shelbourne's stock.

TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing the U.S. Federal income taxation of the ownership and disposition of common stock by persons that are nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts, collectively, "Non-U.S. Holders", are complex, and we have only provided a brief summary of those rules. Prospective Non-U.S. Holders should consult their tax advisors to determine the impact of Federal, state, local and foreign tax laws with regard to an investment in common stock in light of their individual investment circumstances.

DISTRIBUTIONS BY SHELBOURNE

     Distributions received by Non-U.S. Holders that are not attributable to gain on sales or exchanges by Shelbourne of U.S. real property interests and are not designated as capital gain dividends generally will be subject to U.S. withholding tax at the rate of 30% unless reduced by treaty. In cases where the dividend income from a Non-U.S. Holder's investment in common stock is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder will generally be subject to U.S. tax at graduated rates in the same manner as U.S. stockholders, and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation. Distributions in excess of current or accumulated earnings and profits of Shelbourne to Non-U.S. Holders will not be subject to tax to the extent that they do not exceed the Non-U.S. Holder's adjusted basis its common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder's common stock, they will give rise to gain from the sale or exchange of its common stock, the tax treatment of which is described below.

     Shelbourne expects to withhold U.S. income tax at the rate of 30% on any distribution made to a Non-U.S. Holder unless (a) a lower treaty rate applies and the required form or certification evidencing eligibility for that lower rate is filed with Shelbourne or (b) a Non-U.S. Holder files a Federal Form 4224 with Shelbourne claiming that the distribution is effectively connected income.

     Distributions to a Non-U.S. Holder that are attributable to gain from sales or exchanges by Shelbourne of United States real property interests will be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. Under FIRPTA, Non-U.S. Holders generally would be subject to tax on such distributions at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. If it is a corporation, a Non-U.S. Holder also may be subject to a 30% branch profits tax. Shelbourne will be required to withhold 35% of any




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capital gain distribution. That amount will be creditable against the Non-U.S.
Holder's Federal income tax liability.

SALE OF COMMON STOCK

     Gain recognized by a Non-U.S. Holder upon the sale or exchange of common stock generally will not be subject to United States taxation so long as Shelbourne is a "domestically-controlled real estate investment trust," i.e., a real estate investment trust in which, at all times during a specified testing period, less than 50% in value of its stock is held directly and indirectly by Non-U.S. Holders. Shelbourne currently anticipates that it will be a "domestically-controlled real estate investment trust," but, because common stock will be publicly traded, cannot assure this result. If Shelbourne ceases to be a "domestically-controlled real estate investment trust," gain arising from the disposition of common stock will not be subject to tax if the Non-U.S. Holder owned 5% or less of Shelbourne's outstanding stock throughout the five-year period ending on the date of disposition. Otherwise, the Non-U.S. Holder would be subject to regular U.S. income tax with respect to such gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of a foreign corporation, and the purchaser of common stock would be required to withhold and remit to the Service, an amount equal to 10% of the purchase price.

     Notwithstanding the foregoing, a Non-U.S. Holder will be subject to tax on gain from the sale or exchange of common stock not otherwise subject to FIRPTA if the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Shelbourne must report annually to the Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such stockholder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a Non-U.S. Holder resides.

         Backup withholding tax otherwise imposed at the rate of 31% generally will not apply to dividends paid on common stock to a Non-U.S. Holder at an address outside the United States.

         The payment of the proceeds from the disposition of common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock to or though a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

         The backup withholding tax is not an additional tax and may be credited against a Non-U.S. Holder's Federal income tax liability or refunded to the extent excess amounts are withheld, provided that the Non-U.S. Holder files an appropriate claim for refund with the Service.

         The Service has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. These final Treasury Regulations impose certification and other requirements on Non-U.S. Holders as to which they should consult their tax advisors.

TAX STATUS OF THE OPERATING PARTNERSHIP

     Substantially all of Shelbourne's investments will be held through the operating partnership. Your partnership and Shelbourne each believe that following the conversion, the operating partnership will be classified as either (1) a disregarded entity if 100% of its membership interests are held by Shelbourne directly or indirectly through one or more wholly-owned flow-through entities, i.e., a limited liability company or a qualified real estate investment trust subsidiary, or (2) a partnership if, in addition to Shelbourne, at least one other person who or which is not a disregarded entity of Shelbourne, owns an interest in the operating partnership. In this regard, neither the operating partnership nor the limited liability company through which Shelbourne owns an interest in the operating partnership will elect to be classified as an association taxable as a corporation. Accordingly, Shelbourne will include in its income its allocable share of operating partnership income for purposes of the various real estate investment trust income tests and in the computation of its real estate investment trust taxable income. Moreover, for purposes of the real estate investment trust asset tests, Shelbourne will include its proportionate share of assets held through the operating partnership.

     The operating partnership may acquire properties in the future by accepting contributions of property in exchange for which the property contributor will receive limited partnership interests in the operating partnership that are redeemable for cash or, at Shelbourne's option, stock in Shelbourne. The operating partnership's tax basis in any properties so contributed generally will be the same as the tax basis of the properties in the hands of the contributor, which tax basis will likely be less than the fair market value of the contributed properties. This will cause Shelbourne to be allocated lower amounts of depreciation deductions for tax purposes with respect to such properties than would be allocated to Shelbourne if all properties were to have a tax basis equal to their fair market value. This may result in a higher portion of Shelbourne's distributions being taxed as dividends than would have occurred if such properties had a tax basis equal to their fair market value, as would be the case if they were purchased for cash.

OTHER TAXES

     Shelbourne, its subsidiaries or the operating partnership may be subject to state or local tax in various states or localities in which the operating partnership owns property. The state or local tax treatment of Shelbourne and the stockholders in such jurisdictions may differ from the Federal income tax treatment described above. Consequently, prospective stockholders should consult their tax advisors regarding the effect of state and local tax laws upon an investment in common stock in light of their individual investment circumstances.

TRANSFER TAXES

     Transfer taxes may be imposed in certain state and local jurisdictions in connection with the conversion.

POSSIBLE TAX LAW CHANGES

     Shelbourne cannot predict whether one or more provisions affecting real estate investment trusts or Shelbourne will be enacted, what form any final legislative language will take if so enacted, or the effective date of any such legislation. Other changes in the tax law could affect the tax consequences to you of owning common stock.

IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

     The discussion under this heading is intended only as a summary of Federal income tax consequences of the conversion and owning and disposing of common stock, and is not a substitute for careful tax planning with a tax professional. Such tax consequences may vary depending on your individual circumstances. Accordingly, you are urged to consult with your tax advisor about the Federal, state, local and foreign tax consequences of the conversion and owning and disposing of common stock.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission, which we refer to as the SEC, a Registration Statement on Form S-4 under the Securities Act of 1933, as amended. This consent solicitation statement constitutes the prospectus filed as part of the Registration Statement. This consent solicitation statement does not contain all of the information included in the Registration Statement. Any statement that we make in this prospectus concerning the contents of any contract, agreement or document is not necessarily complete. If we have filed any such contract, agreement or document as an exhibit to the Registration Statement you should read the exhibit for a more complete understanding of the document or matter involved. EACH STATEMENT REGARDING A CONTRACT, AGREEMENT OR OTHER DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ACTUAL DOCUMENT.

     Your partnership files periodic reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy the Registration Statement, including the attached exhibits, and any reports, statements or other information that are on file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC, Public Reference Section, at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov).

     You may also obtain reports and other information concerning your partnership electronically through a variety of databases, including, among others, the SEC's Electronic Data Gathering and Retrieval ("EDGAR") program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

     We have not authorized any person to give any information or to make any representation other than those contained in or incorporated by reference into this consent solicitation statement in connection with our solicitation of consents or our offering of securities. You must not rely on any other information or representation as having been authorized by us. Neither the delivery of this consent solicitation statement nor any distribution of common stock offered hereby shall create under any circumstances an implication that there has been no change in the affairs of your partnership or Shelbourne since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. However, if any material change occurs while this consent solicitation statement is required to be delivered, we will amend or supplement this consent solicitation statement accordingly. This consent solicitation statement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a consent, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or consent solicitation.

     We will provide you, upon written or oral request, free of charge, a copy of any document referred to above that has been incorporated into this consent solicitation statement by reference, except exhibits to the document. Please send requests for these documents to Resources Capital Corp., 5 Cambridge Center, 9th floor, Cambridge, MA 02142. You should make telephone requests for copies to us at (617) 234-2000. In order to ensure timely delivery of the documents, we should receive such requests by _______ __, 2001.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Your partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2000, each of which has been filed by your partnership with the SEC pursuant to the Exchange Act, are incorporated herein by reference. Your partnership's SEC file number is 000-15753.

     All documents filed by your partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this consent solicitation statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this consent solicitation statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this consent solicitation statement.

                           FORWARD-LOOKING STATEMENTS

     This consent solicitation statement contains forward-looking statements about the financial condition, results of operations and business of the operating partnership and Shelbourne. All statements, other than statements of historical facts included in this prospectus, that address activities, events or developments that we believe, intend or anticipate will or may occur in the future are forward-looking statements.

     Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Actual results may differ materially from those expressed or implied by the forward-looking statements for various reasons, including those discussed under the "RISK FACTORS" section of this consent solicitation statement. You are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this consent solicitation statement.

                                    EXPERTS

     The financial statements of your partnership as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated in this prospectus by reference from your partnership's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The balance sheet of Shelbourne as of September 30, 2000 included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and is included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The property appraisals referred to in this consent solicitation and filed as exhibits to the Registration Statement to which this consent solicitation is a part have been prepared by Cushman & Wakefield and are included in reliance upon the authority of said firm as experts in giving such reports.

     The valuation analysis report referred to in this consent solicitation and filed as an exhibit to the Registration Statement to which this consent solicitation is a part has been prepared by Insignia/ESG and is included in reliance upon the authority of said firm as experts in giving such reports.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered pursuant to this consent solicitation statement and certain tax matters related to the Partnership and Shelbourne as described under "FEDERAL INCOME TAX CONSEQUENCES" will be passed upon by Rosenman & Colin LLP, New York, New York.

INDEPENDENT AUDITORS' REPORT

To the Shareholders of Shelbourne Properties II, Inc.

We have audited the accompanying consolidated balance sheet of Shelbourne Properties II, Inc. and subsidiaries (the "Company") as of September 30, 2000. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company at September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP
December 7, 2000
Boston, Massachusetts
                                      F-1

                         SHELBOURNE PROPERTIES II, INC.
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000


                                     ASSETS


Cash                                                              $1,000
                                                                  ======


                      LIABILITIES AND STOCKHOLDER'S EQUITY


Common Stock, $.01 par value
100 shares authorized, 100 issued and outstanding                     $1
Additional paid in capital                                           999
                                                                  ------
                                                                  $1,000
                                                                  ======


NOTES:

1.       ORGANIZATION

         Shelbourne Properties II, Inc., a Delaware corporation was formed on February 8, 2000 for the purpose of exchanging common stock of the Company for the units of limited partnership interest of High Partners L.P. Series 86 (the "Exchange"). The Company has two wholly-owned subsidiaries, Shelbourne Properties II GP, LLC and Shelbourne Properties II L.P. and all intercompany balances have been eliminated in consolidation.

2.       SUMMARY OF ACCOUNTING POLICIES

         Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the reporting date. Actual amounts could differ from those estimates.

         Income Taxes

         The Company intends to qualify and operate as a real estate investment trust ("REIT") under the provisions of the Internal Revenue Code. Under these provisions, the Company is required to distribute at least 95% (90% for taxable years after 2000) of its REIT taxable income to its shareholders to maintain the REIT qualification and not be subject to Federal income taxes for the portion of taxable income distributed. The Company must also satisfy certain tests concerning the nature of its assets and income distributed and meet certain record keeping requirements.

                                   APPENDIX A



                                  CONSENT FORM

                                                                     APPENDIX A

                                  CONSENT FORM

                     HIGH EQUITY PARTNERS L.P. - SERIES 86
                  c/o American Stock Transfer & Trust Company
                                 40 Wall Street
                            New York, New York 10005
                             Attn: Proxy Department

Dear Limited Partner:

     Enclosed is a consent solicitation statement describing the proposed tax-free conversion of your partnership into a real estate investment trust that will be listed on the American Stock Exchange-listed real estate investment trust. Your general partners are proposing the conversion as the final step of a court-approved class action settlement. Your general partners believe that the conversion is fair and recommend that you vote "YES" in favor of the conversion.

Your vote is important. Please complete the reverse side of this consent form and then return it using the enclosed pre-addressed postage paid envelope or by facsimile to (718) 236-2641. If you have any questions, please call (800) 322-2885.

                         HIGH PARTNERS L.P. - SERIES 86
                CONSENT SOLICITED BY RESOURCES HIGH EQUITY, INC.
                  CONSENT EXPIRATION DATE: ________ ___, 2001

The undersigned, a holder of units (the "Units") of limited partnership interest in High Partners L.P. - Series 86 (the "Partnership"), hereby acknowledges receipt of the consent solicitation statement, dated February ___, 2001, and votes with respect to the conversion of the Partnership described therein, including the merger of the Partnership with and into SHELBOURNE PROPERTIES II L.P. pursuant to the Merger Agreement as set forth in Appendix B thereto, as follows:


        YES                          NO                         ABSTAIN
(Approve conversion)     (Do not approve conversion)      (Same as voting NO)

        |-|                          |-|                          |-|



                                                 Dated:
   --------------------------------------------        -----------------, 2001
              Signature


   --------------------------------------------
            Signature (if held jointly)

   --------------------------------------------
                  Title

   Please mark here for change of address    |_|

   IMPORTANT: Please sign exactly as name appears hereon. When Units are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name. If this card is returned signed but no vote is indicated, you will be deemed to have voted "YES" in favor of the conversion.

                                   APPENDIX B



                                   AGREEMENT

                                      AND

                                 PLAN OF MERGER

                                                                     APPENDIX B



                          AGREEMENT AND PLAN OF MERGER

                                    MERGING
                      HIGH EQUITY PARTNERS L.P.- SERIES 86
                                      INTO
                         SHELBOURNE PROPERTIES II L.P.


     AGREEMENT AND PLAN OF MERGER, dated as of _______ ___, 2001 (the "Agreement"), among Shelbourne Properties II, Inc., a Delaware corporation (the "Company"), Shelbourne Properties II L.P., a Delaware limited partnership ("Shelbourne L.P.") and High Equity Partners L.P.- Series 86, a Delaware limited partnership ("HEP").

                                   RECITALS:

     A. The Company, Shelbourne L.P. and HEP desire that HEP be merged with and into Shelbourne L.P. pursuant to this Agreement and that each of the outstanding units of limited partnership interest in HEP ("Units") be converted into two (2) shares of the Company's common stock, $0.01 par value ("Common Stock"), as contemplated by the conversion (the "Conversion") described in the consent solicitation statement/prospectus of the Company and HEP.

     B. As of the date of this Agreement, the general partners of HEP are Resources High Equity Inc., Resources Capital Corp. and Presidio AGP Corp., each Delaware corporations (collectively, the "HEP General Partners"), with an aggregate 5% partnership interest and there are 588,010 Units outstanding. As of the date of this Agreement, the Company is the sole limited partner of Shelbourne L.P. with a 99% partnership interest, and Shelbourne Properties II GP, LLC, a Delaware limited liability company, the sole member of which is the Company ("Shelbourne GP"), is the sole general partner of Shelbourne L.P. with a 1% partnership interest.

     C. The HEP General Partners and the limited partners of HEP owning a majority of the outstanding Units have consented to the adoption and authorization of this Agreement, the transactions contemplated hereby, and the plan of merger set forth herein. The Company, as the sole limited partner of Shelbourne L.P., and Shelbourne GP as the sole general partner of Shelbourne L.P., have consented to the adoption and authorization of this Agreement, the transactions contemplated hereby and the plan of merger set forth herein. The adoption and authorization of this Agreement, the transactions contemplated hereby and the plan of merger set forth herein have been approved by the Board of Directors of the Company.

     Accordingly, in consideration of the promises, and the mutual covenants and agreements herein contained, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.01 MERGER OF HEP INTO SHELBOURNE L.P. At the Effective Time (as defined in Section 1.05 hereof), HEP shall merge with and into Shelbourne L.P. (the "Merger"), and the separate existence of HEP shall cease. Shelbourne L.P. shall be the surviving entity in the Merger (hereinafter, the surviving entity is referred to as the "Operating Partnership") and its existence with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

     SECTION 1.02 EFFECT OF THE MERGER. The Merger shall have the effects provided for in the Delaware Revised Uniform Limited Partnership Act ("DRULPA").

     SECTION 1.03 GENERAL PARTNER. Shelbourne GP shall be the sole general partner of the Operating Partnership with a 1% partnership interest therein.

     SECTION 1.04 GOVERNING INSTRUMENT OF THE OPERATING PARTNERSHIP. The Agreement of Limited Partnership of Shelbourne L.P. in effect immediately prior to the Effective Time, shall be the Agreement of Limited Partnership of the Operating Partnership.

     SECTION 1.05 EFFECTIVE TIME. Promptly after the date hereof, a certificate of merger evidencing the Merger shall be filed with the Secretary of State of the State of Delaware pursuant to DRULPA (the "Certificate of Merger"). The Merger shall become effective upon the time and date of the filing of the Certificate of Merger, except that, in the event that the Certificate of Merger specifies in accordance with DRULPA a date and time subsequent to the date of such filing on or at which the Merger is to become effective, the Merger shall be effective on and at such subsequent time (such time and date when the Merger shall become effective is herein referred to as the "Effective Time").

                                   ARTICLE 2

                              EFFECT ON SECURITIES

     SECTION 2.01 HEP GENERAL PARTNER INTERESTS. The general partner interests in HEP held by the General Partners immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by the HEP General Partners, be converted into 61,896 shares of Common Stock.

     SECTION 2.02 UNITS.

     (a) Each Unit that is outstanding immediately prior to the Effective
Time shall, by virtue of the Merger and without any further action by the holder thereof, be converted into the right to receive two (2) shares of Common Stock. At the Effective Time, all such Units shall no longer be outstanding and shall automatically be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of Units shall cease to have any rights with respect thereto, except the right to receive, upon surrender of the certificate issued with respect to such Units (the "Unit Certificate") or delivery of an Affidavit of Loss and Indemnity Agreement, in accordance with
Section 2.06(c), certificates representing the shares of Common Stock required to be delivered under this Section 2.02 to be issued in consideration therefor upon surrender of such certificate (the "Merger Consideration") and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.06(d) in each case, without interest and less any required withholding taxes.

     (b) Notwithstanding the foregoing, the parties understand that following the Merger the rights of each stockholder of the Company under this Section
2.02 will be subject to the ownership limitations and other related provisions contained in the Company's Amended and Restated Certificate of Incorporation.

     SECTION 2.03 SHELBOURNE L.P. GENERAL PARTNER INTERESTS. The general partner interest in Shelbourne L.P. held by Shelbourne GP immediately prior to the Effective Time shall continue as an equal general partner interest in the Operating Partnership immediately following the Merger, and Shelbourne GP will thereupon continue as the general partner of the Operating Partnership.

     SECTION 2.04 PARTNERSHIP INTEREST IN SHELBOURNE L.P. HELD BY THE COMPANY. The partnership interest in Shelbourne L.P. held by the Company immediately prior to the Effective Time shall continue as an equal limited partner interest in the Operating Partnership immediately following the Merger, and the Company will thereupon continue as the limited partner of the Operating Partnership.

     SECTION 2.05 COMMON STOCK. Each share of Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by the holder thereof, be cancelled and retired without consideration.

     SECTION 2.06 EXCHANGE OF CERTIFICATES.

     (a) The Company and HEP shall jointly appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the exchange of the Merger Consideration upon surrender of Unit Certificates or delivery of Affidavits of Loss and Indemnity Agreements, as the case may be.

     (b) The Company shall provide to the Exchange Agent on or before the Effective Time, for the benefit of the limited partners of HEP, sufficient shares of Common Stock issuable in exchange for the issued and outstanding Units pursuant to Section 2.02.

     (c) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Units (i) a letter of transmittal (which shall specify that delivery shall be effected, and title to the Units shall pass, only upon delivery of the Unit Certificates or, if a Unit Certificate has been lost or misplaced, a properly completed Affidavit of Loss and Indemnity Agreement (an "Affidavit") to the Exchange Agent and which letter of transmittal and Affidavit (if applicable) shall be in a form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Unit Certificates in exchange for the Merger Consideration. Upon surrender of a Unit Certificate for cancellation to the Exchange Agent or upon delivery of an Affidavit, as applicable, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent, the registered holder of Units shall be entitled to receive the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.06(d). Until Unit Certificates are surrendered as contemplated by this Section 2.06 or an Affidavit is delivered, each registered holder of Units shall be deemed at any time after the Effective Time to have only the right to receive upon such surrender or delivery the Merger Consideration, without interest, pursuant to Section 2.02 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.06(d); provided, however, that a holder of a Unit Certificate with respect to which an Affidavit has been delivered shall not be entitled to receive the Merger Consideration upon surrender of the Unit Certificate. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Unit Certificate or any cash payable pursuant to Section 2.06(d).

     (d) Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Unit Certificate or delivery of an Affidavit there shall be paid to the holder of such Unit Certificate or the holder of the Units with respect to which an Affidavit has been delivered, without interest, (x) at the time of such surrender or delivery, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the shares of Common Stock deliverable upon such surrender or delivery of such Unit Certificate and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or delivery and with a payment date subsequent to such surrender or delivery payable with respect to such shares of Common Stock.

     (e) No Further Ownership Rights in Units. All Merger Consideration paid upon the surrender of Unit Certificates or delivery of Affidavits in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Units represented by such Unit Certificates or with respect to which an Affidavit has been delivered, subject, however, to the obligation of the Company to pay, without interest, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by HEP on such Units in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender or delivery, and there shall be no further registration of transfers on the transfer books of HEP of the Units which were outstanding immediately prior to the Effective Time.

     (f) None of the Company, HEP or the Exchange Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for six months after the Effective Time shall be redelivered by the Exchange Agent to the Company, upon demand, and any holders of Unit Certificates who have not theretofore complied with Section 2.06(c) shall thereafter look only to the Company for delivery of the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws.


                                   ARTICLE 3

                                 MISCELLANEOUS

     SECTION 3.01 TERMINATION AND AMENDMENT. At any time prior to the filing of the Certificate of Merger pursuant to Section 1.05 hereof, this Agreement may be terminated by the mutual agreement of the Company and the General Partners. This Agreement shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 3.02 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the parties.

     SECTION 3.03 GENERAL PARTNER ACTIONS. Following the Effective Time, Shelbourne GP, as a general partner of the Operating Partnership, shall be authorized, at such time as it deems appropriate in its full discretion, to execute, acknowledge, verify deliver, file and record, for and in the name of the Operating Partnership, and, to the extent necessary, the general and limited partners of HEP prior to giving effect to the Merger, any and all documents and instruments, and shall do and perform any and all acts required by applicable law or which Shelbourne GP deems necessary or advisable in order to effectuate the Merger.

     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first above written.


                                      SHELBOURNE PROPERTIES II, INC.


                                      By: _______________________
                                            Title:


                                      HIGH EQUITY PARTNERS L.P.-SERIES 86

                                      By:  RESOURCES HIGH EQUITY, INC.
                                               investment general partner


                                      By: _______________________
                                            Title:







                                      SHELBOURNE PROPERTIES II L.P.

                                      By:  SHELBOURNE PROPERTIES II GP, LLC
                                               general partner

                                      By:  SHELBOURNE PROPERTIES II, INC.,
                                               sole member



                                      By: _______________________
                                            Title:

     Until 25 days after the effective date of the conversion, all dealers that buy, sell or trade the shares of common stock may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters.




                         CONSENT SOLICITATION STATEMENT



                         SHELBOURNE PROPERTIES II, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Shelbourne's certificate of incorporation, as amended, and Bylaws provide certain limitations on the liability of Shelbourne's directors and officers for monetary damages to Shelbourne. The certificate of incorporation and Bylaws obligate Shelbourne to indemnify its directors and officers, and permit Shelbourne to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to Shelbourne and the stockholders against these individuals. See "CERTAIN PROVISIONS OF DELAWARE LAW AND SHELBOURNE'S CERTIFICATE AND BYLAWS--Limitation of Liability and Indemnification."

     Shelbourne's certificate of incorporation limits the liability of Shelbourne's directors and officers to Shelbourne to the fullest extent permitted from time to time by Delaware law. The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses, legal fees and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each person acted in good faith and in a manner that be reasonably believed was in or not opposed to Shelbourne's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the actions or indemnification is ordered by the court.

     Shelbourne has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other matters, that Shelbourne indemnify its directors and officers to the fullest extent permitted by law and advance to the directors and officers all related expenses including legal fees, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, Shelbourne must also indemnify and advance all expenses including legal fees incurred by directors and officers seeking the enforce their rights under the indemnification agreements and may cover directors and officers under Shelbourne's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the Stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liabilities under the Securities Act of 1933, as amended (the "Securities Act") is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) The following documents are filed as part of this Registration
Statement:

   EXHIBIT #                                      DESCRIPTION

      2.1                                  Form of Merger Agreement (included as Appendix B to the Consent
                                           Solicitation Statement/Prospectus included as Part I of this
                                           Registration Statement).

      3.1*                                 Form of Amended and Restated Certificate of Incorporation of
                                           Shelbourne

      3.2*                                 Form of Amended and Restated Bylaws of Shelbourne

      4.1*                                 Form of Shareholders Rights Agreement

      4.2*                                 Certificate of Designations, Preferences and Rights of Series A
                                           Junior Participating Cumulative Preferred Stock

      4.3*                                 Form of Temporary Stock Certificate

      5.1*                                 Opinion of Rosenman & Colin LLP regarding legality of the shares of the Common Stock issued

      8.1                                  Opinion of Rosenman & Colin LLP regarding tax matters

     10.1*                                 Form of Agreement of Limited Partnership of the Operating Partnership

     10.2*                                 Form of Indemnification Agreement between Shelbourne and each of its directors and executive officers

     10.3*                                 Form of Advisory Agreement

     10.4 P                                Appraisal prepared by Cushman & Wakefield of Century Park I Office
                                           Complex

     10.5 P                                Appraisal prepared by Cushman & Wakefield of 568 Broadway Office
                                           Building

     10.6 P                                Appraisal prepared by Cushman & Wakefield of Seattle Tower Office
                                           Building

     10.7 P                                Appraisal prepared by Cushman & Wakefield of Commonwealth Industrial
                                           Park

     10.8 P                                Appraisal prepared by Cushman & Wakefield of Commerce Plaza

     10.9 P                                Appraisal prepared by Cushman & Wakefield of Melrose Crossing
                                           Shopping Center

                                     II-2





     10.10 P                               Appraisal prepared by Cushman & Wakefield of Matthews Township
                                           Festival Shopping Center

     10.11 P                               Appraisal prepared by Cushman & Wakefield of Sutton Square Shopping
                                           Center

     10.12 P                               Appraisals prepared by Cushman & Wakefield of TMR Warehouses 10.13*
                                           Valuation Analysis Report, dated January 26, 2001, prepared by
                                           Insignia/ESG for High Equity Partners L.P. - Series 86

     23.1                                  Consent of Rosenman & Colin LLP

     23.2                                  Consent of Deloitte & Touche LLP

     23.3                                  Consent of Cushman & Wakefield, Inc.

     23.4                                  Consent of Insignia/ESG, Inc.

     24.1*                                 Power of Attorney

     24.2                                  Additional Powers of Attorney

     99.1                                  Form of Consent Form (included as Appendix A to the Consent
                                           Solicitation Statement/ Prospectus included as Part I of this
                                           Registration Statement).

     99.2*                                 Final Judgment and Order of Dismissal With Prejudice of Superior
                                           Court of the State of California.

     99.3 *                                Stipulation of Settlement of Consolidated Class and Derivative Action

     99.4 *                                Continuing Hardship Exemption

*    Previously filed

P    Previously filed in paper pursuant to a continuing hardship exemption

(b)  Financial Statement Schedules

     The financial statement schedules are incorporated by reference to the High Equity Partners L.P. - Series 86 Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately proceeding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof."

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on February 6, 2001.

                          Shelbourne Properties II, Inc.

                          By:    /s/ Michael L. Ashner
                               ------------------------------------------------
                                     Michael L. Ashner
                                     President and Chairman of the Board


                               -----------------

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to Registration Statement on Form S-4 of Shelbourne Properties II, Inc. has been signed by the following persons in the capacities and on the dates indicated.

  SIGNATURE                               CAPACITY                                     DATE
  ---------                               --------                                     ----
/s/ Michael L. Ashner
---------------------------
Michael L. Ashner                    President and Director                     February 6, 2001

/s/ Peter Ahl              *
---------------------------
Peter Ahl                            Director                                   February 6, 2001

/s/ Michael Bebon          *
---------------------------
Michael Bebon                        Director                                   February 6, 2001

/s/ Donald W. Coons        *
---------------------------
Donald W. Coons                      Director                                   February 6, 2001

/s/ David T. Hamamoto      *
---------------------------
David T. Hamamoto                    Director                                   February 6, 2001

/s/ David G. King          *
---------------------------
David G. King, Jr.                   Vice President and Director                February 6, 2001

/s/ Dallas E. Lucas        *
---------------------------
Dallas E. Lucas                      Vice President and Director                February 6, 2001

/s/ Robert Martin          *
---------------------------
Robert Martin                        Director                                   February 6, 2001

/s/ W. Edward Scheetz      *
---------------------------
W. Edward Scheetz                    Director                                   February 6, 2001

/s/ Carolyn Tiffany        *
---------------------------
Carolyn Tiffany                      Vice President and Treasurer               February 6, 2001



-------------
*  By Michael L. Ashner, Attorney-In-Fact

                                 EXHIBIT INDEX

EXHIBIT #                           DESCRIPTION
2.1          Form of Merger Agreement (included as Appendix B to the Consent
             Solicitation Statement/Prospectus included as Part I of this Registration
             Statement).

3.1*         Form of Amended and Restated Certificate of Incorporation of Shelbourne


3.2*         Form of Amended and Restated Bylaws of Shelbourne


4.1*         Form of Shareholders Rights Agreement


4.2*         Certificate of Designations, Preferences and Rights of Series A Junior
             Participating Cumulative Preferred Stock


4.3*         Form of Temporary Stock Certificate


5.1*         Opinion of Rosenman & Colin LLP regarding legality of the shares of the
             Common Stock issued


8.1          Opinion of Rosenman & Colin LLP regarding tax matters


10.1*        Form of Agreement of Limited Partnership of the Operating Partnership


10.2* Form of Indemnification Agreement between Shelbourne and each of its directors and executive officers


10.3*        Form of Advisory Agreement


10.4 P       Appraisal prepared by Cushman & Wakefield of Century Park I Office
             Complex


10.5 P       Appraisal prepared by Cushman & Wakefield of 568 Broadway Office
             Building


10.6 P       Appraisal prepared by Cushman & Wakefield of Seattle Tower Office
             Building


10.7 P       Appraisal prepared by Cushman & Wakefield of Commonwealth Industrial
             Park


10.8 P       Appraisal prepared by Cushman & Wakefield of Commerce Plaza I


10.9 P       Appraisal prepared by Cushman & Wakefield of Melrose Crossing Shopping
             Center





10.10 P      Appraisal prepared by Cushman & Wakefield of Matthews Township Festival
             Shopping Center


10.11 P      Appraisal prepared by Cushman & Wakefield of Sutton Square Shopping
             Center


10.12 P      Appraisals prepared by Cushman & Wakefield of TMR Warehouses


10.13*       Valuation Analysis Report, dated January 26, 2001, prepared by
             Insignia/ESG for High Equity Partners L.P. - Series 86


23.1         Consent of Rosenman & Colin LLP


23.2         Consent of Deloitte & Touche LLP


23.3         Consent of Cushman & Wakefield, Inc.


23.4         Consent of Insignia/ESG, Inc.


24.1*        Power of Attorney


24.2         Additional Powers of Attorney


99.1         Form of Consent Form (included as Appendix A to the Consent Solicitation
             Statement/ Prospectus included as Part I of this Registration Statement).


99.2*        Final Judgment and Order of Dismissal With Prejudice of Superior Court of
             the State of California.


99.3 *       Stipulation of Settlement of Consolidated Class and Derivative Action


99.4 *       Continuing Hardship Exemption

*   Previously filed

P   Previously filed in paper pursuant to a continuing hardship exemption